    As filed with the Securities and Exchange Commission on April 4, 1997

                                                      Registration No. 333-21239

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________

                        PRE-EFFECTIVE AMENDMENT NO. 1
                                   TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________

                             INTERCELL CORPORATION
            (Exact name of registrant as specified in its charter)


         COLORADO                        3672                 84-0928627
(State or other jurisdiction of    (Primary Standard       (I.R.S. Employer
incorporation or organization)        Industrial            Identification No.)
                                  Classification Number)


7201 E. CAMELBACK ROAD, SUITE 250                       GORDON J. SALES
   SCOTTSDALE, ARIZONA 85251                999 WEST HASTINGS STREET, SUITE 1750
       (602) 970-5500                         VANCOUVER, B.C. CANADA \\V6C 2W2
(Address, including zip code, and                       (604) 684-1533
 telephone number, including area code,     (Name, address, including zip code,
 of registrant's principal executive         and telephone number, including
 offices)                                    area code, of agent for service)


                             With copies sent to:

                           Robert J. Ahrenholz, Esq.
                          Brian D. Lewandowski, Esq.
                                  Kutak Rock
                          717 17th Street, Suite 2900
                            Denver, Colorado 80202

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
               Title of each class                                 Amount       Proposed maximum    Proposed maximum     Amount of
                 of securities to                                   to be        offering price    aggregate offering   registration
                  be registered                                   registered     per share/(4)/         price/(4)/          fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value/(1)/.................................   1,804,064             $4.00         $ 7,216,256         $2,187.00

Common Stock underlying Convertible
  Series B Preferred Stock/(2)/.................................     658,998             $4.00          $2,635,992         $  799.00

Common Stock underlying Convertible
  Series C Preferred Stock/(2)/.................................   2,036,475             $4.00         $ 8,145,900         $2,468.00
Series B Common Stock Purchase Warrants/(3)/....................   1,092,064             $4.00         $ 4,368,256         $1,324.00

Common Stock Underlying Series B Warrants/(3)/..................   1,092,064               N/A                 N/A               N/A
Series C Common Stock Purchase Warrants/(3)/....................     745,386             $4.00         $ 2,981,544         $  903.00

Common Stock Underlying Series C Warrants/(3)/..................     745,386               N/A                 N/A               N/A
                                                                   ---------        ----------         -----------         ---------
Total Registration Fee/(5)/.....................................                                       $25,347,948    $7,681.00/(5)/
====================================================================================================================================


/(1)/ Common Stock to be distributed to, and sold by, shareholders of Energy
 Corporation. Registration fee calculated pursuant to Rule 457(c) based on a share price of $4.00 per share-the last sale price of the Common Stock on January 31, 1997.
/(2)/ Registration fee calculated pursuant to Rule 457(c) based on the last sale price of the Common Stock on January 31, 1997. Pursuant to Rule 416 promulgated under the Securities Act of 1933 ("Rule 416"), this Registration Statement also covers such shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Series B and Series C Preferred Stock.
/(3)/ Registration fee calculated pursuant to Rule 457(g) based on the last sale price of the Common Stock on January 31, 1997. Pursuant to Rule 416, this Registration Statement also covers such shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Warrants. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the Common Stock underlying the Warrants.
/(4)/ Estimated solely for purposes of calculating the registration fee.

/(5)/ A fee of $7,698.00 was paid with the initial filing of the registration statement on February 6, 1997.

                             INTERCELL CORPORATION

                             CROSS REFERENCE SHEET

       Item Number and Caption                  Heading in Prospectus
--------------------------------------  --------------------------------------
1.  Forepart of the Registration Statement and Outside Front
      Cover Page of Prospectus......................................     Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of Prospectus.........     Outside Back Cover Page

3.  Summary Information and Risk Factors............................     Prospectus Summary; Risk Factors

4.  Use of Proceeds.................................................     Use of Proceeds

5.  Determination of Offering Price.................................     Cover Page

6.  Dilution........................................................     *

7.  Selling Security Holders........................................     Selling Shareholders

8.  Plan of Distribution............................................     Cover Page; Plan of Distribution

9.  Description of Securities to be  Registered.....................     Prospectus Summary; Price Range of
                                                                         Common Stock-Dividend Policy;
                                                                         Description of Securities

10. Interests of Named Experts and Counsel..........................     *

11. Information with Respect to the Registrant......................     Prospectus Summary; Risk Factors;
                                                                         Management's Discussion and Analysis
                                                                         of Financial Condition and Results of
                                                                         Operations; Business; Management;
                                                                         Selling Shareholders; Certain
                                                                         Transactions; Description of
                                                                         Securities; Financial Statements

12. Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities....................................     *

_________________

* Omitted because response is negative or inapplicable.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED APRIL 4, 1997

                             INTERCELL CORPORATION
                COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS
                              ___________________

      This Prospectus relates to 6,336,987 shares of common stock, no par value (the "Common Stock") and 1,092,064 Series B Warrants ("Series B Warrants") and 745,386 Series C Warrants ("Series C Warrants" and, together with the Series B Warrants, the "Warrants") to purchase Common Stock of Intercell Corporation (the "Company"). Of the securities offered hereby, the Warrants, 1,837,450 shares of Common Stock issuable upon exercise of the Warrants, and 2,695,473 shares of Common Stock issuable upon conversion of Series B Preferred Stock, no par value (the "Series B Preferred Stock") and Series C Preferred Stock, no par value ("Series C Preferred Stock") are being offered by certain shareholders of the Company (the "Selling Shareholders"); and 1,804,064 shares of Common Stock are being offered by the shareholders (the "Selling Shareholders of Energy") of Energy Corporation, an affiliate of the Company ("Energy"), which shares Energy will distribute to its shareholders pursuant to a Plan of Liquidating Dissolution. See "CERTAIN TRANSACTIONS." The Series B and Series C Preferred Stock are sometime referred to in this Prospectus as the "Preferred Stock." The Preferred Stock is not being offered hereby.

      THE 6,336,987 SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, REPRESENT APPROXIMATELY 35% OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AS OF APRIL 1, 1997. THE SALE OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET SUBSEQUENT TO THIS OFFERING COULD ADVERSELY AFFECT THE MARKET PRICE OF THE COMMON STOCK. SEE "RISK FACTORS-VOLATILITY OF STOCK PRICE."

      THE COMPANY WILL RECEIVE NO PROCEEDS FROM THE COMMON STOCK DISTRIBUTED TO OR SOLD BY THE SELLING SHAREHOLDERS OF ENERGY. THE COMMON STOCK AND
  WARRANTS OFFERED HEREBY, ARE BEING OFFERED OR SOLD TO THE PUBLIC BY THE SELLING SHAREHOLDERS AND THE SELLING SHAREHOLDERS OF ENERGY AND NOT BY THE COMPANY. THEREFORE, PROCEEDS FROM ANY SALE WILL BE RECEIVED BY THE SELLING SHAREHOLDERS AND THE SELLING SHAREHOLDERS OF ENERGY AND NOT BY THE COMPANY. THE COMPANY MAY RECEIVE PROCEEDS UPON THE EXERCISE, IF EVER, OF THE WARRANTS REGISTERED HEREBY.

      Each Series B Warrant and Series C Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.9375 per share and $3.25 per share, respectively, subject to adjustment upon the occurrence of certain events, at any time, with respect to the Series B Warrants, commencing on October 14, 1996 and ending at 5:00 p.m. Eastern time, on July 1, 2001 and, with respect to the Series C Warrants, commencing on June 1, 1997 and ending at 5:00 p.m. Eastern time on November 30, 2001. See "DESCRIPTION OF SECURITIES-Warrants."

      The Common Stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "INCE." On April 1, 1997 the average of the closing bid and asked prices for the Common Stock was $2.06. There is currently no market for the Warrants and there can be no assurance given that a market will develop. See "PRICE RANGE OF COMMON STOCK."

      The sale of the Common Stock by the Selling Shareholders of Energy and
  the sale of the Common Stock and Warrants being offered by the Selling Shareholders hereby may be effected from time to time in one or more transactions directly to third parties or through brokers or dealers in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The distribution of the Common Stock to Energy's shareholders will be directly made by Energy. The Company has agreed to pay the costs incurred in connection with the registration of the Common Stock and Warrants offered hereby, which are estimated to be $163,698. The Company has also agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION."
                              ___________________

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                              ___________________

                The date of this Prospectus is April ___, 1997

                              PROSPECTUS SUMMARY

       The following material is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain technical terms used herein are defined in the "GLOSSARY." This Prospectus contains forward-looking statements which involve risks and other uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and elsewhere in this Prospectus.

                                  THE COMPANY

     GENERAL

       Intercell Corporation (the "Company") was incorporated under the laws of Colorado on October 4, 1983, and was originally engaged in the marketing of business and cellular telephone equipment. This business was discontinued and all remaining assets of the Company were liquidated or otherwise abandoned during 1991, and all obligations of the Company were paid or otherwise satisfied.

       From 1991 until the acquisition of Modern Industries, Inc. on July 7, 1995, which subsequently changed its name to Energy Corporation ("Energy"), the Company was generally inactive and reported no operating revenues prior to the fiscal year ending December 31, 1994. During that time period, the Company explored various new business and investment opportunities involving, primarily, companies engaged in specialty lines of business in the wireless communications and electronic technology industries.

       On July 7, 1995, the Company purchased all of the assets and liabilities of Energy. Energy's principal asset was its wholly owned subsidiary, California Tube Laboratory, Inc. ("CTL"). This transaction was accounted for as an acquisition of the Company by Energy and, as such, the historical financial statements contained herein reflect the financial statements of Energy. The results of operations of the Company have been included only since the date of such acquisition. See "INDEX TO FINANCIAL STATEMENTS" and "PROSPECTUS SUMMARY-Summary Historical Consolidated Financial Data of the Company."


       As a result of the acquisition of Energy and additional acquisitions made during the 1996 fiscal year (see "BUSINESS-Recent Acquisitions and Transactions"), the Company is currently engaged in three lines of business: (i) the proposed design, development and production of shielded cellular phone antennas (the "Antenna Systems") that use the Company's proprietary antenna technology (the "Antenna Technology") as well as the manufacture of miniature and non-miniature coils, transformers and other electronic assemblies; (ii) the current manufacture and rebuilding of specialty electron power tubes; and (iii) the proposed design, development and production of patented particle interconnect products ("Particle Interconnect Products") that use the Company's patented particle interconnect technology (the "PI Technology") and a proprietary trade secret electroplating process (the "Proprietary Electroplating Process"). Currently, the only products available for manufacture and sale by the Company are the Company's specialty electronic power tubes and miniature and non-miniature coils, transformers and other electronic assemblies.

       The Company's operations are or will be conducted by and through its wholly owned subsidiaries, CTL, Cellular Magnetics, Inc. ("Cellular Magnetics"), Intercell Wireless Corp. ("Intercell Wireless"), which was formed after the end of the 1996 fiscal year, and Particle Interconnect Corporation ("PI Corp."). Because the Antenna Technology and the PI Technology are in the development stage, the Company does not anticipate operating revenues from such lines of business until such time, if ever, as products developed using the Antenna Technology and PI Technology are completed, developed, manufactured in commercial quantities, available for commercial delivery, and accepted in the market place.

     ANTENNA TECHNOLOGY


       The Company has determined to pursue a new line of business involving the development and manufacture of shielded cellular phone antennas. The Company has the rights to certain patent applications relating to the Antenna Technology that the Company jointly developed with the Telecommunications Research Center at Arizona State University ("ASU").
     The Antenna Technology is designed to reduce actual or perceived potential health hazards that may be associated with exposure to electromagnetic signals by using a "shielded" antenna. The Antenna Technology has been tested in working prototypes in cellular phones by ASU. These tests indicated a significant reduction in radiation emissions caused by wireless devices, and cellular phones in particular. The tests also indicated several other benefits including increased range and reception, and improved battery life. In addition, the Antenna Technology results in an antenna that is smaller in size and lighter in weight than most antennas currently on the market.

       The Company anticipates that the initial market for the Antenna Technology will be the cellular telephone market. The market for cellular technology has materially increased in the last decade, growing from approximately 92,000 subscribers in the United States in 1983 to more than
     33.5 million at the end of 1995. Although industry revenue from the manufacture and sale of cellular phones is expected by industry analysts to grow just .2% in the 1996 calendar year to approximately $6.27 billion, the number of cellular phones sold is expected by industry analysts to increase more than 15% to 16.6 million in the 1996 calendar year.


       The Company's Antenna Technology is designed to minimize the radiation emitted toward the user in order to reduce potential health hazards that may be associated with exposure to electromagnetic energy. The Company has installed external and internal prototype cellular phone antennas that use the Antenna Technology in existing cellular phone models. Preliminary testing of the prototype antennas indicated that they reduced the amount of electromagnetic energy in the near field by 90% while in use. In such testing, there was also evidence of a significant increase in transmittal reception and range of the signal and a demonstrable extension of the life of the cellular phone battery.

       After an analysis of the Antenna Technology, the Company determined that the manufacture of an aftermarket "retrofit" external antenna for existing cellular phones (the "External Antenna") would not be marketable in the volumes necessary to justify further development. The Company intends to focus its efforts on the development of an internal antenna
     (the "Internal Antenna"), which does not have an external antenna component. The Company intends to design and manufacture Internal Antenna packages for use as a retrofit to existing cellular phones and to sell customized cellular phones under the Company logo or under the logo of cellular phone carriers or distributors. The Company has substantially completed all documentation and specifications for the Internal Antenna and has several prototypes in place. The Company intends to commence production of its Internal Antenna products in the latter part of the 1997 fiscal year. Such production, is dependent upon, among other things, final testing and design of the Internal Antenna, obtaining strategic partnerships with cellular service providers or cellular phone original equipment manufacturers ("OEMs"), and market acceptance of the Antenna Systems. There can be no assurance that the Internal Antenna will be accepted by the market place or that unforeseen problems will not arise in the final design and testing of the Internal Antenna or in the development and marketing of the Company's Antenna Systems.

       The Company purchased AC Magnetics, Inc., doing business as M.C. Davis Company ("M.C. Davis"), to manufacture and build products that use the Antenna Technology. M.C. Davis, now known as Cellular Magnetics, is currently working on fixtures and tooling required for the manufacture and sale of the Company's Internal Antenna products. In addition to manufacturing products that use the Antenna Technology, Cellular Magnetics will continue to produce miniature and non-miniature coils, transformers, surface mount coils and other small electronic products at its 8,000 square foot manufacturing facility in Arizona City, Arizona and its 8,600 square foot manufacturing plant in Sonora, Mexico.

       See "BUSINESS-The Company's Antenna Technology" for a discussion of the Antenna Technology.

     ELECTRON TUBES


       The Company manufactures and rebuilds a wide variety of electron power tubes in numerous forms and models which service the frequency range of 200 KHz to 18,000 MHz. Currently, the Company provides rebuilt and new electron tubes to a wide variety of customers who use microwave technology in various types of applications, including AM and VHF radio, television, linear accelerators, radar, electron guns and industrial microwave and heating use. This line of business will continue to be conducted by and through the Company's wholly owned subsidiary, CTL.

       Electron power tubes or electron tubes are enclosed tubes, in which electrons act as the principal conductors of current between at least two electrodes. Electron tubes fall into two categories, oscillators and amplifiers. Oscillators are typically magnetrons and power grid tubes (triodes and tetrodes), and amplifiers are klystrons and traveling wave tubes. Electron power tubes are commonly identified by reference to the frequency band of the electromagnetic spectrum (generally the L-band through KU-band) within which they operate.


       Electron and vacuum tubes are generally recognized as the dominant technology for the generation of high power radio frequency ("RF") and microwaves. Consequently, these tubes are used by many companies for widely varying applications. The manufacturing and rebuilding of these units is a significant industry. The Company estimates that the annual worldwide rebuilt market is approximately $5.7 million for magnetron tubes and $20 million for power grid tubes.

       The Company believes that it is one of the more significant domestic companies engaged in rebuilding electron power tubes in the United States. The Company manufactures and rebuilds electron tubes in numerous iterations and models that service the frequency range of 200 KHz to 18,000 MHz with power levels of up to three million watts. The Company's product lines operate within the following frequency bands: HF and UHF bands -200 KHz to 1,000 MHz, L-band 500 MHz to 2,000 MHz; S-band 2,000 MHz to 4,000 MHz; C-band 4,000 MHz to 8,000 MHz; X-band 7,000 MHz to 12,000 MHz and Ku-band 12,000 MHz to 18,000 MHz. The Company primarily manufactures and rebuilds electron power tubes categorized as follows: CW (continuous waive) magnetrons, pulsed magnetrons, klystrons, power grid tubes (triodes and tetrodes), linear accelerators guides and electron guns. In the markets in which the Company competes, the Company believes it is the major supplier of L-band, C.W. magnetrons in the world and one of the major rebuilders of high power and high frequency triodes.

       The Company is engaged in a very narrow segment of the microwave technology industry, the rebuilding of electron and microwave tubes, and has attempted to avoid direct competition with the major manufacturers of microwave products. The manufacturing of new microwave products is dominated by several very large companies in the United States and internationally. To date, these companies have not chosen to dedicate their resources to the rebuilding of such products or the manufacture of the electron tubes the Company manufactures.


       The Company has entered into a lease agreement to move its manufacturing operation to a new facility customized for the Company's operations. In order to minimize the effects on the Company's business, the Company plans to move into the facility over a period of several months. The Company began moving into the few facility in March 1997 and expects to have completed the move by the end of June 1997. The Company believes that the new facility will enable it to meet its current and future manufacturing needs.

       See "BUSINESS-The Company's Electron Tube Products" for a description of the Company's electron tube business.

     PARTICLE INTERCONNECT TECHNOLOGY

       The Company proposes to pursue a new line of business involving the development and manufacturing of high performance, low-cost interconnect products. The Company's PI Technology utilizes patents procured and owned by the Company for the production of electronic interconnect products. The Company intends to use the Proprietary Electroplating Process for the manufacture of 12" x 18" panels used to mount, package or attach electronic devices and other products utilizing the PI Technology. This proposed new line of business will be conducted through the Company's wholly owned subsidiary, PI Corp.

       The PI Technology utilizes patents owned by the Company for bonding and joining metal surfaces to enhance electronic connectivity and also uses the Proprietary Electroplating Process to electroplate panels at an anticipated lower cost than conventional manufacturing processes. The Company's core product is similar to "conductive sandpaper" in appearance, and is formed by attaching conductive diamond particles to a panel. The "conductive sandpaper" creates a socket or connector for electronic devices, and replaces the use of soldering to create such connections.

       The Company can apply these particles to many different substrates, both flexible, rigid, metallic and non-metallic. This ability, coupled with the very low contact force, gives the Company the capability to make reliable connectors out of materials that could collapse if exposed to the normally required contact forces. The Company's initial focus is on producing a particle coated panel for use in a ball grid array ("BGA") production socket or other Z-axis IC packages.

       The Company believes that market trends in IC packaging will lead to increased demand for emerging high density substrates. As ICs are becoming increasingly powerful, they produce more heat and require a significantly greater number of input/output ("I/O") electrical connections to attach the silicon die, thus placing substantially greater demands on the IC packaging materials. For instance, a typical IC five years ago required up to approximately 80 I/O connections to the silicon die, whereas today typical ICs require up to approximately 250 I/O connections. The Company believes, based on published industry information, that the number of high density IC packages requiring more than the typical 250 I/O connections to the silicon die increased from an estimated 240 million in 1990 to an estimated 777 million in 1995. Market demands are currently forcing certain ICs toward 1,000 I/O connections.

       The Company believes that its PI Technology could potentially provide a cost effective solution to solving the increasing demands made on IC Packaging materials. Based on the experiences of current licensees to the PI Technology and the Company's research and development performed to date, the Company believes that the PI Technology can establish reliable, rematable connections at 10 grams of force. This means that 10 kg versus 40 to 80 kg of force is required to interconnect a 1,000 I/O IC socket with the underlying substrate. The Company believes this reduction in force may enable manufacturers to connect complex ICs to products through the next several generations of electronics.

       The Company intends to initially focus on high speed electroplating of conductive diamond particles for panels used by third-parties to manufacture BGA production sockets or other Z-axis IC packages. The primary objective is to provide this service to numerous connector manufacturers, in competing and non-competing applications. The Company intends to provide this service to companies in the form of teaming/co-manufacturing agreements. The Company may also enter into joint venture agreements or exclusive or non-exclusive license agreements with leading connector manufacturers. The Company believes this approach will provide it with the ability to penetrate the market utilizing existing customer bases and reputations of established leaders in the connector industry. In many cases the Company will attempt to establish long term strategic alliances with these industry leaders to continue development and manufacture of new products that will incorporate PI Technology.

       See "BUSINESS-The Company's Particle Interconnect Technology" for a description of the PI Technology.

     THE COMPANY

       The Company was organized under the laws of the State of Colorado on October 4, 1983. Unless the context otherwise requires, the "Company" refers to Intercell Corporation, its predecessors and its subsidiaries. The Company's principal executive offices are located at 999 West Hastings Street, Suite 1750, Vancouver, B.C. Canada V6C 2W2. Its telephone number is (604) 684-1533.

                                  RISK FACTORS

      The Common Stock and Warrants offered hereby involve a high degree of risk. See "RISK FACTORS."

                                  THE OFFERING

Series B Warrants to Purchase
    Common Stock offered by the
    Selling Shareholders..............  1,092,064 Warrants



Common Stock issuable upon
    exercise of Series B Warrants.....  1,092,064 Common Shares



Series C Warrants to Purchase
    Common Stock offered by the
    Selling Shareholders..............    745,386 Warrants



Common Stock issuable upon
    exercise of Series C Warrants.....    745,386 Common Shares



Common Stock offered by the
    Selling Shareholders upon
    conversion of Series B Preferred
    Stock.............................    658,998 Common Shares



Common Stock offered by the
    Selling Shareholders upon
    conversion of Series C Preferred
     Stock............................  2,036,475 Common Shares



Common Stock offered by the Selling
     Shareholders of Energy...........  1,804,064 Common Shares/(1)/



Common Stock outstanding after the
    Offering and assuming exercise of
    Warrants and Conversion of
    Preferred Stock................... 22,342,116 Common Shares/(2)/

Use of proceeds.......................  Net proceeds (approximately
                                        $6,558,808), if any, which might be
                                        received by the Company from the
                                        exercise of all of the Warrants will
                                        be used for general corporate
                                        purposes.  The Company will not
                                        receive any proceeds from the sale of
                                        the Common Stock underlying the
                                        Preferred Stock, or the Common Stock
                                        underlying the Warrants offered
                                        hereby or the Common Stock
                                        distributed to and sold by the Energy
                                        Selling Shareholders.  See "USE OF
                                        PROCEEDS."

Common Stock Nasdaq symbol (OTC)......  "INCE"

_____________

/(1)/ A total of 5,412,191 shares of Common Stock are available for distribution to the shareholders of Energy pursuant to the Plan of Liquidating Dissolution in six installments over the next three years. Each installment includes approximately 902,032 shares, the first installment of 902,032 shares will be made promptly after the effective date of the Company's Registration Statement of which this Prospectus is a part, and an additional 902,032 shares ninety (90) days thereafter. For each of the years 1998 and 1999, approximately 902,032 shares will be distributed on or about January 31 and April 30. Other than the 1,804,064 shares offered by this Prospectus, the Company does not intend to register the additional shares scheduled for distribution to the shareholders of Energy in calendar years 1998 and 1999. Rather, because of recent amendments to Rule 144 adopted by the Securities and Exchange Commission on and after July 7, 1997, the remaining 3,608,120 shares of Common Stock to be distributed to the shareholders of Energy will be distributed by Energy, as planned, but may be resold by the Energy shareholders in reliance upon Rule 144(k) without registration, provided such persons at the time of any sales are not affiliates and have not been affiliates within ninety (90) days prior to resale. See "PLAN OF DISTRIBUTION."
/(2)/ Does not include 4,396,000 shares of Common Stock currently issuable upon the exercise of the Company's stock options outstanding as of the date hereof.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 OF THE COMPANY


          On December 4, 1995, the Company changed its fiscal year end from December 31, 1995 to September 30, 1995 due to the acquisition of the assets and liabilities of Energy on July 7, 1995 for 5,412,191 shares of Common Stock, which represented 52% of the Common Stock outstanding at that time. As a result, for accounting purposes, Energy was considered the acquiring corporation and the comparative information presented herein represents that of Energy prior to July 7, 1995 and Energy and the Company subsequent to such date. See "BUSINESS-Recent Acquisitions and Transactions," and "INDEX TO FINANCIAL STATEMENTS."

          The following selected consolidated financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Consolidated Statements of Operations data presented below for the three months ended December 31, 1996 and 1995 and for the fiscal year ended September 30, 1996, the eleven months ended September 30, 1995 and the fiscal year ended October 31, 1994 and the Consolidated Balance Sheet data as of December 31, 1996 and September 30, 1996 and 1995 have been derived from the Company's Consolidated Financial Statements included in this Prospectus. The Consolidated Financial Statements as of and for the fiscal year ended September 30, 1996 and the eleven months ended September 30, 1995 were audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements, as of and for the fiscal year ended October 31, 1994 were audited by Mark Shelley, CPA, independent public accountant. The Statements of Operations data set forth below for the years ended October 31, 1993 and 1992 and the Balance Sheet data set forth below at October 31, 1994, 1993 and 1992 are derived from audited financial statements not included in this Prospectus.

          The selected historical financial information as of December 31, 1996 and for the three months ended December 31, 1996 and 1995 are derived from unaudited financial statements of the Company. The Company's management believes such unaudited financial statements have been accounted for on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial statements.

                                           Three Months
                                           Ended 12/31
                                      ------------------------
                                                                     Year            Eleven        Year          Year         Year
                                                                    Ended         Months Ended    Ended         Ended        Ended
                                          1996         1995        9/30/96        9/30/95/(1)/   10/31/94      10/31/93     10/31/92
                                          ----         ----        -------        ------------   --------      --------     --------
Total net sales                       $ 1,599,000   $  853,000   $ 3,405,0 00    $  3,768,000   $2,066,000    $  60,000     $     0
Costs & expenses                        2,991,000    1,144,000     8,688,00 0       5,089,000    2,428,000      142,000      43,000
Net loss                               (1,392,000)    (291,000)   (5,283,00 0)     (1,321,000)    (362,000)     (82,000)    (43,000)

Net loss per common share             $     (0.11)  $    (0.03)  $      (0.54)   $      (0.18)  $    (0.08)   $   (0.04)    $   N/A

Weighted average
  Number of common
  shares outstanding                   16,527,588   10,457,547     13,072,683       7,391,275    4,828,007    2,066,979   1,781,880

At period end:
  Current assets                      $12,622,000          N/A   $10,625, 000    $  1,796,000   $1,499,000    $   4,000    $      0
  Current liabilities                     873,000          N/A     2,060,00 0       1,799,000    1,621,000       82,000     149,000
  Working capital (deficit)            11,749,000          N/A     8,565,00 0          (3,000)    (122,000)     (78,000)   (149,000)
  Total assets                         15,983,000          N/A    13,826,0 00       3,069,000    3,141,000       51,000           0
  Long-term debt                           29,000          N/A         86,000          48,000       48,000      175,000           0
  Stockholders' equity                 15,081,000          N/A   $11,680, 000       1,222,000   $1,472,000    $(206,000)  $(149,000)

Cash dividends per
  common share                                  0            0              0               0            0            0           0

Deemed preferred stock                    221,000            0     1,624,64 8              --           --           --           --
  dividend relating to
  in-the-money conversion
 Accretion on Preferred Stock             139,000           --             --              --           --           --           --
_______________

/(1)/ On December 4, 1995, the Company changed its fiscal year end from December 31 to September 30. The comparative information presented herein represents that of Energy which was deemed to be the acquiring company in the July 7, 1995 transaction. Energy's fiscal year was previously October 31.

                                  RISK FACTORS

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully before purchasing the Common Stock offered hereby.

     LIMITED OPERATING HISTORY; HISTORY OF LOSSES

        Due to the Company's change of business purpose, the Company has a limited operating history that is relevant to its proposed future operations. The Company does not anticipate producing significant operating revenues until such time, if ever, as products developed using the Antenna Technology and PI Technology are completely developed, manufactured in commercial quantities and available for commercial delivery, and accepted in the marketplace. There can be no assurance that the Antenna Technology and PI Technology, if developed and manufactured, will be able to compete successfully in the marketplace and/or generate significant revenue. The Company anticipates incurring significant costs in connection with the development of its technologies and proposed products and there is no assurance that the Company will achieve significant revenues to offset anticipated operating costs. Included in such operating costs are research and development expenses, marketing costs, manufacture and assembly, and general and administrative expenses. The Company's financial statements reflect the increased operating expenses that the Company has incurred. Specifically, the Company's operating losses increased from $433,000 in 1995 to $5,196,000 in 1996 and from $291,000 in the first quarter of fiscal 1996 to $1,452,000 in the first quarter of fiscal 1997. Similarly, the net cash (used in) operating activities increased from ($201,000) in 1995 to ($1,697,000) in 1996 and from $60,000 provided by operations in the first quarter of fiscal 1996 to ($1,206,000) used in operations in the first quarter of fiscal 1997. Inasmuch as the Company will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with its continued research and development activities, the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to exceed its total costs of operation. As of December 31, 1996, the Company had a cumulative deficit of $8,971,000. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "PROSPECTUS SUMMARY-Summary Historical Consolidated Financial Data of the
     Company."

     NEW LINES OF BUSINESS

        The Company intends to market, manufacture and distribute new Antenna Systems using the Antenna Technology and Particle Interconnect Products using the PI Technology, each of which are newly formed business ventures with no operating history. The Company's viability, profitability and growth depend in large part upon the successful completion of the development, manufacture and distribution of its Antenna Systems and Particle Interconnect Products. There can be no assurance that any of the Company's new technologies or products will be developed, manufactured, marketed or distributed. In connection with the development of commercially saleable prototypes, the Company must successfully complete a testing program for the products before they can be marketed. Unforeseen technical problems arising out of such testing could materially and adversely affect the Company's ability to manufacture a commercially acceptable version. In addition, the Company's success will depend upon its technologies and proposed products meeting acceptable cost and performance criteria and upon their timely introduction into the marketplace. There can be no assurance the technologies and proposed products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur that would result in increased costs and/or material delays in their development.

        Other than the operations of CTL and Cellular Magnetics, the Company has no experience or business history in marketing any of the products it intends to manufacture and sell. There can be no assurance that the Company will gain the necessary experience, either through the hiring of experienced personnel or by acquiring such experience through trial and error, to ever successfully and profitably conduct its businesses.

     RIGHTS TO PI TECHNOLOGY

        Pursuant to oral and written representations and warranties of Particle Interconnect, Inc., a California corporation ("Particle California"), made to the Company at the time of its merger with and into PI Corp. on September 3, 1996, the Company believed that it was purchasing all right, title and interest in and to the PI Technology, with the exception of certain licenses granted to others to practice the inventions. The Company recently became aware of a purported assignment on February 14, 1991 of a one-half interest, title and right in and to the then patent application, which is now U.S. Patent No. 5,083,697 (a basic patent underlying the PI Technology), all inventions disclosed in the patent description and all patents that might be granted on those inventions, made by Louis DiFrancesco, the inventor of the PI Technology, to Mr. Kenneth S. Bahl. To the extent the assignment is valid, which the company does not concede, Mr. Bahl would have a one-half interest in certain patents underlying and in and to the PI Technology. As the joint owner of these patents, Mr. Bahl may sell his interest therein for his own profit, or license others to import, make, use, sell or offer to sell without regard to the rights of the Company. Mr. Bahl may have licensed the technology to another company at or about the time of the assignment of the half interest to him. Mr. Bahl may sell the interest or any part of it, or grant licenses to others without regard to the Company's wishes. Any other sale or assignment that may have occurred and any future assignments, sale or license of Mr. Bahl's one-half interest in the patents to other persons or entities could materially adversely affect the Company's business, financial condition and results of operations with respect to the PI Technology. See "BUSINESS-Intellectual Property."

     NO ASSURANCE OF PRODUCT QUALITY,
     PERFORMANCE AND RELIABILITY

        The Company has no experience in producing and manufacturing new technologies from the conceptual phase to a commercially acceptable product. The Company expects that its customers will establish demanding specifications for quality, performance and reliability. Specifically, the Company's Antenna Systems and Particle Interconnect Products will generally be manufactured for incorporation into high technology products manufactured by original equipment manufacturers ("OEMs") and, accordingly, will need to meet exacting specifications. The Company believes that, if its products prove successful, a substantial portion of the OEMs will require the Company to qualify as an approved supplier. In order to so qualify, the Company may be required to satisfy stringent quality control standards and undergo extensive in-plant inspections of the Company's personnel, manufacturing processes, equipment and quality control systems. Although the Company's efforts will be devoted to ensure that its capabilities and quality control standards are adequate to meet specific OEM customer requirements, there can be no assurance that the Company will be able to comply with quality control standards established by OEMs or that the Company will be able, for financial or other reasons, to qualify as an approved supplier for its existing and prospective customers.

     UNCERTAINTY OF MARKET ACCEPTANCE FOR
     ANTENNA TECHNOLOGY

        The Company's prospective customers, cellular service providers and distributors, are currently manufacturing, using or selling equipment without the Company's Antenna Systems. To be successful in convincing these potential customers that its Antenna Systems should be incorporated into new and existing cellular telephones, the Company must, among many actions, convince its potential customers that the Antenna Systems reduce the health concerns of users and increases the telephone range and battery life of a cellular phone. Achieving market acceptance for new products requires substantial marketing and sales efforts and expenditure of significant funds to create awareness of and demand for the Company's products. There can be no assurance that future additions to the Company's product line will achieve market acceptance or result in significantly increased levels of revenues. See "BUSINESS-The Company's Antenna Technology-Company Antenna Technology Strategy."

        Any delay in the adoption of the Company's Antenna Systems may result in prospective customers utilizing alternative technologies in their next generation of cellular telephones, which may have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that prospective customers will incorporate the Company's Antenna Systems into cellular telephones in the future, or that the Antenna Technology will be viewed to any significant extent as an improvement over existing technologies and achieve commercial acceptance in the cellular telephone market. Failure to achieve or sustain commercial acceptance of the Company's Antenna Systems would materially adversely affect the Company's business, financial condition and results of operations. See "BUSINESS-The Company's Antenna Technology-Company Antenna Technology Strategy."

     UNCERTAINTY OF MARKET ACCEPTANCE FOR
     PI TECHNOLOGY

         Similarly, the Company's prospective customers, connector manufacturers and electronic equipment OEMs, are currently manufacturing and selling equipment without the Company's Particle Interconnect Products. To be successful in convincing these potential customers that its Particle Interconnect Products should be used in lieu of existing technologies, the Company must, among many actions, convince its potential customers that the Particle Interconnect Products make rematable contacts with reduced force and can be manufactured efficiently and cost effectively. In addition, the Company may be required to obtain an additional manufacturing facility to supply its Particle Interconnect Products. Achieving market acceptance for new products requires substantial marketing and sales efforts and expenditure of significant funds to create awareness of and demand for the Company's products. There can be no assurance that future additions to the Company's product line will achieve market acceptance or result in significantly increased levels of revenues. See "BUSINESS-The Company's PI Technology-Company PI Technology Strategy."

         Any delay in the adoption of the Company's Particle Interconnect Products may result in prospective customers utilizing alternative technologies in their next generation of IC packages or other electronic interconnections, which may have a material adverse effect on the Company's business, financial condition and results of operations. Specifically, the Company believes that it is necessary to establish a market presence in the 1997 calendar year. There can be no assurance that prospective customers will use the Particle Interconnect Products in the future, or that the PI Technology will be viewed to any significant extent as an improvement over existing technologies and achieve commercial acceptance in the electronic interconnect industry. Failure to achieve or sustain commercial acceptance of the Particle Interconnect Products would likely materially adversely affect the Company's business, financial condition and results of operations. See "BUSINESS-The Company's PI Technology-Company PI Technology Strategy."

     NO ASSURANCE OF
     SUCCESSFUL EXPANSION OF OPERATIONS

        The Company's significant increase in the scope and the scale of its operations, including the hiring of additional personnel, has resulted in significantly higher operating expenses. As a result, the Company anticipates that its operating expenses will continue to increase. Expansion of the Company's operations may also cause a significant demand on the Company's management, its finances and other resources. The Company's ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of its accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.


        Any significant sales growth will be dependent in part upon the Company's expansion of its marketing, selling, manufacturing and customer service capabilities. This expansion will require significant expenditures to build the necessary Company infrastructure. There can be no assurance that the Company's attempts to expand its marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period. As a result of the expansion of its operations and the anticipated increase in its operating expenses, as well as the difficulty in forecasting revenue levels, the Company expects to continue to experience significant fluctuations in its results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS."

     DEPENDENCE ON KEY PERSONNEL AND NECESSITY
     TO HIRE ADDITIONAL QUALIFIED PERSONNEL

        The Company's future operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace. See "MANAGEMENT." The Company's future operating results also depend in significant part upon its ability to attract and retain qualified personnel with experience in manufacturing and marketing that can be applied to the Company's new and existing products. The Company must hire additional qualified personnel in order to become successful. Other than the manufacturing and rebuilding of electron tubes and miniature electronic assemblies, no members of management have significant experience in operating a manufacturing company. There can be no assurance that the Company will be successful in attracting or retaining such personnel. In addition, the success of the Company is dependent upon its ability to hire and retain additional qualified technical and financial personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or the Company's inability to attract and retain skilled employees as needed, could materially and adversely affect the Company's business, financial condition and results of operations. See "BUSINESS-Employees" and "MANAGEMENT."

     DEPENDENCE ON A COMPANY OWNED MANUFACTURING
     FACILITIES; RISKS OF BUSINESS INTERRUPTIONS

        The Company intends to manufacture its products at company-owned or leased manufacturing facilities. See "BUSINESS-Properties." Except for the contemplated move to new manufacturing facilities located in Watsonville, California, the Company has no present intention of establishing additional manufacturing locations and, therefore, the Company is dependent on existing facilities to manufacture its products. If these facilities are not available, even temporarily, for operations at or near full capacity for any extended period, the business, operating results and financial condition of the Company could be materially and adversely affected. Except for the Company's manufacturing facility for electron tubes, the capacity of the Company's manufacturing facilities have been estimated by management to be sufficient for future needs. However, if additional capacity is required as a result of unplanned increased in demand for the Company's products, the Company may suffer delays and increased costs in establishing other facilities which could adversely affect customer relationships, cause a loss of market opportunities and have a material adverse effect on the Company's business, operating results and financial condition. In order to remain competitive, the Company will continue to introduce new products and processes into its manufacturing environment. These changes can disrupt the manufacturing process which could adversely affect customer relationship, cause a loss of market opportunities and have a material adverse effect on the Company's business, operating results and financial condition. See "BUSINESS."

        The Company's internal manufacturing capacity for electron tubes is currently limited. The Company has entered into a lease arrangement to move CTL's manufacturing operations to a new, larger manufacturing facility in Watsonville, California. However, there can be no assurance that the Company's internal manufacturing capacity will be sufficient to fulfill the Company's orders. The Company also faces uncertainty over the effects of business slowdowns relating to the move to the Watsonville facility. In the event unanticipated difficulties arise in the move, such difficulties could adversely impact the Company's operations. See "BUSINESS-The Company's Electron Tube Products-Manufacturing of Electron Tubes."

     REQUIREMENT FOR RESPONSE TO
     RAPID TECHNOLOGICAL CHANGE AND
     REQUIREMENT FOR FREQUENT
     NEW PRODUCT INTRODUCTIONS

        The cellular telephone market and the micro-electronic market are subject to rapid technological change, frequent new product introductions and enhancements, product obsolescence and changes in end-user requirements. These markets may be eroded or replaced with other forms of technology. The Company's ability to be competitive in these markets will depend in significant part upon its ability to successfully manufacture, market and sell its products on a timely and cost-effective basis that responds to changing customer requirements. Any success of the Company in developing new or enhanced products will depend upon a variety of factors, including new product selection, integration of the various elements of its complex technology, timely and efficient completion of design, timely and efficient implementation of manufacturing and assembly processes, and development of competitive products by competitors. The Company may experience delays from time to time in the development and introduction of its Antenna Systems and Particle Interconnect Products. Moreover, there can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or that errors will not be found in the Company's new products after commencement of commercial shipments, if any, which could result in the loss of or delay in market acceptance. The inability of the Company to introduce in a timely manner products that satisfy market demands could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS."

     COMPETITION; TECHNOLOGICAL AND PRODUCT OBSOLESCENCE

        The market for the Company's prospective products is highly competitive. The Company currently competes and will compete with numerous well-established foreign and domestic companies, including many of which possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations for success in the development, sale and service of products. The Company expects that companies which have developed or are developing new technologies or products, as well as other companies which have the type of expertise which would encourage them to attempt to develop and market competitive products, may attempt to develop new products directly competitive with the Company's products. In addition, the markets for the Company's products are characterized by rapid and significant technological changes and frequent new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features that could render the Company's products obsolete or less marketable. The ability of the Company to compete successfully will depend in large measure on its ability to maintain development capabilities in connection with upgrading its products and quality control procedures and to adapt to technological changes and advances in the electronics industry, including ensuring continuing compatibility with evolving generations of electronic components and OEM manufacturing equipment. There can be no assurance that the Company will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are compatible with products of specific OEMs. See "BUSINESS."

     FUTURE CAPITAL REQUIREMENTS

        The Company's future capital requirements will depend upon many factors, including operating profits, cash flow, the success of the its Antenna Systems and Particle Interconnect Products, the ability to maintain adequate manufacturing facilities, the progress of the Company's research and development efforts, expansion of the Company's marketing and sales efforts, and the status of competitive products. There can be no assurance that the Company will not require additional financing. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate financing is not available, the Company may be required to delay, scale back or eliminate its research and development or manufacturing programs or obtain financing through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies, patents, potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     UNCERTAINTY REGARDING PROTECTION
     OF PROPRIETARY RIGHTS

         The Company attempts to protect its intellectual property rights through patents, trademarks, trade secrets and a variety of other measures. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise (such as the current matter with Mr. Kenneth S. Bahl discussed above under "-Rights to PI Technology), that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be approved or what the scope of the patent coverage will be as sought by the Company. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The failure of the Company to protect its proprietary rights could have a materially adverse effect on its business, financial condition and results of operations.

        Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time-consuming and could materially adversely effect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation. See "BUSINESS-Intellectual Property."

     LICENSE RIGHTS TO PI TECHNOLOGY

         Prior to the Company's acquisition of Particle Interconnect, Inc. (see "BUSINESS-Recent Acquisitions and Transactions"), Mr. Louis DiFrancesco, the inventor of the PI Technology, or companies he controlled, granted exclusive and non-exclusive licenses to use the patents and patent applications on the PI Technology to five companies. The exclusive licenses pertain to the use of the PI Technology in the field of sockets for use in the automated handling and testing of integrated circuits and in the field of MCM-D thin film substrates. licenses are in force, the Company cannot compete in the fields in which the exclusive license has been granted. The non-exclusive licenses include a non-exclusive license to use the PI Technology in the field of electrically conductive components. While the licenses are generally limited to certain fields of use, the terms of the licenses do not prohibit the licensees from directly competing with the Company or any of the Company's future licensees. Should the present licensees do so, such competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, Mr. DiFrancesco and not the Company will receive any royalty payments or other compensation received under the terms of these licenses. See "BUSINESS-Intellectual Property."

     ACQUISITION RISKS

        An important part of the Company's recent growth strategy has been the acquisition of companies that complement or supplement the Company's existing business operations. Any acquisition involves inherent uncertainties, such as the effect on the acquired business of its integration into the Company and the availability of managerial resources to oversee the operation of the acquired business. Integrating acquired products and operations requires a significant amount of time and skill of the Company's management and may place significant demands on the Company's operations and its financial resources. Although an acquired business may have enjoyed profitability and growth prior to its acquisition, there can be no assurance that such profitability or growth will continue thereafter.

     POTENTIAL LIABILITY AND INSURANCE REGARDING
     ENVIRONMENTAL REGULATIONS; GOVERNMENT REGULATION

        The Company's operations involve the use and handling of environmentally hazardous substances. The use of hazardous substances is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution. The Company believes that it is in substantial compliance with all material federal and state laws and regulations governing its operations. Furthermore, amendments to statutes and regulations and the Company's expansion into new areas could require the Company to continually modify or alter methods of operations at costs which could be substantial. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines and injunctions, as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "BUSINESS-Government Regulation."

     REGULATORY COMPLIANCE

        The various business operations of the Company are subject to numerous federal, state and local laws and regulations, including those relating to the use and disposal of hazardous substances discussed above. Any difficulties or failure to obtain required licenses, permits or authorizations, could adversely impact the Company's operations. The failure to obtain or retain any licenses or permits would have a material adverse effect on the Company's business. See "BUSINESS-Government Regulation."

        While the Company believes it is aware of all of the permits it is required to obtain and all of the governmental regulations with which it is required to comply, and believes that it has obtained such permits, there can be no assurance that this will be the case, that such compliance might not increase the expenses the Company will incur or that such regulations will not be modified, making it increasingly difficult for the Company to operate its businesses as anticipated. Additionally, there can be no assurance that the Company can comply with all such applicable regulations in the future and maintain any license which is granted.

     NO MARKET FOR WARRANTS

        There is no public market for the Warrants and the Company does not intend to apply for listing of the Warrants on any national securities exchange or of quotation of the Warrants through the NASDAQ automated quotation system. No assurance can be given as to the liquidity of any markets that may develop for the Warrants, the ability of holders of the Warrants to sell their Warrants, or the price at which holders would be able to sell their Warrants. Future trading prices of the Warrants, if any, will depend on many factors, including among other things, the Company's operating results and the market for similar securities.

     NECESSITY OF FUTURE REGISTRATION OF WARRANTS AND
     STATE BLUE SKY REGISTRATION; EXERCISE OF WARRANTS

        The Warrants may trade separately upon the closing of the Offering. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exempt, purchasers may buy the Warrants in the after-market or may move to jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants will not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered or qualified for sale in jurisdictions in which such purchasers then reside or an exemption from such registration or qualification requirement exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required registration or qualification.

        The Warrants offered hereby will not be exercisable unless the Company maintains a current registration statement on file with the Commission either by filing post-effective amendments to the Registration Statement, of which this Prospectus is a part, or by filing a new registration statement with respect to the exercise of such Warrants. The Company has agreed to use its best efforts to file and maintain, so long as the Warrants offered hereby are exercisable, a current registration statement with the Securities and Exchange Commission (the "SEC") relating to such Warrants and the shares of Common Stock underlying such Warrants. However, there can be no assurance that it will do so or that such Warrants or such underlying Common Stock will be or continue to be so registered.

        The value of the Warrants could be adversely affected if a then current prospectus covering the Common Stock issuable upon exercise of the Warrants is not available pursuant to an effective registration statement or if such Common Stock is not registered or qualified for sale or exempt from registration or qualification in the jurisdictions in which the holders of Warrants reside. See "DESCRIPTION OF SECURITIES-Warrants."

     VOLATILITY OF STOCK PRICE

     Sales of substantial amounts of Common Stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding 22,552,431 shares of Common Stock assuming conversion of the Preferred Stock and Warrants into 4,532,923 shares of Common Stock and excluding shares subject to currently exercisable stock options. All of the 6,336,987 shares registered in the Offering will be freely transferable by the Selling Shareholders, since to the Company's knowledge, based upon representations and filings, if any, with the Securities and Exchange Commission (the "SEC") made by the Selling Shareholders, none of the Selling Shareholders are affiliates of the Company and to the knowledge of the Company no shareholder of Energy is an affiliate of the Company. Consequently, the Company will have approximately 20,897,763 shares held by non-affiliates which are freely transferable, which constitutes the "float" in the public market for the Company's Common Stock. The remaining 1,654,668 shares of Common Stock are "restricted" or "control" securities within the meaning of Rule 144 ("Rule 144") under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is otherwise available, including the exemption contained in Rule 144. The Company has filed a registration statement on Form S-8 to register 3,581,180 shares of Common Stock under its 1995 Compensatory Stock Option Plan (the "Plan"). Shares of Common Stock issued from time to time under the Plan will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates. In connection with the issuance of the Preferred Stock the Company also granted Warrants to purchase shares of Common Stock. As of April 1, 1997, 1,092,064 and 745,386 Warrants to purchase shares of Common Stock with an exercise price of $3.975 and $3.25 per share, respectively, were issued and outstanding. See "PLAN OF DISTRIBUTION," "SHARES ELIGIBLE FOR FUTURE SALE" and "DESCRIPTION OF SECURITIES."

     RISK OF LOW-PRICED SECURITIES

        The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

        In addition, if the Company's securities are not quoted on NASDAQ or if the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, for non-NASDAQ and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

        If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

                               PLAN OF DISTRIBUTION

         The distribution of the Common Stock to the shareholders of Energy Corporation will be made directly by Energy Corporation ("Energy") and the Company's transfer agent. The sale of the Common Stock by the Selling Shareholders of Energy and the sale of the Common Stock and Warrants being offered by the other Selling Shareholders (the "Offering") may be effected from time to time in one or more transactions by such shareholders directly to third parties or through brokers or dealers in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has neither retained in any capacity nor will it pay compensation to any brokers or dealers in connection with the securities being distributed or offered hereby.

         The Company has registered 1,804,064 shares of Common Stock for resale by the shareholders of Energy, formerly known as Modern
     Industries, Inc., an affiliate of the Company, pursuant to a Liquidating Plan of Dissolution adopted by Energy and its shareholders on July 8, 1996. In order to minimize the potential adverse effect on the market for the Common Stock, Energy will distribute the 5,412,191 shares of Common
     Stock to its shareholders in six installments over a three-year period. Each installment includes approximately 902,032 shares. Energy intends to distribute the first 902,032 shares promptly after the effective date of the Company's Registration Statement of which this Prospectus is a part, and an additional 902,032 shares ninety (90) days thereafter. Other than the 1,804,064 shares offered by this Prospectus, the Company does not intend to register the additional shares scheduled for distribution to the shareholders of Energy in calendar years 1998 and 1999. Rather, because of recent amendments to Rule 144 adopted by the Securities and Exchange Commission on and after July 7, 1997, the remaining 3,608,120 shares of common stock to be distributed to the shareholders of Energy will be distributed by Energy, as planned, but may be resold by the Energy shareholders in reliance upon Rule 144(k) without registration, provided such persons at the time of any sales are not affiliates or have not been affiliates of the Company within ninety (90) days prior to resale. See "CERTAIN TRANSACTIONS."

        The Company will not engage any broker-dealers in any capacity in connection with the Energy distribution. The distribution will be implemented by the Company and Energy, through the Company's transfer agent. There are no standby commitments or agreements from any person to purchase all or any part of the securities offered by this Prospectus.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the conversion of the Preferred Stock into Common Stock, the sale of shares of Common Stock by the Selling Shareholders or the Selling Shareholders of Energy, or, if sold by the Selling Shareholders, any proceeds from the sale of the Warrants. However, assuming that all Warrants offered hereby are exercised, the proceeds to the Company from such exercise are estimated to be approximately $6,722,506 based on an exercise price of $3.9375 per share with respect to the Series B Warrants and $3.25 per share with respect to the Series C Warrants. There can be no assurance given, however, that any Preferred Stock will be converted or that Warrants will be exercised. The Company expects to use substantially all of the net proceeds received from exercise of the Warrants for general working capital purposes.

                          PRICE RANGE OF COMMON STOCK

        The Common Stock is presently traded on the over-the-counter market on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "NASD") The NASDAQ symbol for the Common Stock is "INCE." The following table sets forth the range of high and low bid quotations for the Common Stock of each full quarterly period during the fiscal year or equivalent period for the fiscal periods indicated below. The quotations were obtained from information published by the NASD and reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The average for the closing bid and asked prices for the Common Stock was $2.06 on April 1, 1997.


                1995 Fiscal Year       High     Low
                --------------------  -------  ------



                December 31, 1994     $  5.13  $  .25

                March 31, 1995           3.69     .50

                June 30, 1995            2.00    .625

                September 30, 1995       .825    .625



                1996 Fiscal Year
                --------------------

                December 31, 1995     $ 1.625  $ .625

                March 31, 1996         1.9375    1.00

                June 30, 1996            5.75    2.00

                September 30, 1996       5.50    2.75



                1997 Fiscal Year
                --------------------

                December 31, 1996        4.00   3.875


        As of April 1, 1997, there were 287 holders of record of its Common
      Stock.


        Based upon information provided to the Company by persons holding securities for the benefit of others, it is estimated that the Company has in excess of 3,200 beneficial owners of its Common Stock as of April 1, 1997.

       Currently there exists no public market for the Warrants and there can be no assurances given that a public market will develop in the future. See "RISK FACTORS-No Market for Warrants."

     DIVIDEND POLICY

       While there currently are no restrictions prohibiting the Company from paying dividends to its shareholders, the Company has not paid any cash dividends on its Common Stock in the past and does not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund future operations of the Company. There can be no assurance that the Company will pay dividends at any time in the future.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     GENERAL

       The following discussion should be read in conjunction with the "PROSPECTUS SUMMARY-Summary Historical Consolidated Financial Data of the Company" and "INDEX TO FINANCIAL STATEMENTS."

       The statements contained in this Prospectus, if not historical, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties that could cause actual results to differ materially from the results, financial or otherwise, or other expectations described in such forward-looking statements. These risks and uncertainties that may affect the operations, performance, development and results of the Company's business include those, among others, discussed under "RISK FACTORS" and "-Trends and Uncertainties" below. Any forward looking statement or statements speak only as of the date on which such statement was made, and the Company undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Therefore, forward-looking statements should not be relied upon as a prediction of actual future results.

       From 1991 through the fiscal year ended December 31, 1994, the Company was generally inactive and reported no operating revenues. On July 7, 1995 the Company purchased all of the assets and liabilities of Energy and its wholly owned subsidiary CTL in exchange for 5,412,191 shares of Common Stock. The 5,412,191 shares issued to Energy represented approximately 52% of the Company's outstanding Common Stock upon completion of the transaction. As such, the transaction was treated for financial reporting purposes as a purchase of the Company by Energy. The assets of the Company were recorded at their estimated fair value at the date of acquisition and the Company's results of operations have been included in the consolidated statements of operations subsequent to the date of the acquisition. Energy's historical share amounts have been adjusted on a retroactive basis in a manner similar to a reverse stock split. See "BUSINESS-Company Overview" and "-Recent Acquisitions and Transactions."


       During the eleven-month period ended September 30, 1995, the Company changed its fiscal year-end to September 30. Previously, the Company had an October 31 year-end.

       The Company has substantially expanded the scope of its business and revised its business strategy subsequent to the Energy transaction through the acquisition of certain patents, patent applications and proprietary technology relating to the Antenna Technology and the PI Technology. During this time, the Company has been engaged primarily in directing, supervising and coordinating the Company's activities in the continuing development of its new lines of business, in addition to the recruitment of management and technical personnel and raising new capital to fund its operations.


       The primary asset acquired in the Energy transaction, its wholly owned subsidiary CTL, continued to generate positive cash flows in the 1996 fiscal year, although sales decreased 9.6% from the 1995 fiscal year. This decrease in sales was primarily attributable to a change in product mix, the delayed timing of certain orders in the fourth quarter of 1996 and production capacity constraints at CTL's current manufacturing facilities. CTL anticipates moving to new production facilities over the next several months beginning in March 1997 and ending June 1997. The Company believes that the new facility will eliminate the current production capacity constraints.

       On November 15, 1995, the Company entered into a research and development agreement with ASU for the development of the Antenna Technology. To date, the Company has developed several working prototypes of the External Antenna and anticipates commencing commercial production of an Internal Antenna package and customized cellular phones sold under the Company's logo or the logo of certain cellular phone providers or retailers in the latter part of the 1997 fiscal year. The Company cannot, however, provide any assurance that it will be able to do so.

       On September 30, 1996, the Company formed a wholly owned subsidiary, Cellular Magnetics, which acquired all the assets and liabilities of M.C. Davis in exchange for 277,778 shares of Common Stock valued at $1,000,000 and $800,000 in cash. While the Company had initially considered constructing its own manufacturing facility, this acquisition, accounted for by the purchase method of accounting, provides the Company with both a facility for the immediate production of its Antenna Technology and an established manufacturing facility. The Company intends to continue to produce the miniature and subminiature electronic components previously produced by M.C. Davis and does not anticipate that the production of the Antenna Technology will significantly impact its ability to manufacture these electronic assemblies.

       To further diversify the Company's operations and to capitalize on a new and emerging technology, the Company formed a wholly owned subsidiary, PI Corp., which merged with Particle Interconnect, Inc., a California corporation ("Particle California"). The Company exchanged 1,400,000 shares of Common Stock for all of the outstanding stock of Particle California. The transaction was accounted for as an immaterial pooling-of-interest as the prior operations of Particle California are not material to the Company's consolidated financial position, results of operations or cash flows. Accordingly, the consolidated financial statements for periods prior to the date of such acquisition have not been restated, except for loss per common share information. From the date of such merger, PI Corp. has been engaged primarily in the construction of production capabilities at its plant and the continuing development of the PI Technology. PI Corp. expects to commence commercial production of Particle Interconnect Products in 1997.

       On July 7, 1996, the Company completed an offering pursuant to Regulation S under the Securities Act (the "Regulation S Offering") of 1,000 shares of its Series B Preferred Stock, with attached warrants, pursuant to which it received net proceeds of $8,900,000. The Series B Preferred Stock is convertible into Common Stock at the exchange rate in effect at the date of conversion, as described in the preferred stock agreements. At the date of issuance, the exchange rate was equal to 85% of the then prevailing market rate, resulting in a deemed dividend of $1,765,000. The Company recognized on a pro rata basis $1,625,000 of the dividend in its 1996 fiscal year net loss per common share calculation and the balance of $140,000 in the first quarter of the 1997 Fiscal year.

       To further improve the Company's working capital position, the Company completed an offering pursuant to Regulation D to institutional investors on December 15, 1996, of 525 shares of its Series C Preferred Stock, with attached warrants, pursuant to which it received net proceeds of $4,672,500. The Series C Preferred Stock is convertible into Common Stock at the exchange rate in effect at the date of conversion, as described in the preferred stock agreements. At the date of issuance, the exchange rate was less than the prevailing market rate, resulting in a deemed dividend of $932,000 that will be recognized by the Company in fiscal 1997. The Company recognized $81,000 of this amount on a pro rata basis in the first quarter of the 1997 fiscal year. See "-Liquidity and Capital Resources" below.

     RESULTS OF OPERATIONS

      Three Months Ended December 31, 1996 compared to Three Months Ended December 31, 1995.

       Revenues. Total revenues in the first quarter of 1997 were $1,599,000 and represented an 87% increase over the first quarter revenues in the prior fiscal year. This increase in revenue was primarily attributable to the inclusion of revenues from the Company's new electronic components operations of $536,000 in the 1997 fiscal year and a $211,000 increase in first quarter sales of electron tube products over the first quarter sales of the prior fiscal year.

       In September 1996, the Company, through its wholly owned subsidiary Cellular Magnetics, merged with M.C. Davis. The first quarter of the 1997 fiscal year represents the first quarter in which the results of the Company's new electronic components operations have been consolidated with the Company's.

       Sales of electron tube products increased by 25% in the first quarter of 1997 compared to the first quarter of 1996. This increase was primarily due to new defense related contracts entered into in the final quarter of the 1996 fiscal year for which production did not begin until the first quarter of the 1997 fiscal year. The Company anticipates that sales under these contracts will continue for the remainder of the year at the rate experienced in the first quarter of the 1997 fiscal year. The balance of the Company's operations have remained stable in the first quarter of 1997 compared to the first quarter sales of the 1996 fiscal year.

       Gross Profits. Gross profits were 29% in the first quarter of the 1997 fiscal year compared with 33% in the first quarter of the 1996 fiscal year. This decrease in margins was primarily attributable to lower margins experienced on the sale of electronic components (30%) and increased costs associated with the manufacture of new electron tube products. In the first quarter of fiscal 1996, the Company focused primarily on rebuilding electron tube products that generally carry higher margins than the manufacture and sale of new electron tube products.

       Research and Development. Research and development expenses increased to $374,000 in the first quarter of fiscal 1997 compared to $12,000 in the first quarter of fiscal 1996. This increase was primarily attributable to research and development activities incurred in connection with the Company's new PI Technology ($341,000) as the Company commenced assembly of its pre-production line and began testing of the line and the technology. In addition, the Company continued work on the development of the Antenna Technology in conjunction with ASU.

       General, Selling and Administrative. General, selling and administrative expenses increased by 180% to $1,513,000 in the first quarter of the 1997 fiscal year compared to $541,000 in the first quarter of fiscal 1996. This increase was primarily attributable to the inclusion of general, selling and administrative expenses for the Company's new electronic components and cellular antenna operations ($169,000) and particle interconnect operations ($358,000). In addition, the Company incurred additional legal and accounting costs in the first quarter of 1997 related to the filing the Company's Registration Statement of which this Prospectus is a part.

       Other Income/Expense. The Company earned $98,000 in interest income on its cash and short term investments in the first quarter of the 1997 fiscal year while incurring interest expense of $43,000. In the first quarter of the 1996 fiscal year, the amount of interest income earned by the Company was insignificant and interest expense was $25,000.

       Income Taxes. As of December 31, 1996 the Company had a net operating loss carryover for federal and California income tax purposes. The benefit of these net operating loss carryforwards has not been recorded by the Company as it is uncertain that the Company will generate sufficient income in future periods to utilize the loss carryforwards.

       Fiscal Year Ended September 30, 1996 compared to Fiscal Year Ended September 30, 1995 (Eleven Months).

       Net Sales. Net sales, which are derived solely from the operations of CTL, decreased 9.6% in 1996 to $3,405,000 from $3,768,000 in 1995. This decrease in sales was generally due to a combination of a change in the Company's product mix and the delayed timing of significant orders which were originally planned for the fourth quarter of 1996, but were not placed until the end of the 1996 calendar year.

       In the 1996 fiscal year, net sales of new magnetrons totaled $1,436,000, accounting for 42% of sales, compared with $1,455,000 or 39% of net sales in 1995. Net revenues from rebuilding of magnetrons decreased from $1,848,000 or 49% of net sales in 1995 to $1,403,000 or 41% of net sales in 1996. This shift in sales mix was due primarily to the Company's focus on new and more complex tube types such as certain Pulsed magnetrons in an attempt to broaden the Company's product line and a slow down in orders for rebuilt magnetrons for the food processing industry in the last two quarters of 1996. It is anticipated that the sales mix experienced in the final six months of fiscal 1996 will continue for the foreseeable future.

       The Company obtained a significant contract for the manufacture of new and rebuilt Pulsed magnetrons in June of 1996. However, the initial order under this contract was not placed until September, 1996. As a result, sales were not recorded under this contract until the first quarter of fiscal 1997, resulting in a significant increase in sales in the first quarter of 1997 over the final quarter of 1996.

       In conjunction with the changes in sales mix noted above, the Company experienced a decrease in gross margins to 17% in the 1996 fiscal year from 23% in 1995. This decrease was due to the increased development time and costs associated with the new and more complex tube types now being constructed by the Company. In particular, direct labor costs increased to 34% of net sales in 1996 compared to 30% in 1995, while direct materials costs increased to 26% in 1996 from 25% in 1995. The Company anticipates that gross margins will improve in the 1997 fiscal year as development of these new tube types is now complete and production should therefore become more efficient.

       In addition to the above, the Company's current electron tube manufacturing facility is operating at maximum capacity. The Company believes that its move to the new Watsonville manufacturing facility, which is expected to be completed by the end of June 1997, should satisfy the Company's production needs for the foreseeable future. The Company anticipates that it may experience minor disruptions in production due to the movement of equipment and the familiarization of employees with the new manufacturing facility, which disruptions are not expected to have a material impact on the Company's operations.

       Allowance for Returns and Doubtful Accounts. The Company's allowance for returns and doubtful accounts increased from $81,000 in 1995 to $255,000 in 1996. This increase is primarily a result of the return of certain
     Pulsed magnetrons, a new product of the Company, for which rework was requested by the purchasers. The Company does not believe that similar returns will occur in the future.

       Selling, General and Administrative Expense. Selling, general and administrative ("SGA") expenses increased 331.5% from $1,317,000 in 1995 to $5,683,000 in 1996. This increase is primarily attributable to an increase in compensation expense of $3,686,000 resulting from the vesting of stock options to purchase an aggregate of 4,841,000 shares of Common Stock granted to the Company's officers, directors, employees and consultants in 1996 at exercise prices below the fair value of the Common Stock on the date of grant. The Company recorded deferred compensation expense of $4,017,000 based on these grants. The options were granted as an incentive to such persons at a time when the Company did not have sufficient funds to otherwise compensate such persons. In the future, the Company does not intend to grant stock options in the amounts granted in 1996 or at less than the fair value of the Common Stock on the date of grant.


       In addition to the above, SGA expenses increased in 1996 due to higher legal and audit costs ($387,000 in 1996 compared to $102,000 in 1995) associated with the Company's acquisitions, financings and compensation arrangements, and increased compensation paid to management and administrative personnel.

       In the 1997 fiscal year, it is anticipated that sales and marketing expenses will increase considerably over 1996 levels. In 1996, sales and marketing expenses were limited to costs associated with CTL's operations. In 1997, significant costs will be incurred in order to bring the Company's Antenna Systems and Particle Interconnect Products to market. In addition, the Company intends to significantly expand its marketing activities for its electron tube products in an effort to capture a larger share of the market.

       Research and Development. Research and development expenses increased from -0- in 1995 to $88,000 in 1996. This increase was attributable entirely to costs associated with research and development of the Company's Antenna Systems. It is anticipated that research and development activities will materially increase in 1997 as the Company continues to develop its Antenna Technology and the PI Technology.

       Interest Income and Expense. The Company earned interest income of $36,000 in 1996 compared to -0- in 1995. This increase was due to the investment in Treasury Bills of undeployed cash resources realized through the sale of its Series B Preferred Stock. The Company anticipates that interest income will increase in 1997 as undeployed funds, including those raised through the sale of its Series C Preferred Stock, will continue to be invested in low risk interest bearing securities.

       Interest expense increased to $90,000 in 1996 compared to $88,000 in 1995 due to continued bank financing and outstanding notes payable to related parties. The Company repaid these financings and notes in October 1996 with the proceeds received from the Series B Preferred Stock financing and does not currently anticipate obtaining further debt financing.

       Net Operating Loss Carryforwards for Tax Purposes. As of September 30, 1996 the Company had a net operating loss carryover for federal and California income tax purposes of approximately $7,376,000 and $3,463,000 respectively. The federal net operating losses expire from 2007 to 2011. The California net operating losses expire from 2000 to 2001. The benefit of these net operating loss carryforwards has not been recorded by the Company as it is uncertain that the Company will generate sufficient income in future periods to utilize the loss carryforwards.

       Eleven Months Ended September 30, 1995 compared to Fiscal Year Ended October 31, 1994.

       On July 7, 1995, the Company acquired all of the assets and assumed all of the liabilities of Energy through the issuance of 5,412,191 shares of Common Stock. The principal asset acquired in this transaction was all of the issued and outstanding common stock of CTL. Energy had acquired its investment in CTL on May 1, 1994. In accordance with generally accepted accounting principles, the results of operations disclosed in the Company's audited consolidated financial statements include CTL's operations for the eleven-month period ended September 30, 1995 for the 1995 fiscal year and for the six-month period ended October 31, 1994 for the comparative 1994 fiscal year.

       Net Sales and Gross Margins. The Company's net sales of $3,768,000, which are attributable entirely to the operations of CTL, increased 82% in the 1995 fiscal year compared to net sales of $2,066,000 in 1994. This increase was due primarily to the inclusion in the financial statements of eleven months of CTL's operations in the 1995 fiscal year compared to only six months in fiscal 1994 as described above. Monthly sales in both the 1995 and 1994 fiscal years averaged approximately $340,000 due to capacity limitations at CTL's manufacturing facilities.

       Although CTL's average monthly sales remained constant in the 1995 and 1994 fiscal years, the Company experienced a decline in gross margins on sales of electron tubes to 23% of net sales in 1995 from 42% in 1994. This decrease was due primarily to increased costs associated with the development and manufacture of new types of tubes. In addition, the Company sold a greater percentage of new tubes relative to rebuilt tubes in the 1995 fiscal year compared to 1994. As new tubes carry a lower gross margin than rebuilt tubes, an overall decline in gross margins was experienced.

       Selling, General and Administrative Expenses. SGA expenses increased by 11% in the 1995 fiscal year due to increased consulting, legal and audit costs associated with the Energy transaction and the Company's financing activities.

       Interest Expense. Interest expense increased to $88,000 in 1995 from $3,000 in 1994 primarily due to an increase in notes payable to former owners of CTL and other third parties.

       Loss on Investments. During fiscal 1995, the Company purchased approximately 15% of the outstanding stock of American Microcell for 712,571 shares of common stock at a fair value of approximately $0.70 per share, or $500,000. American Microcell was engaged in the research and development of improved technologies for cellular phones. However, American Microcell proved unsuccessful in its efforts to finance continuing development of the technologies acquired, and the rights to these technologies reverted to the original developers. Accordingly, the Company wrote off its investment in American Microcell in fiscal 1995.

       In addition, the Company sold certain microwave technology rights to a related party for a note in the face amount of $1,250,000. Due to concerns about collectibility, the Company reserved the remaining carrying value in fiscal 1995. In addition, related deferred development costs totalling $44,631 were written off in fiscal 1995. Losses on investments in fiscal 1994 were not significant.


       Net Operating Loss Carryforwards for Tax Purposes. As of September 30, 1995 the Company had a net operating loss carryover for federal and California income tax purposes of approximately $1,083,000 and $317,000 respectively. The federal net operating losses expire from 2007 to 2010. The California net operating losses expire in 2000. The benefit of these net operating loss carryforwards has not been recorded by the Company as it is uncertain that the Company will generate sufficient income in future periods to utilize the loss carryforwards.

      Fiscal 1994 compared to Fiscal 1993

       On May 1, 1994, Energy acquired all of the issued and outstanding common shares of CTL for 762,031 shares of Energy's common stock (valued at $1,069,140) and notes payable to two major stockholders of CTL for $955,860. In addition, Energy bought out an employment contract with a former owner of CTL for 222,572 shares of Energy common stock (valued at $312,272). From the date of acquisition of CTL to October 31, 1994, the Company's net sales were $2,066,462. For the 1994 fiscal year, the Company incurred a net loss of $362,102.

       Prior to the acquisition of CTL, Energy had been engaged in the development of technologies designed to enhance the production of hydrocarbons from oil properties. Subsequent to the acquisition of CTL, Energy incurred no additional costs or revenues relating to the development of these technologies. As discussed above, this technology was sold in the 1995 fiscal year in exchange for certain royalty payouts and a note in the face amount of $1,250,000 bearing interest at 6%. Due to concerns about collectibility, this note was fully reserved as of September 30, 1995.

     LIQUIDITY AND CAPITAL RESOURCES

       As of September 30, 1996, the Company had cash and cash equivalents on hand of $4,224,000 as compared to $57,000 at September 30, 1995. This increase in working capital was primarily due to net proceeds of $8,900,000 received from the issuance of Series B Preferred Stock and warrants and the proceeds of $1,342,000 received from sales of Common Stock. In addition, the Company obtained $167,000 in connection with its acquisition of Particle California and M.C. Davis and realized proceeds of $174,000 on the sale of property. The Series B proceeds were used to finance the Company's operating activities of $1,697,000, to repay bank debt of $190,000 during the 1996 fiscal year and other debt totalling $994,000 after the end of the Company's 1996 fiscal year, and to acquire property, plant, equipment and other assets of $472,000.

       The Company acquired assets comprised of working capital and property, plant and equipment, and recorded related goodwill and other intangibles, totalling $1,649,000 in 1996 as a result of the business combinations of M.C. Davis and PI Corp. In addition, the Company acquired land in exchange for 400,000 shares of the Company's common stock valued at $1,000,000, the assumption of mortgages of $367,000 and acquisition costs of $57,000. The Company also disposed of equipment held for resale through the return and cancellation of its Series A Preferred Stock for which it recognized neither a gain or loss, except for $40,000 in storage costs.

         During the three months ended December 31, 1996, working capital increased by $3,184,000. This increase was due primarily to net proceeds of $4,673,000 from the private placement of 525 Series C Preferred Shares and warrants in December, 1996.

       The Company anticipates that it will fund its financing and capital requirements for the next 18 months through cash and cash equivalents on hand, as well as proceeds, if any, from the exercise of the warrants by the Selling Shareholders. The Company also believes that sales of its Antenna Systems and Particle Interconnect Products, both anticipated to commence in the 1997 fiscal year, in combination with the sales of the electronic assemblies of Cellular Magnetics and the operations of CTL will provide sufficient funds to meet the Company's capital requirements for the next two years. To the extent the Company's operations are not sufficient to fund the Company's capital requirements, the Company may enter into a revolving loan agreement with a financial institution, or attempt to raise additional capital through the sale of additional capital stock or through the issuance of debt. At the present time the Company does not have a revolving loan agreement with any financial institution nor can the Company provide any assurances that it will be able to enter into any such agreement in the future or be able to raise funds through the issuance of debt or equity in the Company.

       In the 1997 fiscal year, the Company expects to make capital expenditures of approximately $1,700,000. These expenditures will be made on CTL's new manufacturing facility in Watsonville, California, establishing PI Corp.'s initial full production line and facility in Colorado Springs, Colorado and purchasing new equipment for the Company's manufacturing plants in Arizona City, Arizona and Sonora, Mexico in connection with the manufacture of the Antenna Systems. In the first quarter of fiscal 1997, capital expenditures totaled $290,000.

     TRENDS AND UNCERTAINTIES

       As a result of its activities in 1996, the Company believes that it has positioned itself to compete in several new markets through the acquisition of M.C. Davis and by obtaining the rights to the Antenna Technology, the PI Technology and the Proprietary Electroplating Process. The Company's activities in fiscal 1997 will focus on bringing these new technologies to market and on expanding the existing markets for its electron tube products and electronic assemblies. However, the future operating results of the Company are subject to certain trends and uncertainties within the industries in which the Company is operating and within the Company itself.

      OVERVIEW

       In general, due to the Company's change of business purpose, the Company has a limited operating history that is relevant to its current business. The Company does not anticipate producing significant operating revenues until such time, if ever, as products developed using the Antenna Technology and PI Technology are completely developed, manufactured in commercial quantities and available for commercial delivery, and accepted in the marketplace. There can be no assurance that the Company's technology and products, if developed and manufactured, will be able to compete successfully in the marketplace and/or generate significant revenue. The Company anticipates incurring significant costs in connection with the development of its technologies and proposed products and there is no assurance that the Company will achieve significant revenues to offset anticipated operating costs. Included in such costs are research and development expenses, marketing costs, increased capital expenditures for the expansion of its manufacturing facilities and the research and development of its products, and general and administrative expenses. See "RISK FACTORS-Limited Operating History; History of Losses" and "-New Lines of Business."

       As a reflection of these increased costs and expenses, the Company's operating losses increased from $433,000 in 1995 to $5,196,000 in 1996 and from $291,000 in the first quarter of fiscal 1996 to $1,452,000 in the first quarter of fiscal 1997. Similarly the net cash (used in) operating activities increased from ($201,000) in 1995 to ($1,697,000) in 1996 and from $60,000 provided by operations in the first quarter of fiscal 1996 to ($1,206,000) used in operations in the first quarter of fiscal 1997.

       Inasmuch as the Company will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with its continued research and development activities, the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to exceed its total costs of operation. See "RISK FACTORS-No Assurance of Successful Expansion of Operations."

      SPECIFIC TRENDS AND/OR UNCERTAINTIES

       The Company is currently attempting to expand its customer base for its electron tube business by and through the development of new products and increased marketing activities. At this time, it is uncertain whether the Company will be able to create new markets for its products. In addition, the response of larger competitors in the electron tube markets to the Company's increased marketing activities is not determinable.

       The Company also faces uncertainty over the effects of business slowdowns relating to the move to its new electron tube manufacturing facilities. While the Company believes that the impact of this move will be minimal, unanticipated difficulties may arise, which could result in a negative impact on the Company's operations. See "RISK FACTORS-Dependence on Company Owned Manufacturing Facilities; Risk of Business Interruptions."

       The acceptance of the Antenna Technology and Antenna Systems by cellular phone users, cellular phone retailers and cellular service providers has not yet been tested. While the Company has received significant expressions of interest from third parties for the Antenna Technology, the existence and extent of market opportunities for its Antenna Systems is unknown. In addition, the response of competitors to the marketing of the Antenna Systems is unknown at this time. See "RISK FACTORS-Uncertainty of Market Acceptance for Antenna Technology."

       The Company's PI Technology is currently in the development stage and the marketability of the PI products has not yet been tested. The PI Technology is currently being utilized by third parties in limited applications under licenses granted from Louis DiFrancesco, the developer of the PI Technology or from companies he previously controlled, such as Particle California. The wide spread acceptance of the PI Technology and the Particle Interconnect Products by the market has yet to be tested by the Company. In addition, no prediction can be made as to competitive responses in the market place should the PI Technology and the Particle Interconnect Products prove successful. Moreover, the licensees of the PI Technology could compete directly with the Company in the markets it intends to enter provided such markets are within the scope of the licenses granted. In addition, Louis D. DiFrancesco purportedly assigned a one-half interest in certain patents underlying the PI Technology to Mr. Kenneth Bahl. To the extent the assignment is valid, Mr. Bahl could assign an additional interest in the PI Technology to competitors of the Company. If such licensees or Mr. Bahl desire to do so, Mr. Louis DiFrancesco or Mr. Bahl, as the case may be, and not the Company, would receive any increase in royalty payments or other consideration due to such success. See "RISK FACTORS-Uncertainty of Market Acceptance for PI Technology" "-Rights to
     PI Technology."

       The Company is operating in three diverse businesses with different operating and management requirements. As the operations of the Company expand there will be a requirement for increased management expertise. The Company is currently seeking to expand its management complement, particularly in the marketing field, to cope with the anticipated growth in the Company's operations. See "RISK FACTORS-Dependance on Key Personnel and Necessity to Hire Additional Qualified Personnel."

     PENDING ACCOUNTING PRONOUNCEMENTS

       The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," ("SFAS No. 121") which establishes methods for determining when an impairment of long-lived assets has occurred and for measuring the impairment of long-lived assets. The implementation of SFAS No. 121 in the Company's 1997 fiscal year is not expected to have a material effect on the Company's consolidated results of operations or financial condition.

       The FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and which requires increased stock-based compensation disclosures in lieu of expense recognition. The Company expects to continue to use the intrinsic value-based method of accounting as allowed under SFAS No. 123. The implementation of SFAS No. 123 in the Company's 1997 fiscal year is not expected to have a material effect on the Company's reported consolidated results of operations or financial position.

                                    BUSINESS

     COMPANY OVERVIEW

       Intercell Corporation (the "Company") was incorporated under the laws of Colorado on October 4, 1983, and was originally engaged in the marketing of business and cellular telephone equipment. This business was discontinued and all remaining assets of the Company were liquidated or otherwise abandoned during 1991, and all obligations of the Company were paid or otherwise satisfied.

       From 1991 until the acquisition of Modern Industries, Inc., on July 7, 1995, which subsequently changed its name to Energy Corporation ("Energy"), the Company was generally inactive and reported no operating revenues prior to the fiscal year ending December 31, 1994. During that time period, the Company explored various new business and investment opportunities involving, primarily, companies engaged in specialty lines of business in the wireless communications and electronic technology industries.

       On July 7, 1995, the Company purchased all of the assets and liabilities of Energy. Energy's principal asset was its wholly owned subsidiary California Tube Laboratory, Inc. ("CTL"). This transaction was accounted for as an acquisition of the Company by Energy and, as such, the historical financial statements contained herein reflect the financial statements of Energy. The results of operations of the Company have been included only since the date of such acquisition. See "INDEX TO FINANCIAL STATEMENTS."

       As a result of the acquisition of Energy and additional acquisitions made during the 1996 fiscal year (see "-Recent Acquisitions and Transactions"), the Company is currently engaged in three lines of business: (i) the proposed design, development and production of shielded cellular phone antennas (the "Antenna Systems") that use the Company's proprietary antenna technology (the "Antenna Technology") as well as the manufacture of miniature and non-miniature coils, transformers and other electronic assemblies; (ii) the manufacture and rebuilding of specialty electron power tubes; and (iii) the proposed design, development and production of patented particle interconnect products ("Particle Interconnect Products") that use the Company's patented particle interconnect technology (the "PI Technology") and a proprietary trade secret electroplating process (the "Proprietary Electroplating Process"). Currently, the only products available for manufacture and sale are the Company's specialty electronic power tubes and miniature and non-miniature coils, transformers and other electronic assemblies.

       The Company's operations are or will be conducted by and through its wholly owned subsidiaries, CTL, Cellular Magnetics, Inc. ("Cellular Magnetics"), Intercell Wireless Corp. ("Intercell Wireless"), which was formed after the end of the 1996 fiscal year, and Particle Interconnect Corporation ("PI Corp."). Because the Antenna Technology and the PI Technology are in the development stage, the Company does not anticipate operating revenues from such lines of business until such time, if ever, as products developed using the Antenna Technology and PI Technology are completed, developed, manufactured in commercial quantities, available for commercial delivery, and accepted in the market place.


       The Company's officers and directors are responsible for the oversight of the Company and its wholly owned subsidiaries (i.e., Cellular Magnetics, Intercell Wireless, PI Corp. and CTL) or affiliated companies, such as Energy, and for resolving any conflicts of interest that may arise between the Company and its subsidiaries or among the subsidiaries. The officers and directors of each subsidiary are responsible for the day to day operations of that subsidiary and, in turn, are accountable to the Company, as the sole shareholder of each subsidiary. Major decisions relating to the scope of each subsidiary's operations or a subsidiary's capital needs are reviewed and approved by the Company's board of directors in accordance with relevant law. However, notwithstanding the foregoing, in view of the affiliations among the Company and its affiliates, no assurance can be given that any such conflicts can be resolved to the satisfaction of all parties involved. The Company's relationships with Energy is described in
     Note 1 under "BENEFICIAL OWNERSHIP."

       The statements contained in this Prospectus, if not historical, are forward-looking statements and involve risks and uncertainties that could cause actual results to differ materially from the results, financial or otherwise, or other expectations described in such forward-looking statements. Therefore, forward-looking statements should not be relied upon as a prediction of actual future results or occurrences. In this regard, see "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-General" and "-Trends and Uncertainties."

     RECENT ACQUISITIONS AND TRANSACTIONS

       ACQUISITION OF M.C. DAVIS

       Effective September 30, 1996, the Company, through its wholly owned subsidiary Cellular Magnetics, an Arizona corporation, acquired AC Magnetics, Inc., an Arizona corporation doing business as M.C. Davis Company ("M.C. Davis"), for an aggregate purchase price of $1,800,000, comprised of a cash payment equal to $800,000 and the issuance of 277,778 shares of the Company's restricted Common Stock at a fair value of approximately $3.60 per share. M.C. Davis was acquired by the Company to provide industrial engineering and production capabilities for the Antenna Technology. M.C. Davis has production facilities located in Arizona City, Arizona and Sonora, Mexico and has been engaged in the production of miniature and subminiature electronic components since 1968.

       PARTICLE INTERCONNECT TRANSACTION

       On September 3, 1996, the Company completed the merger (the "PI Merger") of Particle Interconnect Inc., a California corporation ("Particle California"), with and into the Company's wholly owned Colorado subsidiary, Particle Interconnect Corporation ("PI Corp."). The PI Merger resulted in PI Corp. obtaining all of the properties, assets, liabilities and business operations of Particle California, including, with certain exceptions, the entire right, title and interest in and to the improvements of seven United States patents and six patent applications involving the PI Technology and the Proprietary Electroplating Process. The exceptions relate to the right to receive royalty payments from five companies that previously obtained licenses to the PI Technology and certain know-how relating to its electroplating application from Mr. Louis DiFrancesco, the inventor of the PI Technology, or companies that he controlled and a purported assignment of a one-half interest in certain patents underlying the PI Technology from Mr. DiFrancesco to Mr. Kenneth S. Bahl in February 1991. See "- Intellectual Property." In exchange for the PI Technology and the Proprietary Electroplating Process, the Company issued 1,400,000 shares of Common Stock to the shareholders of Particle California in a transaction not involving a public offering. The PI Merger was accounted for as an immaterial pooling-of-interest. The Company plans to incur expenditures of not less than $1,500,000 to develop and equip PI Corp.'s new manufacturing facility in Colorado Springs, Colorado.

       RIGHT TO DUAL RESONANCE CELLULAR PHONE ANTENNA

       On November 15, 1995, the Company entered into an agreement with Arizona State University ("ASU") in connection with the development of a new form of cellular phone antenna with certain features designed to reduce potential health hazards that may be associated with electromagnetic signals and to increase transmittal reception and range of cellular telephones. The Agreement required the Company to pay to ASU a total amount of approximately $78,000. On June 5, 1996, Dr. El-Badawy El-Sharawy ("Dr. Sharawy"), a tenured professor of ASU, assigned to the Company, on a royalty-free basis, his entire right, title and interest in, and to improvements on his U.S. Patent application entitled "Dual Resonance Antenna with Portable Telephone Therewith" (the "Dual Resonance Application"), and any and all patent applications thereon for nominal consideration. The Dual Resonance Application and additional patent extensions thereon constitute the basis of the Antenna Technology.

       The Company subsequently entered into a license agreement with the Arizona Board of Regents, on behalf of ASU, under which the Company, as licensor, granted to the Arizona Board of Regents, strictly for education and scientific purposes, a non-exclusive right and license to publish, make, use and sell the technology covered by the Dual Resonance Application and any patents that may issue thereon for the life of the patent upon which no royalties need be paid. The Company believes the grant of such license will have a minimal impact, if any, on any revenues the Company may earn on the Antenna Technology. To the extent the Company acquires the rights to any future antennas developed by ASU, it will be required to pay ASU a royalty for the licensing rights on mutually agreed upon terms and prices.

       MISCELLANEOUS TRANSACTIONS

       Arizcan Properties, Ltd. On March 13, 1996, Arizcan Properties, Ltd., a wholly-owned subsidiary of the Company ("Arizcan"), entered into an agreement with a group, including certain minority shareholders of the Company, to acquire a 94-acre development property located in Pinal County, Arizona for a total purchase price of $1,424,362. This transaction was completed on June 18, 1996. As consideration, the Company issued 400,000 shares of restricted Common Stock at a fair value of $2.50 per share, and made cash payments of $57,000. In addition, Arizcan assumed first and second mortgages on the property totaling $367,000. The Company acquired this property for the purpose of constructing a manufacturing facility for the products developed under the Antenna Technology. Due the Company's acquisition of M.C. Davis, this property is no longer required for manufacturing purposes and it is currently being held for sale.

       Asia Skylink Corp. On December 29, 1994, the Company executed an Asset Purchase Agreement with Asia Skylink Corp., to acquire certain microwave transmission and associated support equipment, in exchange for 210,000 shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock"). On August 30, 1996, in return for the cancellation of all of the Series A Preferred Stock outstanding, the Company re-assigned the microwave transmission and associated support equipment to the original seller and paid the holders of the Series A Preferred Stock an aggregate of $40,000 as storage charges for the period July 7, 1995 through August 30, 1996.

     THE COMPANY'S ANTENNA TECHNOLOGY

       OVERVIEW OF ANTENNA TECHNOLOGY

       The Company has the rights to certain patent applications relating to the Antenna Technology that the Company jointly developed with the Telecommunications Research Center at ASU. The Antenna Technology is designed to reduce actual or perceived potential health hazards that may be associated with exposure to electromagnetic signals by using a "shielded" antenna. The Antenna Technology has been tested in working prototypes in cellular phones by ASU. These tests indicated a significant reduction in radiation emissions caused by wireless devices, and cellular phones in particular. The tests also indicated several other benefits including increased range and reception, and improved battery life. In addition, the Antenna Technology results in an antenna that is smaller in size and lighter in weight than most antennas currently on the market.

       ANTENNA TECHNOLOGY INDUSTRY BACKGROUND

       General

       The wireless communications industry is relatively young and is characterized by continual change. Currently, the wireless communications industry is experiencing significant worldwide growth. Contributing to this growth are improvements in wireless communication products, such as cellular, personal communication service networks, global satellite telephones and wireless data systems.

       Wireless Communication Market Segments and Technology


       Cellular Communication Services. The market for cellular technology, a subset of the wireless communications market, has materially increased in the last decade, growing from approximately 92,000 subscribers in the United States in 1983 to more than 33.5 million at the end of December 1995. Worldwide, the Company believes there are currently approximately 60 million cellular phones in operation. The Company believes that there are over 30 brand names and in excess of 70 models of portable cellular phones for sale in the United States; however, there are only approximately 18 manufacturers of cellular phones in the world and eight of these manufacturers are original equipment manufacturers ("OEMs"). No one company dominates the market and there are only two manufacturers with more than 10% of the market. Although industry revenue from the manufacture and sale of cellular phones is expected by industry analysts to grow just .2% in the 1996 calendar year to approximately $6.27 billion, the number of cellular phones sold is expected by industry analysts to increase more than 15% to 16.6 million in the 1996 calendar year.

       The cellular communications process begins by carving a service area into small areas called cells, which can range from one mile in diameter to 20 miles in diameter. Each cell is equipped with a radio transmitter and receiver, which are connected through the cellular phone company's switching center to the local phone network. Currently, cellular phones primarily transmit data through the cellular phone antenna by means of analog transmission and, to a lesser extent, through digital transmission.

       Personal Communications Services. New digital communication standards and technologies are rapidly emerging to provide the performance improvements necessary to address overcrowding of existing cellular systems and provide increased performance of communication equipment including Personal Communications Services ("PCS").

       PCS is a term encompassing a wide range of wireless mobile technologies, primarily two-way paging and cellular-like calling services that are transmitted at lower power and higher frequencies than other cellular services. Unlike current cellular technology, plans call for broadband PCS to be digital from the start. Because PCS services are digital, it is expected that PCS telephone sets will be smaller and lighter in weight than most cellular sets.

       The Federal Communications Commission ("FCC") has stated that it expects the PCS industry to compete with existing cellular and private advanced mobile communications services, thereby yielding lower prices for existing users of those services. In addition, the FCC has stated that it believes PCS service will promote the development of a wide range of services and devices such as, among others, smaller, lighter, multi-function portable phones; portable facsimile and other imaging equipment; and multi-channel cordless phones. The development of PCS services is also expected to permit the United States industry to develop services and technologies for international markets.

       Narrowband PCS, which operate in the 900-901 MHz, 930-931 MHz and 940-941 MHz range, will largely be used for advanced paging services, such as two-way paging, in which a recipient can respond to a sender's message with a message of his or her own, and voice messaging. The Company believes that, in the near term, broadband PCS will consist of cellular-like services including new categories of wireless voice and data transmissions over both local and wide areas using low power, lightweight pocket phones and hand-held computers, all of which require the use of an antenna.

       Current Cellular Phone Technology

       Operation of Cellular Phones and Related Potential Health Risk. Cellular phones and their antennas must comply with a particular bandwidth and directionality constraints. Conventional cellular telephones operate over a relatively wide bandwidth of approximately 824 MHz to 896 MHz, or approximately 8% of the entire frequency. For a portable telephone to communicate more than a few hundred feet, it must radiate a substantial amount of L-band (approximately 1,000 to 2,000 MHz) or S-band electromagnetic energy (approximately 2,000-3,500 MHz). A typical cellular portable telephone transmits at a power level of around 600 microwatts. In normal use, electromagnetic energy radiates from a cellular phone or portable telephone antenna which is used in a position immediately adjacent to the user's head. Electromagnetic energy in the L-band and S-band is absorbed by and may otherwise influence organic matter, such as the human brain and other tissues. Research has indicated that up to 50% of the energy radiated from a traditional antenna can be absorbed by the body tissue of a user's head and hand.

       Since many portable telephone users spend a significant amount of time using portable telephones, the possibility exists for cumulative adverse health effects to the extent that the electromagnetic energy is harmful to cellular phone users. In this regard, there is growing concern both in the scientific community and among the general public that cellular phone use could be hazardous to the health of humans. In response to this concern, the Cellular Telecommunications Industry Association commenced a multi-year, multi-million dollar program to award grants to researchers who will investigate this issue. In addition, certain cellular phone OEMs caution users in their advertisements against prolonged usage of their cellular phones. To date, the Company is not aware of any definitive studies that provide conclusive evidence on the potential adverse health effect of electromagnetic energy on cellular phone users.

       Current Antenna Technology and Products

       Existing cellular phones must meet weight, size and cost constraints in attempting to limit the amount of electromagnetic energy radiated toward the user's head and hand. For example, a cellular phone that uses a remote antenna so that antenna emissions do not emanate from a location in close proximity to a user's head or hand, would seriously diminish the convenience of the cellular phone. Other technologies and techniques that might reduce radiation emission solutions generally lead to increases in cellular phone cost, weight or require excessively large antennas. For instance, many microstrip antennas have been adapted to various applications having L-band and S-band frequencies. Generally, however, microstrip antennas are too heavy, costly, and fragile for use in cellular and similar portable telephones. Attempts to modify a monopole antenna by mounting it on a ground plane and applying a metallic shield coated with an isotropic magnetic material have succeeded in reducing the emission of electromagnetic radiation in the near field but have encountered problems similar to those encountered by microstrip antennas.

       A more conventional technique of using shielding with a traditional antenna design to decrease near-field radiation in one direction is generally not practicable because such a technique tends to narrow bandwidth. Moreover, this technique limits the omnidirectional antenna patterns necessary to ensure that the quality of communication service will not vary with the direction a user faces at any given point in time when using a cellular phone.

       THE COMPANY'S ANTENNA TECHNOLOGY

       Characteristics of Company's Antenna Technology

       The Company's Antenna Technology is designed to minimize the radiation emitted toward the user in order to reduce potential health hazards that may be associated with exposure to electromagnetic energy. The Company has installed prototypes of both the External Antenna and Internal Antenna in existing cellular phone models. Preliminary testing of the prototype antennas indicated that they reduce the amount of electromagnetic energy in the near field by 90% while in use. In such testing, the prototype antennas also indicated evidence of a significant increase in transmittal reception and range of the signal, and a demonstrable extension of the life of the cellular phone battery. Due to the novel nature of the Antenna Technology, the prototype antennas the Company has developed are also physically smaller in size, lighter in weight. The Company believes that the simplicity, combined with the size advantage, will enable it to manufacture the Antenna Systems at a cost attractive to consumers, cellular phone retailers, cellular service providers and possibly cellular phone OEMs. The Company also believes its Antenna Systems and in particular, the Internal Antenna packages, will prove attractive to the market due to the continuing trend in lighter weight and smaller cellular phones, which trend should continue as a result of the emerging PCS market.

       Operation of Technology

       The Company's Antenna Technology reduces the electromagnetic energy emanating toward the user primarily through the use of a conductive ground plane attached to existing substrates in cellular phones. The ground plane reflects the electromagnetic energy away from the user. The Company's antenna resonates at two distinctly different frequencies above and below the required or target bandwidth. The frequencies are spaced sufficiently apart so that, after impedance (the total opposition to current flow), the subject bandwidth resides between the two resonances. Neither lower nor higher resonances alone achieve the desired impedance for the antenna throughout the bandwidth, while also reducing the radio frequencies near the user and maintaining omnidirectionality in distances farther away.

       In addition, attaching the ground plane to existing substrates adds no appreciable cost or weight to the cellular phone. Moreover, radiating elements of the antenna are assembled from a relatively rigid conductive material that can support its own shape, weight and condition without the use of additional structural substrates. As a result, the absence of additional substrates reduces the weight of the antenna and, therefore, reduces the weight of the cellular phones.


       The Antenna Technology was designed to be used with both analog and digital cellular phones and, therefore, if accepted in the market, should be available for use in the emerging PCS market, as well as Europe and Australia.

       COMPANY ANTENNA TECHNOLOGY STRATEGY


       The Company intends to focus its efforts on the development of its Internal Antenna in two product categories: an after market retro-fit for many existing cellular phones, and a customized cellular phone that incorporates the Antenna Technology. After analysis of the Antenna Technology, the Company determined that the manufacture of an aftermarket retro-fit External Antenna for existing cellular phones currently would not be marketable in the volumes necessary to justify further development.

       The Company plans to focus first on the development and design of Internal Antenna packages for cellular phones that transmit via analog transmission. Each Internal Antenna package developed will use the same Antenna Technology, but each package will have a different external casing designed to fit the particular model of cellular phone. Because of the large number of different types and models of cellular phones, the Company has commissioned a market research effort to determine the cellular phone models that offer the greatest potential demand and opportunity. Another factor that will influence the Company's decision on what Internal Antenna packages it will design and produce is the difficulty of designing an Internal Antenna package for a particular phone model. For example, at this time the Company has not been able to develop an Internal Antenna package for the flip-phone marketed by Motorola, Inc.

       The Company also plans to develop and market customized cellular phones that contain the Internal Antenna, which the Company would sell under its own logo or under the logo of the relevant cellular service provider or cellular phone retailer. At the present time, the Company plans to market these phones as rugged, shock-resistant cell phones that have a large keypad as well as the Company's Antenna Technology. This strategy is contrary to the current trend by cellular phone OEMs to manufacture increasingly smaller and lighterweight cellular phones.

       The Company intends to commence production of its Internal Antenna
     products in the latter part of the 1997 fiscal year.   Such production, is
     dependent upon, among other things, final testing and design of the Internal Antenna, obtaining strategic partnerships with cellular service providers or cellular phone OEMs, and market acceptance of the Antenna Technology. There can be no assurance that the Internal Antenna will be accepted by the market place or that unforeseen problems will not arise in the final design and testing of the Internal Antenna or in the development and marketing of the Company's Antenna Technology.


       While the safety of cellular phones is subject to question by consumers and scientists, the Company believes there currently exists a marketing opportunity for the development, manufacture and sale of its Antenna Systems. The Company believes the overriding benefit of protection, whether perceived or scientifically proven, will result in market demand for the Antenna Technology. The Company also believes that the cellular phone industry will find the Antenna Systems attractive due to their increased signal strength, range, and battery life and their small and lightweight size.

       Antenna Technology Sales and Marketing

       Antenna Systems. The Company does not believe there exists sufficient dollar volume or profit margin to market its Internal Antennas to cellular phone OEMs for incorporation into the cellular phones these OEMs currently manufacture. For this reason the Company currently plans on offering its Internal Antenna packages through wireless carriers and wireless distributors that have service shop capabilities, such as BellSouth, Tandy, Sears, BANM and Choice Cellular among others. Such service capabilities are needed to install an Internal Antenna package, as the cellular phone must be opened, the existing external antenna removed and the Internal Antenna inserted to the cellular phone backplane, with a solder connection made to the Internal Antenna post. The Company intends to design its Internal Antenna packages to enable cellular phone retailers to quickly modify existing cellular phones to insert the Internal Antenna package.

       The Company is preparing to work with cellular service providers who are interested in assessing the new technology for range, signal strength, and other significant benchmarks. The Company has had discussions with cellular manufacturers in Europe and the Asia-Pacific Rim region and is working on establishing sales arrangements with distributors and expanding the production facilities of Cellular Magnetics to accommodate additional production. The Company has received requests for working phone models incorporating the Company's Antenna Technology from Telstar, one of the largest carriers and providers of cellular technology in Australia, and Optus Communications, one of the largest telecommunication carriers in Australia operating a nation-wide cellular network. Although the terms of the testing and evaluation have not been formalized, both Telstar and Optus Communications expressed interest in evaluating the Company's Antenna Systems to determine the compatibility of the Antenna Systems with their respective technologies and for potential performance enhancements.
     There can be no assurance that, after testing and evaluations, any orders will be placed by Telstar or Optus Communications with the Company or by any other cellular service provider.

       The Company intends to market its customized cellular phones and Internal Antenna packages worldwide. At the present time, the Company intends to sell its customized cellular phones under the Company's logo overseas and under the logo of cellular service providers or cellular phone retailers domestically. The Company will focus on marketing its products at key domestic trade shows and may also support certain international trade shows. The Company plans to establish an internet-based sales operation to sell the Company's customized cellular phones.

       Other Electronic Assemblies. The Company will continue to market miniature and non-miniature coils, transformers, surface mount coils and electronic assemblies previously produced by M.C. Davis. The customer base for these products consists principally of electronic companies that manufacture their own electronic equipment. The Company intends to sell these products primarily in the Southwest region of the United States.

       PRODUCT DEVELOPMENT OF ANTENNA SYSTEMS


       The Company is currently working on engineering designs to manufacture additional prototypes of its Internal Antenna packages. Based on the results of its market research, the Company will develop Internal Antenna packages for those cellular phone models that have the greatest market acceptance and for which the Company can design a cost effective Internal Antenna package for incorporation therein. The Company also intends to work on the design and offer of its customized cellular phones for use with the cellular phone technology's used in other countries, such as digital based technologies in Europe and Australia.

       The Company also plans to continue the development of the Antenna Technology and related technologies in other markets, including the development of its "strip" antenna system for use in specialty applications with exposure to extreme conditions, such as those encountered in the military, and for satellite communications.

       The strip antenna is a form of micro-strip antenna that is currently being designed by ASU. The Company is currently working with ASU in the development of this technology and is in the process of negotiating an exclusive licensing agreement for this technology. The strip antenna system is designed to transmit at 500MHz to 20GHz. The strip antenna system consists of combining ("stacking") several micro-strip antennas, which have a long range, at reduced power, but which transmit only in a specified direction. Because antennas used for satellite transmission and military use require omnidirectional transmission and reception, the Company believes that stacking the micro-strip antennas in certain configurations will allow the completed product to have omnidirectional transmission and reception. The strip antenna is currently in the development stage and the Company can provide no assurances that it will operate as planned or will be accepted by the industry. In addition, the Company can provide no assurance that it will enter into an exclusive licensing agreement with ASU with respect to this technology.

       MANUFACTURING OF ANTENNA SYSTEMS


       The Company will manufacture its Antenna Systems and continue to produce electronic assemblies at its 8,000 square foot manufacturing facility in Arizona City, Arizona and its 8,600 square foot plant in Sonora, Mexico. The Company is currently working on the fixtures and tooling required for the manufacture and sale of the Internal Antenna packages. The Company currently does not intend to manufacture its own cellular phones; rather, it intends to enter into contracts or joint venture relationships with manufacturers, which may include cellular phone OEMs, that currently manufacture the internal components for cellular phones. The Company would then encase such components in the Company's customized design packages along with the Internal Antenna.

       These manufacturing facilities will also manufacture the electronic assemblies previously manufactured by M.C. Davis. The Company does not anticipate that the manufacture of its Antenna Systems will affect the Company's ability to continue to manufacture its electronic assembly products.

      ANTENNA TECHNOLOGY COMPETITION

       At present, the Company is not aware of any major OEMs, such as Motorola, Inc., AT&T, Nokia, NEC and Panasonic, that have indicated a change in the conventional approach to power or emissions with respect to their portable phones; however, there can be no assurances that such a change may not be instituted in the future or that, in fact, such changes may not currently be contemplated. In the event any of the major OEMs decided to develop a competitive antenna design, such an occurrence could materially adversely affect the Company's operations.

       The Company is aware of several small companies that currently address the health hazard issue or promote increased range and reception for their antennas, but the Company is not aware of any one company that addresses both of these issues or of any company that has progressed significantly beyond the development stage. While the Company is not aware of any company that would directly compete with its Internal Antenna packages, the Company will face normal market forces in obtaining cellular phone retailers to carry and sell the Internal Antenna packages. These competitive factors, include, among others, customer demand and limited space for the display of the Internal Antenna packages at retail locations.


       In addition, many of the major cellular phone OEMs currently sell their cellular phones through existing retail outlets such as Sears, Best Buy, and Tandy, and provide cellular phones to current cellular carriers such as BellSouth and Choice Cellular for resale under such cellular carriers logo. The Company's customized phones, sold under the Company's own logo or the logo of such cellular carriers and retail outlets, would directly compete with the cellular phones manufactured by these OEMs, all of whom have greater financial and other resources than the Company. These resources include brand name recognition, market acceptance, an extensive distribution network for their products, and substantial advertising and marketing resources.

     THE COMPANY'S ELECTRON TUBE PRODUCTS

       OVERVIEW OF COMPANY'S ELECTRON TUBE BUSINESS

       The Company manufactures and rebuilds electron power tubes in numerous forms and models which service the frequency range of 200 KHz to 18,000 MHz. Currently, the Company provides rebuilt and new electron tubes to a wide variety of customers who use microwave technology in various types of applications, including AM and VHF radio, television, linear accelerators, radar, electron guns and industrial microwave and heating use. This line of business will continue to be conducted by and through the Company's wholly owned subsidiary, CTL. The Company believes that it is one of the more significant domestic companies engaged in rebuilding electron power tubes in the United States.

      ELECTRON TUBE INDUSTRY BACKGROUND AND TECHNOLOGY

      General

       Electron power tubes or electron tubes are enclosed tubes, in which electrons act as the principal conductors of current between at least two electrodes. Electron tubes fall into two categories, oscillators and amplifiers. Oscillators are typically magnetrons and power grid tubes (triodes and tetrodes) and amplifiers are klystrons and traveling wave tubes. Electron power tubes are commonly identified by reference to the frequency band of the electromagnetic spectrum (generally the L-band through KU-band) within which they operate.

       Electron tubes are used in a wide variety of products, including induction heating and AM radio transmission using the 200 KHz to the 500 MHz range; VHF radio and television and linear accelerators using the 500 MHz to 600 MHz range; industrial microwave cooking and heating which use the 400 MHz to 2,450 MHz range; and radar and electron guns using the 3,000 MHz to 18,000 MHz range. See "-The Company's Electron Tube Products."

       Electron and vacuum tubes are generally recognized as the dominant technology for the generation of high power radio frequency ("RF") and microwaves. Consequently, these tubes are used by many companies for widely varying applications. The manufacturing and rebuilding of these units is a significant industry.

       The Company has focused on creating its own "niche" in this large industry. Discussed below is relevant industry information for that segment of the microwave technology industry in which the Company is engaged. The Company is not aware of any industry trade associations or government statistics that describe the electron tube industry segments in which the Company currently competes. The information in the tables below is management's estimate of the world-wide market for the industry segments in which the Company competes based on its knowledge of industry needs and the activities of other competitors in the industry. Accordingly, the information below should be considered a rough approximation.

      Magnetron Tubes

       A "magnetron tube" is a vacuum tube in which the flow of electrons is controlled by an exterior applied magnetic field to generate power at microwave frequencies (400 MHz to 18,000 MHz). Magnetrons are generally categorized as either continuous wave ("CW") or pulsed ("Pulsed") units. CW magnetrons are used primarily in heating and drying applications. Pulsed magnetrons are used primarily in measuring devices, such as radar and other applications.

       New and rebuilt magnetron tubes are used in both commercial and military radar units, high power industrial heating equipment and for medical and industrial x-ray machines. The radar market consists of civilian weather radar and military airborne and ground-based radar systems, among others. Industrial heating magnetrons are used in food processing and drying systems at L-band (between 500 MHz and 2,000 MHz) and S-band (approximately 2,000 -4,000 MHz) frequency levels. Microwave heating is used for food cooking, drying and processing, wood glue drying, waste management, clothes drying, oil reclamation and plasma generation for production of diamond films.

       Magnetrons used in x-ray equipment typically operate in the S-band or X-band frequency range, focusing a beam of electrons on a tungsten target, which produces x-rays.

                                         Annual \\Market \\(New and Rebuilt)
                                        --------------------------------------

Pulsed Magnetrons (Radar and Medical)   $ 35.5 million

CW Magnetrons (Industrial use)          $  4.1 million

       Klystron Tubes

       A "klystron tube" is an electron tube in which bunching of electrons is produced by electric fields, which are then used for the amplification of microwave energy. Klystrons tubes (both external cavity and internal cavity) are commonly used in UHF television transmission, medical and nonmedical accelerators, and navigational equipment. Klystron tubes are rebuilt for television broadcasting firms and are used to transmit data from the studio transmitter to land-based receivers, such as television, and from satellite uplinks to satellites for further transmission. Some types of clinical x-ray machines use klystron tubes, which can also be rebuilt.

                                                                                Published
                                               Annual     Annual   Approximate   Company
                                              New Units    Units       New      Price/*/
                                              Produced    Rebuilt     Price      Rebuilt
                                             -----------  -------  -----------  ---------
Television Broadcasting                             2500       50      $40,000    $16,000

Transmission of Data                                2000       10      $13,000    $ 6,000

Medical Use                                  200 or more        6      $40,000    $15,000

Navigation                                   400 or more       25      $12,000    $ 4,000

/*/Subject to change depending on prevailing market and other financial conditions.


       Power Grid Tubes

       Power grid tubes, also known as triode or tetrode tubes, are used in the steel industry for radio frequency ("RF") heating and welding of all types of steel products. They are also used in radio and VHF television transmission, environmental test equipment and as switch tubes in high voltage pulsers. A "triode tube" is an electron tube with three electrodes: an anode, a cathode and a controlling grid; "tetrode tubes" are similar to triode tubes except that they have four electrodes: an anode, cathode, a control grid and an additional grid.

                                     Annual Rebuilt Market
                                     ---------------------

                     Power Grid          $20 million

       Other Industry Products

       An "electron gun" is an electron-emitting cathode with its surrounding assembly for directing, controlling and forcing a stream of electrons to a target. A "linear accelerator" is a device in which charged particles are accelerated in a straight line by successive impulses from a series of alternating electric fields. One of the principal uses of linear accelerators is in the medical field for the generation of high energy x-rays for the therapeutic treatment of tumors.

       THE COMPANY'S ELECTRON TUBE PRODUCTS

       The Company, through CTL, manufactures and rebuilds a wide variety of electron tubes in numerous iterations and models that service the frequency range of 200 KHz to 18,000 MHz with power levels of up to three million watts. The Company's product lines operate within the following frequency bands: HF and UHF bands - 200 KHz to 1,000 MHz, L-band 500 MHz to 2,000 MHz; S-band 2,000 MHz to 4,000 MHz; C-band 4,000 MHz to 8,000 MHz; X-band 7,000 MHz to 12,000 MHz and Ku-band 12,000 MHz to 18,000 MHz. The Company primarily manufactures and rebuilds electron power tubes categorized as follows:

     CW (continuous waive) magnetrons, pulsed magnetrons, klystrons, power grid tubes (triodes and tetrodes), linear accelerators guides and electron guns.

        The Company offers warranties for its rebuilt electron tubes that meet or exceed the original manufacturer's warranty. The rebuilt electron tubes can be purchased for approximately one half the cost of a new tube and are often technologically superior to a new tube due to the Company's analysis of the reasons for failure of the original manufacturers technology, which analysis often results in the usage of components incorporating the latest technological improvements, designs and performance specifications. The Company also manufactures new electron power tubes for use in the industry.

       The Company rebuilds and manufactures new electron tubes in the following industry segments:


       Magnetrons

       General. The Company believes that it is one of the major suppliers of L-band (operating in the 915 MHz frequency range), CW magnetrons in the world. The Company services and sells magnetrons with power levels from 5 KW through 75 KW. It has developed its own 30 KW S-band, CW magnetron, which is used primarily for industrial heating applications. The Company believes that this product has the highest power rating at this frequency in the industry.

       The Company is not considered a major supplier in the medical x-ray market, since such market is essentially dominated by two major companies, Varian Medical and Siemens Medical. The electron power tubes utilized by Varian Medical and Siemens Medical operate in the S-band frequency range and are used for diagnostic x-ray machines. Because the Company does not manufacture electron power tubes operating in the S-band frequency these electron power tubes.

       The Company, however, believes that it can effectively compete in the X-band industrial and "medical systems" x-ray market (a relatively new, small and growing market), where new magnetron tubes are being manufactured for use in therapeutic x-ray systems, which systems are typically used in newer treatment methods for certain cancer patients. To the knowledge of the Company, it manufactures the only magnetron operating in the X-band frequency range, which is used in x-ray machines for therapeutic medical applications. The Company supplies magnetron tubes, operating in the X-band frequency range, for therapeutic x-ray applications for companies such as Accuray, Schonberg Research and Intraop.

       Rebuilding Process. The rebuilding of magnetrons includes an incoming cold test involving a microwave reflectometer, a hot test, disassembly and inspection of the internal structure. Generally at a minimum, and if required, the cathode heater assembly is replaced. Other damaged sub-assemblies can be replaced depending on the cost effectiveness of such a repair. This product line accounted for approximately 83% of the Company's net revenues in fiscal year 1996. Approximately 42% of these net revenues are generated from the manufacturing and sale of new magnetrons, with the remaining 41% derived from rebuilding magnetrons.

       Klystrons and Linear Accelerators

       General. The Company's rebuilding program for klystrons has, until recently, been limited by a lack of suitable testing equipment. The Company has recently obtained two test sets for klystron data transmission tubes and has purchased a surplus television transmitter to test television klystrons. The Company has entered into an agreement with a manufacturer of x-ray machines to test the Company's rebuilt klystrons for the medical market. This line of products accounted for less than 5% of the Company's net revenues in fiscal year 1996.

       Rebuilding Process. The rebuilding process includes opening the vacuum envelopes either by machining in the case of ceramic insulator tubes or by cutting the glass on those tubes with glass insulators. The grids are removed and salvaged and the cathodes are replaced. Typically, cathodes are directly heated tungsten or thoriated tungsten filaments. These are replaced and processed, the cleaned grids replaced and the envelope resealed. Tubes are then pumped and baked for 48-hours, at which time they are burned-in and tested. All klystron tubes are cleaned and finished in bright nickel plate. Workmanship and material warranties prorated over 3,000 hours are provided with every klystron tube. In rebuilding linear accelerators, as with klystron tubes, the electron gun is removed and rebuilt, then the rebuilt unit is pumped, boiled and processed.

       High Power and High Frequency Triodes and Tetrodes

       The Company believes that it is one of the major rebuilders of high power and high frequency triode and tetrode tubes in the world. These units are available with power output ranging from 10KW up to 300KW. These units comprised approximately 7% of the net revenues of the Company in fiscal year 1996.

       Electron Guns

       The Company rebuilds various sizes and powers of electron guns up to 120 KV, 20A gridded electron sources for research application. Rebuilt electron guns are also used on rebuilt medical accelerators. The rebuilding of electron guns typically requires the removal of the old cathode and heater structure and the replacement with a new unit. The electron gun is rebuilt under vacuum conditions.

       COMPANY ELECTRON TUBE STRATEGY

       The Company, as one of the largest rebuilders of electron tubes in the industry, intends to continue to strengthen its reputation for quality, customer service, warranty and the performance of its rebuilt electron tubes by continuing to emphasize these business characteristics.

       For magnetron tubes, the Company concentrates on markets where the unit price is high and competition is the least. For power grid tubes (i.e., triode and tetrode tubes), the Company concentrates on the high power, and more expensive units where new tubes are no longer manufactured and rebuilding is necessary to avoid replacement of large, expensive equipment. With the addition of two new test sets for klystron tubes, the Company also intends to focus more heavily on this segment of the market.

       Electron Tube Sales and Marketing

       The Company recently hired a full-time, experienced marketing employee to increase the Company's existing market and to create new markets for its products and services. The efforts of such employee, to date, have resulted in an increase in new orders from existing and new customers.


       CUSTOMERS

       The Company currently has approximately 100 customers in its electron tube business and has shipped over 25,000 electron tubes to 350 customers. The Company's client base is comprised of industrial companies, commercial service firms and government agencies in the United States, Canada, Mexico, Europe, Asia and Australia. The two largest customers of the Company, Amana Refrigeration, Inc. and Ferrite Components System, accounted for approximately 14% and 12%, respectively, of its annual revenues for fiscal year 1996. The loss of any one such customer could have a materially adverse effect on the business of the Company.

       MANUFACTURING OF THE ELECTRON TUBES

       The Company's existing 8,000 square foot manufacturing facility for its electron tube business is currently operating at maximum capacity. In recognition of these constraints, the Company has entered into an agreement with the City of Watsonville, California for the lease, development and construction of a 21,600 square foot manufacturing facility. Construction of this facility began in March of 1996. In order to minimize the effects on the Company's business, the Company plans to move into the facility over a period of several months. The Company commenced moving into the new facility in March 1997 and expects to have completed the move by the end of June 1997. Initially, the Company will occupy approximately 12,000 square feet of the building and will sublet the balance until such time as it requires the additional space. Upon completion of the Watsonville manufacturing facility, the Company intends to apply for ISO 9000 certification, which will enable it to more effectively compete in overseas markets.

       Since the Company is engaged in manufacturing and rebuilding of electron tubes designed by major manufacturers of such tubes, the Company does not experience and does not contemplate encountering any substantial difficulties relating to the sources or availability of materials with which to conduct its principal business operations. The components to remanufacture and rebuild these tubes are commonly available from numerous sources.

       BACKLOG OF ELECTRON TUBES

       As of September 30, 1996, the Company's production backlog represented by customer orders in its electron tube business was approximately $3,170,000. For the preceding year ended (or equivalent) September 30, 1995, the Company had approximately $1,300,000 in firm backlog. The Company anticipates completing all production backlog during its current fiscal year. There is no guarantee, however, that the Company will recognize sales from any or all of the backlog orders.

       ELECTRON TUBE COMPETITION

       The Company is engaged in a very narrow segment of the microwave technology industry, the rebuilding of electron and microwave tubes, and has attempted to avoid direct competition with the major manufacturers of microwave products. The manufacturing of new microwave products is dominated by several very large companies in the United States and internationally. These companies, however, have not chosen to dedicate their resources to the rebuilding of such products or the manufacture of the electron tube the Company manufactures.

       The principal competitors of the Company are relatively few, but have with the Company, significant segments of the narrow market area in which the Company competes. Principal among these competitors are Litton Industries, Varian Associates, English Electric Valve and Burle Industries, Inc. Although there are a few small competitors, management believes that, based upon the Company's latest internal market information, it has the largest market share in certain product lines, such as the CW magnetrons.

       Because of its perceived reputation for quality, customer service, warranty and the performance of its new and rebuilt units, the Company believes that it offers a competitive advantage equal to or superior to what is otherwise provided by its competitors.

       PRODUCT DEVELOPMENT OF ELECTRON TUBES

       Research and development activities to be conducted for the Company with respect to electron tubes will be conducted through institutions or other firms qualified to conduct such research and development activities as independent contractors to the Company. To the extent that the Company does engage in business activities which will require research and development, it will seek to decrease such costs by entering into joint ventures or other types of business relationships wherein the costs of research and development activities will be paid for by other parties, who in consideration of such payments will enjoy partial ownership or other rights relating to any technologies or products which might develop from such research and development.

     THE COMPANY'S PARTICLE INTERCONNECT TECHNOLOGY

       OVERVIEW OF PARTICLE INTERCONNECT TECHNOLOGY

       The Company proposes to pursue a new line of business involving the development and manufacturing of high performance, low-cost interconnect products. The Company's PI Technology utilizes patents procured and owned by the Company for the production of electronic interconnect products. The Company's Proprietary Electroplating Process will be used in the manufacture of 12" x 18" panels used to mount, package or attach electronic devices and other products utilizing the PI Technology. This new line of business will be conducted through the Company's wholly owned subsidiary, PI Corp.

       PI TECHNOLOGY INDUSTRY BACKGROUND

       Electronics Industry Trends


       Over the past decade, consumers and OEMs have demanded electronic products that provide a significant increase in performance accompanied by reduced size, weight and cost. These factors have forced manufacturers to produce smaller, lighter and higher performing components while reducing their costs in order to remain competitive. New developments in printed circuit boards (including flexible circuitry), integrated circuits ("ICs"), IC packaging techniques, and new forms of interconnect assemblies for connecting the various electronic components, have contributed to the ability of electronic system manufacturers to accomplish these objectives.

       As these products have decreased in size and increased in complexity, conventional techniques of connecting their components together have begun to become inadequate. The conventional methods of interconnecting electronic components in a rematable fashion have limits to the miniaturization the electronic components can tolerate, while at the same time remaining cost effective. The interconnect industry that serves the personal computer ("PC"), automotive, communication and workstation markets is aggressively pursuing technologies that will allow it to move to the next level of performance and size.

       Integrated Circuits

       The Company believes that market trends in IC packaging will lead to increased demand for emerging high density substrates. ICs have historically been packaged by connecting the silicon die to a lead frame or by bonding the silicon die to an interconnect substrate using fine wires. As ICs are becoming increasingly powerful, they produce more heat and require a significantly greater number of input/output ("I/O") electrical connections to attach the silicon die, thus placing substantially greater demands on the IC packaging materials. For instance, a typical IC six years ago required up to approximately 80 I/O connections to the silicon die, whereas today typical ICs require up to approximately 250 I/O connections. The number of high density IC packages requiring more than the typical 250 I/O connections to the silicon die increased from an estimated 240 million in 1990 to an estimated 777 million in 1995, based on published industry information. Market demands are currently forcing certain IC toward 1,000 I/O connections. Further, IC packaging demands arise when multiple silicon dies are integrated into one powerful package, known as a "Multi Chip Module" or "MCM."

       The international interconnect market in 1995 was estimated by an independent research organization, to be $26.3 billion. The Company believes that the typical integrated circuit package is a 40 billion unit per year market. The market for the "Ball Grid Array" technology ("BGAs"), a product line in which the Company intends to compete, is expected to be approximately 200 million units in 1997.

       The Company believes, based on interviews and contact with industry leaders and experts, that the PI Technology has the potential and the capability to solve this miniaturization problem and allow electronics manufacturers to move to the next level of high-performance, low cost interconnect systems. The potential advantage of PI Technology, in addition to potentially providing increased performance and reliability, is that it replaces the fragile leads which extend from the perimeter of current IC packages, resulting in improved assembly yields and reduced size.

       PI TECHNOLOGY-TECHNOLOGY AND PRODUCTS

       General

       Interconnect technology has not kept pace with micro-miniaturization in the electronics industry. Thus, component packages and the connectors used to form an electrical and/or mechanical interface between various components and assemblies in electronic products are now the most expensive portion of such products. Component packages, connectors, sockets, plugs and the like are also the bulkiest and heaviest portion of such products.

       Conventional interconnect technology complicates the electronic equipment design and manufacturing processes by introducing special considerations into such processes with regard to component placement, heat generation, power loss, and signal propagation delay (the time it takes a signal to traverse a given distance). These considerations have an adverse impact on potential gains in performance being realized by new and emerging technologies.

       Wiping Action Technology

       Wiping Action Technology is still the prevailing means for interconnecting electronic components. Wiping action interconnect technology (for example, sockets, plugs, and needle pins) forms a temporary electrical interconnect and thus readily allows the remating of various components and assemblies (for example, when replacing a defective component, such as a random access memory chip in a personnel computer). A problem with using such technology is that it is subject to the persistent formation of oxides (a non-conductive material) along a contacting surface, which increases contact resistance. In time, these oxides build up, hastening connection failure and thus equipment failure.

       Wiping action technology is only available in the form of various connectors and sockets. These devices usually provide a contact surface formed from a limited range of special metals, alloys, and other expensive materials, as are suitable for maintaining a sliding connection. The devices themselves have interfering electrical properties due to their size and orientation on a circuit board, among others, and thus degrade signal propagation through the interconnect (by introducing resistive, capacitive, and inductive components into the signal path).

       Wiping action technology provides high ohmic connections that produce excessive and unwanted wear and heat, and therefore contribute to equipment failure while wasting energy. The wiper mechanism, as in the case of a socket, requires significant space on a circuit board. Thus, potential circuit operating speeds are degraded due to propagation delays. In addition, sockets, plugs, and similar interconnect devices are only available in a limited number of configurations and materials. Thus, the evolution of electronic technology is constrained by the limitations wiper interconnects impose upon a designer.


       Additionally, wiper interconnects are unreliable in punishing environments such as that in which a laptop computer is used. Wiper connections subject to shock, intense vibration, temperature extremes, and/or high levels of contamination tend to induce disruption in the continuity of connections made at a wiper interconnect. As wiper interconnects are mechanical devices, they corrode and are subject to wear. Thus, they have a limited useful life.

       Identification of Problem

       The Company and others in the industry are aware of the physical constraints imposed upon the development of new products using existing technologies. The problem is simple to identify and define, but difficult to solve. As IC packages increase in I/O count and complexity while remaining constant or decreasing in physical size, a problem arises in accommodating this complexity in a reliable, technically efficient fashion. Whether the package is connected to the device via solder, adhesive or socket, the connection process as I/O counts move ever higher becomes difficult to achieve.

       Designers of rematable connections, however, find this issue especially troubling. As pin counts rise, the amount of force the device to package interface must support also increases. Using conventional contact technology like a gold to gold wiping connection, contact force measures around 40 grams per contact. When IC packages had I/O counts of 100, this force was easy to accommodate, but as I/O counts move toward 1,000 and beyond, current contact technologies are inadequate. For example, at 40 grams per contact, a 1,000 I/O BGA socket must effectively accommodate 40 kg of force, equivalent to half the weight of an average man.

       Requiring a plastic substrate, barely 2 cm on a side to support half the weight of a man is unreasonable, even with today's excellent plastic technologies. Such force, concentrated in a small space contained by petroleum based products that are almost always re-heated is very likely to fail because of board warp, package warp, or outright physical failure.

       This difficulty, when coupled with increasing intolerance from the market to pay premium prices, presents today's socket manufacturer with an immense task: create a socket that can:

       .  Accommodate very high I/O count devices.

       . Receive high speed devices without seriously degrading their performance (have as short a circuit path as possible).

       .  Be very low-cost.

       The Company's Solution

       The Company believes that its PI Technology provides a cost effective solution to solving this industry-wide problem. As discussed below, the Company believes the PI Technology can establish reliable, rematable connections at only 10 grams of force. This means that only 10 kg versus 40 to 80 kg of force is required to interconnect a 1,000 I/O IC socket with the underlying substrate. The Company believes this reduction in force may enable manufacturers to connect complex ICs to products through the next several generations of electronics.

       Additionally, the connection pathway provided by a connection using the PI Technology is exceptionally short and has very low resistance. These features allow the connection of very high speed ICs without seriously degrading their performance as conventional techniques sometimes do. Moreover, the Company believes that it can apply the PI Technology using its Proprietary Electroplating Process at a very low cost.

       There is no assurance, however, that the market place will accept the PI Technology and proposed Particle Interconnect Products. In connection with the development of commercially saleable prototypes, the Company must successfully complete a testing program for such products before they can be marketed. Unforeseen technical problems arising out of such testing could adversely affect the Company's ability to manufacture a commercially acceptable version of its Particle Interconnect Products.

       THE COMPANY'S PI TECHNOLOGY

       Overview

       Background. The PI Technology was conceived in 1986, with the initial patent thereon issued in 1987. A major aerospace firm took a special evaluation contract in August 1988 to use the PI Technology for the development of the Space Defense Initiative ("SDI") "Super Computer Program" and for use in other portions of the SDI ("Star Wars") Programs. The results of the SDI Programs demonstrated that the PI Technology could meet and surpass military IC packaging and interconnect requirements, designated MIL-STD 883C and MIL-STD 38510, which the Company believes are more stringent than the requirements in the commercial marketplace.

       The Company received the rights to seven patents and six patent applications and the Proprietary Electroplating Process from Particle California. See "BUSINESS-Recent Transactions." Five companies operate under licenses from the Company to use the PI Technology. These licensees are utilizing the PI Technology to produce products that do not currently compete with the Company's proposed Particle Interconnect Products; however, nothing in the license agreements would prohibit these companies from doing so in the future provided the licensees have a right to use the PI Technology in that field. In addition, Mr. Louis DiFrancesco, the inventor of the PI Technology, purportedly assigned a one-half interest in certain patents underlying the PI Technology to Mr. Kenneth S. Bahl in 1991. See "-Intellectual Property."

       General. The PI Technology utilizes patents owned by the Company for bonding and joining metal surfaces to enhance electronic connectivity and also uses the Proprietary Electroplating Process to electroplate panels at an anticipated lower cost than conventional manufacturing processes. The Company's core product is similar to "conductive sandpaper" in appearance, and is formed by attaching conductive diamond particles to a panel. The "conductive sandpaper" creates a socket or connector for electronic devices, and replaces the use of soldering to create such connections.

       Operation of the Technology

       PI Technology begins with sharp, metallized, doped diamond particles which have been closely screened as to size. The particles are tightly classified in sizes ranging from 10 microns to 125 microns, depending upon the end-product application. Small particle size, 8 to 12 micron range, are for small pad sizes, less than 5 mm in diameter, and have a small amount of penetration. Medium particle size, in the 20 to 30 micron range, are for medium pads sizes, 5 mm to 100 mm in diameter, and have a medium amount of penetration. Large particle size, 115 to 135 micron range, are for large pads sizes, greater than 100 mm in diameter, and have a large amount of penetration.

       These electrically conductive diamond particles are attached onto contact sites using standard masking and electroplating processes. The sharp, embedded particles create a surface with many sharp points that make many parallel electrical paths by penetrating though an oxide without requiring the wiping action of conventional contacts. The Company believes that its non-wiping action, oxide penetrating Particle Interconnect Products are capable of penetrating surface contamination and oils to create a gas-tight electrical contact.

       The sharpness of the diamond particles concentrates insertion force transmitted by a contact into a very small area or point. This gives the diamond particle the force per square inch required to pierce oxides and other contaminates on most surfaces without requiring large amounts of force on the contact. Reliable, gas-tight connections can be made with PI Technology with as little as 10 grams of force per contact. This low-level of force is sufficient to drive the particles into the mating surface (for example a I/O pad on a silicon die) and provide low contact resistance. Moreover, the diamond particles do very little damage to the mating surface. This provides very long remate life with very little degradation of the connection. Since there is no wiping action, contact coatings stay intact.

       The Company can apply these particles to many different substrates, both flexible, rigid, metallic and non-metallic. This ability coupled with the very low contact force gives the Company the capability to make reliable connectors out of materials that could collapse if exposed to the normally required contact forces.

      Proprietary Process of PI Technology Manufacturing

       The Company's ability to compete on a cost-effective basis is driven by two factors; the high-speed Proprietary Electroplating Process and a re-cycling, pollution reduction process.

       The Company believes it will be able to offer its Particle Interconnect Products at costs competitive with conventional techniques because of its high speed Proprietary Electroplating Process. This Proprietary Electroplating Process allows the Company to electroplate at rates substantially higher than industry standards while investing larger capital amounts in automated equipment. Additionally, the Proprietary Electroplating Process uses fewer raw materials and eliminates ancillary processes that cost competing technologies both time and money.

       The Company expects to additionally benefit from the Proprietary Electroplating Process because the entire manufacturing operation is cleaner and less environmentally hazardous with its recycling design, than existing plating processes used in the electronics industry. Since electroplating is typically an environmentally hostile process, the Company expects to gain advantages over competitors by minimizing the costs associated with the control, removal and processing of these pollutants.

      COMPANY PI TECHNOLOGY STRATEGY


       The PI Technology has application in many different industries where electrical connections and interconnections are made. The Company initially has selected the electronic interconnect industry as its primary industry to potentially penetrate. The PI Technology has been in use in the connector industry for several years, mainly in test and burn-in socket applications by licensees of the PI Technology. There is a current demand in the connector industry for reliable Ball Grid Array (BGA) and Land Grid Array (LGA) production sockets as well as other forms of Z-axis interconnect such as direct chip attachment and MCMs. The

     Company believes the PI Technology offers immediate advantages for these products. As a result, the Company has developed the following short term and long term strategies.

       Initially, the Company intends to focus on high speed electroplating of conductive diamond particles. The primary objective is to provide this service to numerous connector manufacturers, in competing and non-competing applications. The Company intends to provide this service to companies in the form of teaming/co-manufacturing agreements, joint venture agreements or exclusive or non-exclusive license agreements. The Company believes that entering into joint venture relations with a leading connector manufacturer or a leading electronic technology OEM would substantially reduce the period of time to bring the Company's products to market, The Company contemplates that such a relationship is necessary to gain worldwide access for its Particle Interconnect Products (i.e., the Company believes approximately 60% of its potential market for Z-axis interconnects exists outside the United States), and to increase the Company's production capabilities by providing a second source of plating for its Particle Interconnect Products. Currently, the Company believes that customers of major electronic technology OEMs will not convert to a prototype process unless there exists two sources of supply. The Company contemplates that the joint venture or comanufacturing partner would provide access to its existing distribution channels and be responsible for marketing and engineering costs for the relevant Z-axis package. In many cases the Company will attempt to establish long term strategic alliances with these industry leaders to continue development and manufacture of new products that will incorporate the PI Technology. While the Company continues to discuss such relationships and alliances with industry participants, no agreements or understandings exist currently, and there can be no assurances given that any such relationships or alliances will be established or if established that they would be profitable to the Company.


       The Company's initial product line will be particle plated panels for use as an interposer in a BGA production socket. Assuming there is market demand for this product, the Company expects to produce this interposer in moderate quantities at its existing facility and using domestic subcontractors, until co-manufacturing partner(s) are able to produce in larger quantities. If or when this occurs, the Company will attempt to expand with proposed partners into numerous other BGA and LGA applications and new products as they are designed. The Company believes that in order to adequately penetrate all aspects of the Z-axis interconnect market it will be required to design up to 5,000 separate panel configurations over the next five years. The Company also believes that this investment could approach $10 million dollars over the next five years, if conducted with a joint venture partner, and substantially more if conducted without a joint venture partner.

       As these business relationships mature, the Company intends to begin expansion into other industries in a similar fashion. The Company currently contemplates that some of these industries will include the printed circuit board ("PCB") industry with alternative interconnect attachment solutions, automotive electronics and the utility power industry (splices and switches).

       PI Technology Sales and Marketing

       Phase I Corporate Image. The Company, as an emerging Company with respect to the design, manufacture, marketing and sales of its proposed Particle Interconnect Products must become recognized in the industry. The Company's focus on establishing a solid corporate image is based on management's belief that OEMs and suppliers to OEMs will not put their own production schedules and reputations at risk with companies they feel are unstable regardless of how revolutionary the product or service may be. This is exceptionally true in the connector industry. The Company believes that it has been successful at projecting an image acceptable to the industry as evidenced by the willingness of industry leaders to enter teaming and strategic alliance discussions with the Company prior to production. The Company will continue to use conventional methods such as attending industry conventions, meeting with high-level executives in the industry's leading companies and contacting key analysts in the industry to enhance and stabilize the Company's corporate image. In the future the Company expects to expand its efforts to include:

       .  Traveling to meet individually with key executives.

       . Generating interest through the trade press and presentations at trade shows.

       .  Exhibiting with display booths at certain industry trade shows.

       .  Publishing and publicizing test results as they become available.


       The Company believes this approach will provide it with an image that will enhance the formation of relationships with key industry leaders.

       Phase II - Forming Strategic Alliances. The Company believes that establishment of a sound business image and an appropriate level of exposure for PI Technology in the market place is only the first step in successfully penetrating the market through a strategic partner. To be successful with this approach, the Company must select an appropriate partner, convince this partner of the viability and advantages of the PI Technology at its Proprietary Electroplating Process, negotiate a mutually beneficial agreement, and perform on the agreement. There is no guarantee that the Company will be able to accomplish these tasks.

       In each industry in which the Company decides to compete, the Company will select market leaders that have key characteristics such as:

       .  Significant market share and strong distribution channels.

       .  Manufacturing competencies that compliment that of the Company.

       . A corporate culture that allows them to quickly respond to a new technology.

       .  Sufficient capital and sales strength.

       The Company is currently in preliminary discussions with two industry leaders that satisfy all of the above criteria, however, there can be no assurances given that any agreements will be consummated or, if consummated, that any such agreements will be profitable to the Company.

       Phase III - Penetrate Other Industries and Application Areas. Combinations of the Company's intended strategies in Phases I and II above will be used in Phase III to allow access to all the markets where PI Technology is potentially viable. The steps the Company has taken and will take in the electronics industry in Phases I and II, will be repeated in other industries in which the Company may compete.

       PI TECHNOLOGY COMPETITION


       Competition in the electronic connector market is fierce. The principal competitive factors are product quality, performance, price and service. Multinational connector manufacturers (such as Berg Electronic, AMP, 3M, Molex and Kamaichi), and major OEM electronic technology leaders (such as Intel, Dupont, Siemens and IBM), each with established manufacturing facilities and tremendous economies, compete with each other daily on both price and quality. In the event the Company enters into a joint venture relationship with a major connector manufacturer, its products will directly compete with the products of the other connector manufacturers. The Company's current approach of supplying rather than competing with these large firms means that it will not directly compete with such well established leaders. The Company, however, will face competition to its PI Technology primarily through the development of competing technologies and technologies that currently exist.

       There currently exists approximately 28 different sources/technologies for use in creating Z-axis interconnects. These technologies include: dendrite crystals, gold dot technology, fuzz button technology, elastromerics, z-axis conductive adhesives and others. These technologies are currently produced by materials suppliers, flexible and rigid PCB manufacturers, as well as electronics manufacturers who produce their own materials and interconnect systems. Many of these competitors have substantially greater financial and other resources than the Company. The Company believes that each technology currently has unacceptable limitations with regard to electrical/mechanical performance, manufacturability or cost as compared to the PI Technology.

       The risk of organizations developing new and competitive technologies also exists. The Company will continually monitor the technical environment to identify these risks early and develop strategies to respond to them quickly.

       PI TECHNOLOGY PRODUCT DEVELOPMENT

       While the Company believes the area of quickest return and greatest initial growth is in the Z-axis electronic interconnect market, PI Technology has applications in many other areas. These areas include:

       .  Manufacture of complex PCB cards at low-costs.

       .  Heat Dissipation Products (Heat Sinks).

       .  High Voltage Splicing Products.

       .  High Voltage Contractors and Switches.

       The Company will consider researching the potential of these markets and develop appropriate manufacturing and penetration strategies for them, as discussed in "-Company Strategy" above, whenever the electronic connector market begins to show signs of maturation with declining profit margins, increased competition and lack of opportunity.

     GOVERNMENT REGULATION

       The various business operations of the Company are subject to numerous federal, state and local laws and regulations, including those relating to the use and disposal of hazardous substances. Specifically, the operations of CTL and PI Corp. involve the use and handling of environmentally hazardous substances. The use of hazardous substances is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution. Furthermore, amendments to statutes and regulations and the Company's expansion into new areas could require the Company to continually modify or alter methods of operations at costs which could be substantial. The Company believes that it is in substantial compliance with all material federal and state laws and regulations governing its operations.

       The Company believes that its Proprietary Electroplating Process will be subject to less environmental regulation because the Company's Proprietary Electroplating Process does not use a lead based interconnect technology and generates less hazardous waste compared to current industry practices due to improvements made in the Company's electroplating process.

       Compliance with federal and state environmental laws and regulations did not have a material effect on the Company's capital expenditures, earnings or competitive position during fiscal year ended September 30, 1996. Similarly, capital expenditures to comply with such laws and regulations are not expected to be material in the fiscal year ending September 30, 1997.

     INTELLECTUAL PROPERTY

       CELLULAR PHONE ANTENNAS AND PARTICLE INTERCONNECT TECHNOLOGY

       The Company will rely on a combination of patents, patent applications, trademarks, copyrights and trade secrets to establish and protect its proprietary rights in the Antenna Technology and PI Technology and the Proprietary Electroplating Process. The electron tube technology utilizes no intellectual property rights belonging to the Company. The Company currently owns seven U.S. patents (which expire from February 14, 2006 to October 15, 2013) on the PI Technology and seven patent applications, six related to the PI Technology and one relating to the Antenna Technology.


       Prior to the Company's acquisition of Particle California, Mr. Louis DiFrancesco, the inventor of the PI Technology, or companies he controlled, granted exclusive and nonexclusive licenses to use the patents and patent applications on the PI Technology to the following Companies:
     Exatron Automatic Test Equipment Inc., with an exclusive license to use the PI Technology in the field of sockets for use in the automated handling and testing of integrated circuits and a non-exclusive license to use the PI Technology in the field of electrically conductive components; a non-exclusive license to Acsist Associates Inc., now known as Johnson-Matthey Semiconductor Packagings, Inc., to use the PI Technology in the field of laminate-based substrate products; an exclusive license to Micro Module Systems, Inc., to use the PI Technology in the field of MCM-D thin film substrates, except attached or associated products including integrated circuits, sockets, lids, heat sinks, housings and printed circuit boards; a non-exclusive license to Multiflex Inc., to use the PI Technology in the field of laminate-based substrates and metal substrates; and a non-exclusive license to Myers Consulting Inc., to use the PI Technology in the field of laminate-based substrates, metal substrates, and wafer or semi-conductor products. Mr. DiFrancesco, and not the Company, will receive any royalty payments or other compensation received under the terms of these licenses. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS-Trends and Uncertainties" and "RISK FACTORS-License Rights to PI Technology."

       Subsequent to date of the Company's acquisition of Particle California, the Company became aware of a purported assignment on February 14, 1991 of a one-half interest, title and right to the then patent application, which is now U.S. Patent No. 5,083,697 (a basic patent underlying the PI Technology) made by Mr. Louis Difrancesco, the inventor of the PI Technology, to Mr. Kenneth Bahl. Based upon documentation the Company has been able to obtain to date, the Company believes the assignment was given in consideration of the formation of a business that was never formed and, thus, the assignment appears to be invalid due to a failure of consideration and appears to be voidable for failure of performance. Mr. Bahl may have licensed at least one company, PI Materials, Inc., to practice the inventions that are the subject of the assignment. To the extent the assignment is valid, Mr. Bahl would have a one-half interest in certain patents based on the PI Technology. Any future activity by Mr. Bahl including assignment, sale or license of these patents by Mr. Bahl to other persons or entities could materially adversely affect the Company's business, financial condition and results of operations. See "RISK FACTORS-Rights to PI Technology."

       Consequently, PI retains the right, subject to any interest which Bahl may retain, to exclude all other companies from using the patented technology without a license. Concomitantly the company may license such other companies as it chooses, provided the licenses are consistent with the exclusive licenses previously granted and other licensing restrictions that may appear in such prior licenses.

       A basic Dual Resonance Application was filed in the United States Patent and Trademark Office. The Company has subsequently filed a continuation to the Dual Resonance Application to cover additional features made available through the use of the Antenna Technology. The Company can provide no assurance that a patent will be issued on the Dual Resonance Application. The Company has granted a non-exclusive royalty free license to ASU to publish, make, use, and sell the Antenna Technology strictly for educational purposes. The Company believes that the grant of such license will have a minimal impact, if any, on any revenue the Company may earn on the Antenna Technology.

       The Company also owns certain proprietary techniques and trade secrets relating to a Proprietary Electroplating Process. The Company recognizes the benefits associated with developing a portfolio of corporate intellectual property, particularly during the new product development process, and is pursuing patentability searches and activities on several technologies. There can be no assurance that patents will be issued from any of the pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad enough to protect the Company's technology. While the Company intends to vigorously protect its intellectual property rights, there can be no assurance that any patents held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation may be necessary to enforce the Company's patents, patent applications, trade secrets, licenses and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and results of operations regardless of the final outcome of the litigation. Despite the Company's efforts to maintain and safeguard its proprietary rights, there can be no assurances that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

       The telecommunications and interconnect industries are characterized by uncertain and conflicting intellectual property claims. The Company has in the past and may in the future become aware of the intellectual property rights of others that it may be infringing, although it does not believe that it is infringing any third party proprietary rights at this time. To the extent that it deems necessary, the Company may license the right to use certain technology patented by others in certain products that it manufactures. There can be no assurance that the Company will not in the future be notified that it is infringing other patent and/or intellectual property rights of third parties. In the event of such infringement, there can be no assurance that a license to the technology in question could be obtained on commercially reasonable terms, if at all, that litigation will not occur or that the outcome of such litigation will not be adverse to the Company. The failure to obtain necessary licenses or other rights, the occurrence of litigation arising out of such claims or an adverse outcome from such litigation could have a material adverse effect on the Company's business. In any event, patent litigation is expensive, and the Company's operating results could be materially adversely affected by any such litigation, regardless of its outcome.

       The Company also seeks to protect its trade secrets and proprietary technology, in part, through confidentiality and non-competition agreements, among other practices and procedures, with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets, such as the Proprietary Electroplating Process, will not otherwise become known to or independently developed by others. In addition, the laws of some foreign countries do not offer protection of the Company's proprietary rights to the same extent as do the laws of the United States.

     EMPLOYEES


       As of March 31, 1997, the Company and its three active wholly owned subsidiaries had approximately 125 employees. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.


     PROPERTIES

       PRINCIPAL EXECUTIVE OFFICES

       The principal executive office of the Company is located at 999 West Hastings Street, Suite 1750, Vancouver, B.C., Canada V6C 2W2. The Company leases this office space from a company controlled by Alan M. Smith, an executive officer and director of the Company, pursuant to a lease that expires on July 31, 2001. The monthly lease payments are $3,000. The Company believes that the lease payments are on terms at least as favorable as could be obtained from an independent lessor.

       PRINCIPAL CORPORATE OFFICES

       The principal corporate office of the Company is located at 7201 E. Camelback Road, Suite 250, Scottsdale, Arizona 85251. The Company leases this office space. The monthly lease payments are approximately $3,500 pursuant to a lease that expires July 31, 2001.

       PI CORP.

       The Company conducts operations on a 10-acre site located at 3550 South Marksheffel Road, Colorado Springs, Colorado. The building has 45,000 square feet with 22,000 square feet currently allocated for production.
     The facility also includes two 1000 square feet security vaults for storage of finished products prior to shipping. The Company leases this facility pursuant to a lease that expires on July 31, 1998. The monthly lease payments for the first year are approximately $23,000, and approximately $23,500 for the remainder of the term.

       CELLULAR MAGNETICS

       The Company will manufacture its Antenna Systems and continue to produce electronic assemblies at its 8,000 square foot manufacturing facility in Arizona City, Arizona and its 8,600 square foot plant in Sonora, Mexico. The Company owns the land on which these facilities are located.

       CTL


       The Company's manufacturing facilities are presently located at 1305 17th Avenue, Santa Cruz, California 95062. The current leased premises comprise approximately 8,000 square feet at a monthly lease cost of approximately $10,000. The Company has entered into a lease agreement dated June 16, 1995 with the City of Watsonville, California, for a new manufacturing facility consisting of approximately 21,600 square feet. Construction of this facility began in March 1996, with an anticipated final occupancy date of June 1997. The Company will initially occupy approximately 12,000 square feet at the facility and will sublet the remainder until such time as it requires additional space. The lease is for a period of 15 years with an option to renew for 3 successive five-year terms. The total lease cost will be approximately $15,000 per month, exclusive of any sublease revenues.

     LEGAL PROCEEDINGS


       The Company has recently been notified of a potential litigation matter (the "Complaint") which has been filed by American Microcell Corp. ("AMC") and MicroAntenna, Inc. (collectively, "Plaintiffs") against but not yet served upon, among others, the Company, Terry Neild, a director and Executive Vice President of the Company, and Lucius Ross, a consultant to the Company (collectively, the "Defendants"), in the Superior Court of Maricopa County, No. CV 96-97-00642. The Complaint alleges that Messrs. Ross and Neild were, at the relevant time, former directors of Plaintiffs and breached their fiduciary duties to Plaintiffs by usurping a corporate opportunity, the acquisition of the Antenna Technology from Plaintiffs for their personal benefit and the benefit of the Company. The Complaint requests both compensatory damages, an assignment of all rights to the Antenna Technology and a lien or constructive trust on the Antenna Technology and all proceeds therefrom.

          The Company is currently conducting an extensive factual analysis of the threatened litigation. Based upon such information, the Company believes the Complaint lacks substantial merit and further believes it has and intends to assert meritorious counterclaims against the Plaintiffs.

          Other than the Complaint, no material legal proceedings (other than routine litigation incidental to the business) to which the Company (or any officer or director of the Company, or any affiliate or owners of record or beneficially of more than 5% of the common stock) to management's knowledge, is a party or to which the property of the Company is subject, is pending and no such material proceedings are known by management of the Company to be contemplated.

                                   MANAGEMENT

     EXECUTIVE OFFICERS AND DIRECTORS

          The executive officers, directors and significant employees of the Company are as follows:


Name and Age                            Position                     Period of Service
------------                            --------                     -----------------
Gordon J. Sales (59)            Director, President and Chief    July 7, 1995 to Present
                                Executive Officer

Terry W. Neild (56)             Director and Executive Vice      July 7, 1995 to Present and
                                President                        Director since October 23, 1996
                                                                 to Present

Alan M. Smith (45)              Director, Secretary, Treasurer   July 7, 1995 to Present and
                                and Chief Financial Officer      Director since June 1996 to
                                                                 Present

Theodore A. Waibel (59)         Director                         November 22, 1996 to Present

Charles E. Bauer, Ph.D. (46)    Director                         November 22, 1996 to Present

Steven D. Clark (38)            President of PI Corp.            October 22, 1996 to Present

Lawrence DiFrancesco (48)       Executive Vice President and     September 3, 1996 to Present
                                Chief Operations Officer of PI
                                Corp.

Jerry W. Tooley (53)            President and Chief Executive    October 14, 1996 to Present
                                Officer of Cellular Magnetics

David Putnam (50)               Chief Financial Officer of       October 14, 1996 to Present
                                Cellular Magnetics

Richard Gibson (44)             President and Chief Financial    February 6, 1997 to Present
                                Officer of Intercell Wireless
                                Corp.

James D. Martin (40)            Vice President, CTL              February, 1977 to Present

Anthony P. Wynn (53)            Vice President, CTL              January, 1979 to Present

David E. Blank (62)             Vice President, CTL              July, 1989 to Present


       The directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The officers are elected by the Board of Directors at its annual meeting immediately following the shareholders' annual meeting and hold office until they resign or are removed from office. There are no family relationships that exist between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer. The Company has not established an executive committee of the Board of Directors or any committee that would serve similar functions such as an audit, incentive compensation or nominating committee.

       In connection with its merger with Particle California, the Company agreed to appoint Lawrence DiFrancesco to the Board of Directors and elected Louis DiFrancesco as Chief Technical Officer of PI Corp. Mr. Lawrence DiFrancesco subsequently resigned from the Board of Directors on October 23, 1996. Mr. Louis DiFrancesco resigned as Chief Technical Officer of PI Corp. and now serves as a paid consultant to PI Corp.

       In connection with the Company's acquisition of Energy, Mr. Sales was appointed as Director and Chief Executive Officer of the Company and Messrs. Neild and Smith were appointed as officers of the Company.

     BIOGRAPHICAL INFORMATION ON OFFICERS AND DIRECTORS AND SIGNIFICANT
     EMPLOYEES

       GORDON J. SALES. Mr. Sales has been President, Chief Executive Officer and a Director of the Company since July 7, 1995. In addition, he has been President and Chief Executive Officer of CTL since May 1, 1994 and of PI Corp. from September 3, 1996 to October 22, 1996. Mr. Sales also has been President, Chief Executive Officer and a Director of Energy since March of 1993. Prior to his association with the Company, its parent and subsidiary, Mr. Sales was involved in the building supply, forest products and real estate industries. During the years 1977 to 1993, Mr. Sales was President of his privately owned holding company, which had interests in truck parts manufacturing, wood fibre processing and commercial real estate development. Mr. Sales devotes substantially all of his professional time to the business affairs of the Company.

       TERRY W. NEILD. Mr. Neild became an Executive Vice President of the Company on July 7, 1995 and was appointed to the Board of Directors on October 23, 1996. From August 1, 1993 to September 26, 1995, he served as President and Chief Operating Officer of Energy. Prior to that time Mr. Neild was self-employed as a business and financial consultant. Mr. Neild is a Certified Management Accountant. Mr. Neild served as Chairman and Chief Executive Officer of Clearly Canadian Beverage Corp. ("Clearly Canadian") from February 1986 to March 1989, and as Chairman and Chief Executive Officer of Clearly Canadian's majority shareholder, Camfrey Resources, Ltd., from March 1989 to February 1990. Mr. Neild has been a Director of Baywest Capital Corp., MacNeill International Corp., North American Contractors, Ltd., Barwell Development Corp., and Crest Realty and Development Ltd. Mr. Neild devotes substantially all of his professional time to the business affairs of the Company.

       ALAN M. SMITH. Mr. Smith has been Secretary, Treasurer and Chief Financial Officer of the Company since July 7, 1995 and a director since June 12, 1996. Mr. Smith is a Chartered Accountant practicing in Vancouver, British Columbia, Canada. Mr. Smith established a financial consulting practice in Vancouver, Canada in 1985 and in 1990 obtained his license to practice as an independent accountant. He has been a member of the Institute of Chartered Accountants of Ontario since 1978 and of the Institute of Chartered Accountants of British Columbia since 1981. Mr. Smith devotes substantially all of his professional time to the business affairs of the Company.

       THEODORE A. WAIBEL. Mr. Waibel has served as a director of the Company since November 22, 1996. Mr. Waibel has been the President and Chief Executive Officer of T.A.W. Vehicle Concepts, Inc. (an importer of magnesium wheels for race cars) since March 1996. From March 1991 to March 1996, Mr. Waibel was the President and Chief Executive Officer of TVX, Inc. (a high technology company that has developed the placement of a camera on a computer chip for security applications).

       From July 1980 through February 1991, Mr. Waibel was President and Chief Executive Officer of Ultrak, Inc. (NASDAQ: ULTK), a company he co-founded in 1980. From July 1975 until June 1980, he was Executive Vice President of Marketing for Alarm Device Manufacturing Co., ADEMCO Division of Pittway Corporation, Tyosset, New York which had purchased Sontrix, Inc., a public company co-founded by Mr. Waibel. From October 1969 through July 1975, Mr. Waibel served as President of Sontrix, Inc., Boulder, Colorado, which developed a successful multi-head ultrasonic system for the security market.

       Mr. Waibel is past National Director of the American Electronics Association, a past member of the Dean's Advisory Council to Dean Firman of the University of Denver and founded the Alarm Industry Telecommunications Committee in Washington, D.C.

       Mr. Waibel received his BS/BA from the University of Denver with a major in marketing in 1967.

       CHARLES E. BAUER, PH.D. Dr. Bauer has served as a director of the Company since November 22, 1996. Dr. Bauer has been the Managing Director of TechLead Corporation, an international consulting firm, since 1990. During his career, Dr. Bauer has served as Director, Research and Technology of MicroLithics Corporation, Golden, Colorado. At MicroLithics Corporation, Dr. Bauer was responsible for a variety of technology programs with the Coors Advanced Electronics Group, including, MicroLithics Coors Electronic Packaging Company, two internal research groups of the Coors Ceramic Company and a joint venture with W. R. Grace & Company. From 1978 through 1989 he was employed by Tektronix, Incorporated, Beaverton, Oregon, in various capacities as a Material Scientist/Engineer, Materials Science/Engineering Manager, Engineering Scientific Manager, Bipolar Products Packaging Unit Manager and Integrated Circuit Packaging Operations Manager.

       Dr. Bauer received his BS in Materials Science and Engineering from Stanford University in 1972, his MS in Metallurgical Engineering from Ohio State University in 1975, his PhD in Materials Science and Engineering from Oregon Graduate Center, Beaverton, Oregon in 1980 and his MBA from the University of Portland in 1988.

       Dr. Bauer has served as Assistant Adjunct Professor in Mechanical Engineering and Business Administration with the University of Portland, as an Associate Professor (visiting) in Mechanical Engineering with Florida International University, Miami, Florida and is currently associated as Assistant Adjunct Professor, with dual appointment in Mechanical Engineering and Electrical and Computing Engineering with the University of Colorado. He is currently Director, Industrial Relations for the Center for Advance Manufacturing and Packaging of Microwave, Optical and Digital Electronics for the University of Colorado.

       Dr. Bauer served as the President of the Rocky Mountain Chapter, the Microelectronic Society (ISHM) (1995-96). He has received the Fellow of Society Award of ISHM (1993) and served as National Technical Vice President (1988-90). Dr. Bauer is a Director and the Secretary of the Surface Mount Technology Association (SMTA) and is currently serving as President of the Rocky Mountain Chapter (1995-96). Dr. Bauer has been a member of the following professional societies: ASM International (ASM) since 1971, International Electronics Packaging Society (IEPS) since 1983 and Institute of Electronic and Electrical Engineering (IEE) since 1993.

       Dr. Bauer holds one U.S. Patent on Multilayer Interconnect Circuitry and has five Patent Applications pending, relating to interconnect circuitry and packaging. Dr. Bauer has published over 50 technical papers and presentations in journals and conferences around the world. He founded and is currently General Chair of Pan Pacific Microelectronics Symposium and Chip Scale Packaging Advanced Technology Workshop.

       SIGNIFICANT EMPLOYEES. The Company considers the following officers of its subsidiaries as significant employees of the Company

       STEVEN D. CLARK. Mr. Clark has served as President of PI Corp. since October 22, 1996. Prior thereto, Mr. Clark worked on the B2 Bomber program as a project manager in charge of new business acquisitions with Northrop Grumman Corporation from 1981 to 1996. In addition, Mr. Clark has served as a consultant in the development of the PI Technology for the past ten years.

       LAWRENCE DIFRANCESCO. Mr. DiFrancesco has served as Director, Executive Vice President and Chief Operating Officer of PI Corp. since September 3, 1996 and he served as a Director of the Company from September 3, 1996 to October 23, 1996. From March 1995 through May 1996, Mr. DiFrancesco was employed as an engineer with Sheldahl Inc., Northfield, Minnesota, a large manufacturer of flex circuits. From March 1994 through March 1995, Mr. DiFrancesco was employed by Particle California, working jointly with his brother, Louis DiFrancesco, in the further development of the PI Technology and the Proprietary Electroplating Process. From December 1992 through March 1994, he was employed at Exatron-Acsist Associates where he served as Program Coordinator and Process Engineer for the development of a new, high density, fine pitch, surface mount interconnect technology. From July 1992 through December 1992, he was employed as an Engineer with Logical

     Services, Inc. From 1982 to 1991, he served as a Project Leader for Hughes Aircraft Company where his responsibilities related to high volume manufacturing operations.


       Mr. DiFrancesco is the co-developer of the PI Technology and the Proprietary Electroplating Process. He served as the Senior Scientist for Particle California in an advisory capacity or as an employee from 1991 until September 3, 1996 when it assigned the PI Technology and the Proprietary Electroplating Process to the Company.

       Mr. DiFrancesco received an AAE Electronic Technology degree from Chabot College, Hayward, California and a Bachelor of Science degree in Electrical Engineering from Cal Poly, San Luis Obispo, California.

       JERRY W. TOOLEY. Mr. Tooley has served as President and Chief Executive Officer of Cellular Magnetics since October 14, 1996. Prior thereto, Mr. Tooley served as the President of M.C. Davis.

       DAVID PUTNAM. Mr. Putnam has served as the Chief Financial Officer of Cellular Magnetics since October 14, 1996. Prior thereto, Mr. Putnam served as Vice President and Treasurer of M.C. Davis.


       RICHARD GIBSON. Mr. Gibson has served as the President and Chief Financial Officer of Intercell Wireless since February 6, 1997. From February 1992 until February 1997, Mr. Gibson was employed by Motorola, Inc. most recently as the head of Sales and Marketing for the Secured Product Division of Motorola, Inc., where he worked on the development of an encryption unit for the Motorola Elite flip-phone, including the development of the market requirements for features and functionality.

       JAMES D. MARTIN, VICE PRESIDENT, CTL. Mr. Martin has been employed by CTL since February, 1977 and has served as Vice President of CTL since 1993. He has worked in every department of CTL from production and sales to customer service. Mr. Martin provides technical support to customers in this highly technical business and organizes and runs production lines for rebuilding triodes, cyclotrons and medical linear accelerators.

       ANTHONY P. WYNN, VICE PRESIDENT, CTL. Mr. Wynn has served as Vice President of CTL since January, 1979. Mr. Wynn is a design engineer responsible for developing a 50KW L-band magnetron and rebuilds high power magnetrons, cyclotrons, triodes, medical linear accelerators, electron guns and ion pumps. He has worked with English Electric Valve Co. (U.K.) and Litton Industries (U.S.) as a professional microwave engineer in the magnetron tube divisions.

               DAVID E. BLANK, VICE-PRESIDENT, CTL. Mr. Blank has been Vice-President of Engineering at CTL since July, 1989. A graduate of Brunel College, London University, England and a member of the Institute of Mechanical Engineers, he has worked in senior engineering positions with Varian Associates, EEV Inc.'s Relmag Division of Litton Industries. He has designed and developed numerous magnetrons at various power levels during his career.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

               The following table sets forth certain information concerning compensation paid by the Company to the Chief Executive Officer ("CEO") and any other executive officer whose total annual salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1996 (the "Named Executive Officers"):


                                                                                         Long-Term
                                                            Annual Compensation       Compensation
                                                      ------------------------------  -------------

                                                                                    Securities
                                               Fiscal                               Underlying      All Other
Name and Principal Position                    Year         Salary($)   Bonus($)   Options (#)   Compensation($)
---------------------------------------------  ------       ---------   -------   ------------   --------------

Gordon J. Sales, President                       1996        $105,917       -0-   700,000/(2)/              -0-

and Chief Executive Officer                      1995             -0-       -0-   500,000/(2)/     $82,265/(1)/



Alan M. Smith, Director, Secretary,              1996          93,371       -0-   550,000/(3)/              -0-
 Treasurer and Chief Financial Officer           1995          15,000       -0-       -0-           40,000/(4)/




Terry W. Neild, Director and Executive Vice      1996          40,000       -0-   700,000/(2)/              -0-
 President                                       1995             -0-       -0-   500,000/(2)/              -0-


________________
/(1)/ Received as compensation as an officer of CTL.
/(2)/ An option to purchase 500,000 shares of Common Stock was originally granted to Messrs. Sales and Neild on July 7, 1995 at an exercise price of $.625 per share. On November 9, 1995 these options were repriced at an exercise price of $.50 per share. Concurrently, an option to purchase an additional 200,000 shares of Common Stock was granted by the Company to Messrs. Sales and Neild at the same exercise price. Messrs. Sales and Neild each subsequently transferred options to purchase 50,000, of the 200,000 shares originally granted, on
November 11, 1996 to Alan M. Smith as a gift.
/(3)/ Mr. Smith received additional options to purchase 150,000 shares of Common
Stock from Messrs. Sales, Neild and the Company's general counsel. These options have not been included in the above table as the options were not granted by the
Company.
/(4)/ Received as compensation as a consultant to Energy Corporation and CTL.

               The foregoing compensation table does not include certain fringe benefits made available on a nondiscriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of each executive officer listed in the above table, which cannot be precisely ascertained but which is less than 10% of the cash compensation paid to each such executive officer, is not included in such table.

                              OPTION GRANTS TABLE

               The following table provides information relating to the grant of stock options to the Company's executive officers during the fiscal year ended September 30, 1996.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK PRICE
                                       INDIVIDUAL GRANTS                                    APPRECIATION FOR OPTION TERM/(1)/
------------------------------------------------------------------------------------------  ---------------------------------
                                       PERCENT
                                      OF TOTAL
                        NUMBER OF      OPTIONS
                       SECURITIES    GRANTED TO
                       UNDERLYING     EMPLOYEES                  FAIR MARKET
                         OPTIONS      IN FISCAL    EXERCISE       VALUE ON      EXPIRATION
        NAME           GRANTED(#)    YEAR/(3)/    PRICE($/sh)  GRANT DATE/(2)/     DATE       0% ($)      5% ($)     10% ($)
--------------------  ------------   ----------   ----------   ---------------  ----------  ---------  ----------  ----------
Gordon J. Sales       200,000/(4)/          4.1%         .50              .625   11/9/2005  $  25,000  $  103,760  $  223,760
                      500,000/(4)/         10.3%         .50              .625    7/7/2005     62,500     259,400     559,400

Alan M. Smith          50,000               4.1%         .50              .625   11/9/2005      6,250      25,940      55,940
                      300,000               6.2%         .50             4.860   6/12/2006    654,000   1,113,270   1,813,110
                      200,000               4.1%        4.00             4.750    9/3/2006    150,000     748,500   1,660,500

Terry W. Neild        200,000/(4)/          4.1%         .50              .625   11/9/2005     25,000     103,760     223,760
                      500,000/(4)/         10.3%         .50              .625    7/7/2005     62,500     259,400     559,400

_________________

/(1)/ Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth which may or may not occur.
/(2)/ Computed based on the average closing bid and asked prices on the date the options were granted.
/(3)/ All options granted were immediately exercisable on the date of grant. /(4)/ An option to purchase 500,000 shares of Common Stock was originally granted to Messrs. Sales and Neild on July 7, 1995 at an exercise price of $.625 per share. On November 9, 1995 these options were repriced at an exercise price of $.50 per share. Concurrently, an option to purchase an additional 200,000 shares of Common Stock was granted by the Company to Messrs. Sales and Neild at the same exercise price.
/(5)/ The Company granted options to other officers, directors, consultants and employees, including employees of the Company's subsidiaries, to purchase an aggregate of 4,841,180 shares of Common Stock during fiscal 1996.

          AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE

        The following table provides information relating to the exercise of stock options during the fiscal year ended September 30, 1996 by the Company's executive officers and the 1996 fiscal year-end value of unexercised options.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                VALUE OF
                                                          NUMBER OF           UNEXERCISED
                                                         UNEXERCISED          IN-THE-MONEY
                                                           OPTIONS              OPTIONS
                                                       AT FY-END/(1)/       AT FY-END($)/(1)/
                                                       --------------       -----------------
                         SHARES
                      ACQUIRED ON          VALUE        EXERCISABLE/          EXERCISABLE/
      NAME            EXERCISE(#)        REALIZED($)   UNEXERCISABLE         UNEXERCISABLE
-----------------  ------------------  -------------  ---------------        -------------
Gordon J. Sales           -0-                -0-           650,000/0/(2)/    $2,315,625/0
Alan M. Smith         200,000          $687,500/(3)/       150,000/0            534,375/0
                                                           200,000/0             12,500/0
Terry W. Neild            -0-                -0-           650,000/0/(2)/     2,315,625/0

______________
/(1)/ The average of the closing bid and asked price of the Common Stock on December 20, 1996 ($4.0625) was used to calculate the option value.
/(2)/ The holders transferred 50,000 out of an original 200,000 stock options issued to them on November 9, 1995 to Alan M. Smith at no cost.
/(3)/ The market value of the Common Stock on the date of exercise, June 27, 1996, minus the exercise price of $.50 per share. The average of the closing bid and asked price of the Common Stock on June 27, 1996 was $3.9375.

     DIRECTOR COMPENSATION

          An option to purchase 100,000 shares of Common Stock was originally granted to Mark S. Pierce on July 7, 1995 at an exercise price of $.625 per share. On November 7, 1995 these options were repriced at an exercise price of $.50 per share. Concurrently, an option to purchase an additional 100,000 shares of Common Stock was granted by the Company to Mr. Pierce at the same exercise price. Mr. Pierce resigned as an officer of the Company effective July 7, 1995 and as a director of the Company on June 12, 1996.

          In the future, the Company's Board of Directors intends to pay its non-employee directors $1,500 for their attendance at each regular or special meeting of the Board of Directors and award each non-employee director options to purchase 100,000 shares of Common Stock, which options shall vest 25,000 shares per year for each full year served as a director of the Company.

     EMPLOYMENT AGREEMENTS

          On September 1, 1996, the Company entered into certain employment agreements (the "Employment Agreements"), with Gordon J. Sales to serve as President and Chief Executive Officer of the Company, Alan M. Smith to serve as Chief Financial Officer of the Company, and Terry W. Neild to serve as Executive Vice President of the Company (collectively, the "Employees" and individually an "Employee"). The Employment Agreements are for a period of sixty months beginning September 1, 1996 and ending August 31, 2001. Any extension or renewal of the Employment Agreements must occur at least three months prior to the end of the initial term or any renewal term and absent mutual agreement of the parties, the failure to conclude such extension or renewal by such date shall be deemed notice to the Company and the Employee, that the relevant Employment Agreement shall not be extended. Under each Employment Agreement, each Employee will be paid an annual salary of $120,000 ("Annual Salary") for the first year, which amount will be increased to $180,000, $240,000, $270,000 and $300,000 on
     September 1, 1997, 1998, 1999 and 2000, respectively. Each Employee also is entitled to participate in the Company's bonus and stock option plans and participate in the customary employee benefits programs maintained by the Company, including health, life and disability insurance to the extent provided to other senior executives of the Company.

          The Company or an Employee may terminate the applicable Employment Agreement at any time with or without cause. In the event the Company terminates an Employment Agreement for cause or an Employee terminates his Employee Agreement without cause, all of such Employee's rights to compensation would cease upon the date of his termination. If the Company terminates an Employment Agreement without cause or the Employee terminates his Employment Agreement for cause (which is limited to the Company's failure to pay the Employee his monthly compensation) the Company will pay to the Employee, within 15 days of the effective date of such termination, all compensation and other benefits that would have accrued and/or been payable to the Employee during the full term of the Employment Agreement.

          In the event of a change in control of the Company, each Employee is be entitled to receive a lump sum payment equal to $400,000, if the change of control occurs prior to August 31, 1999, and $430,000 if the change of control occurs thereafter. A change of control is considered to have occurred when, as a result of any type of corporate reorganization, execution of proxies, voting trusts or similar arrangements, a person or group of persons (other than incumbent officers, directors and principal shareholders of the Company) acquires sufficient control to elect more than a majority of the Company's Board of Directors. The Employment Agreements also include a non-compete and non-disclosure provisions in which each Employee agrees not to compete with or disclose confidential information regarding the Company and its business during the term of the Employment Agreement and for a period of one year thereafter.

          Additional Employment Agreements. The Company has entered into an employment agreement with the Company's general counsel under terms substantially similar to those discussed above. The Company, through its wholly owned subsidiaries, has also entered into employment agreements with the following individuals, among others, Steven Clark, Lawrence DiFrancesco, Jerry W. Tooley and David Putnam.

     COMPENSATION PURSUANT TO PLANS

          STOCK OPTION PLANS

          The Company has one stock option plan entitled the Intercell Corporation 1995 Compensatory Stock Option Plan (the "1995 Plan"). The Company has reserved 7,000,000 shares of Common Stock for issuance. In the 1996 fiscal year, the Company granted options to purchase 4,841,180 shares of Common Stock to directors, officers, employees and consultants of the Company and its subsidiaries.

          EMPLOYEE STOCK OWNERSHIP PLAN

          In 1988, CTL established an Employee Stock Ownership Plan (the "ESOP") and a related trust for substantially all of its employees. To participate in the ESOP, employees of CTL must have worked at least 1,000 hours during the year and must be employed at the end of the ESOP year. Participants do not vest until their third year of employment and then vest 20% per year through year seven. Employer contributions are voluntary and are generally based on a percentage of eligible payroll, limited to 15%. The contributions for 1995 and 1994 were approximately $158,000 and $247,000, respectively, and were recognized as compensation expense. The Company discontinued the ESOP in 1996.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company does not have a compensation committee, all decisions on the compensation of executive officers and directors of the Company are made by the full Board of Directors. In the preceding fiscal year, the following members of the Board of Directors participated in discussions involving the compensation of executive officers of the Company: Messrs. Sales, Neild, Smith and Pierce.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies.

          Based solely on its review of the copies of the Section 16(a) forms received by it, or written representations from certain reporting persons, the Company believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Alan M. Smith failed to timely file a report on Form 4 reporting the grant of an option to purchase 50,000 shares of Common Stock on November 9, 1995 until June 1996.

                              CERTAIN TRANSACTIONS

          As of September 30, 1996, the Company had an outstanding promissory note due to Jerry W. Tooley, the Chief Financial Officer of Cellular Magnetics in the amount of $80,000 with an interest rate of 8%, due annually. The promissory note was issued as part of the consideration paid for the purchase of M.C. Davis consummated on September 30, 1996. This note was repaid in October 1996.

          The Company had noninterest bearing notes payable totaling $800,000 due to the former owners of M.C. Davis in consideration for the purchase of M.C. Davis consummated on September 30, 1996. These notes were repaid in October 1996. See also Note 11 to the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein.

          The Company leases its principal executive office from Alan M. Smith, Ltd., a company controlled by Alan M. Smith, an executive officer and director of the Company. The Company leases this office space pursuant to a lease that expires on July 31, 2001. The monthly lease payments are $3,000. The Company believes that the lease payments are on terms at least as favorable as could be obtained from an independent lessor.


          On September 3, 1996, the Company granted options to purchase 400,000 shares of Common Stock, with an exercise price of $4.00 per share, to 521508 B.C. Ltd. ("B.C. Ltd.") in return for which B.C. Ltd. agreed to promote the sale of the Company's products and services in Canada. These options vest immediately and expire 10 years from the date of grant. The Company recognized a charge to income of $300,000 resulting from the grant of these options. B.C. Ltd, which has its own management, is beneficially owned by the adult children of Mr. Gordon J. Sales and by the father-in-law of Mr. Terry W. Neild. Both Mr. Sales and Mr. Neild disclaim any direct or indirect beneficial ownership of, or interest in, B.C. Ltd.

          On July 8, 1996, Energy, which does not currently conduct any operations and whose only assets consist of the Company's Common Stock and the Company entered into a certain Plan of Liquidating Dissolution (the "Plan"). The Plan was approved by a majority of the shareholders of Energy on October 21, 1996 in accordance with the provisions of the Delaware General Corporation Law. Under the Plan, the Company has agreed to register the shares of Common Stock issued to Energy over a period of three years. The 5,412,191 shares of Common Stock owned by Energy will be distributed to the beneficial owners of the shares of common stock of Energy as of July 8, 1996, pro-rata as follows: 902,032 on the effective date of the Company's Registration Statement of which this Prospectus is a part, 902,032 ninety days thereafter, and approximately 902,032 shares on or about January 30 and April 30, 1998 and January 31 and April 30, 1999.

          B.C. Ltd., the Blonde Bear Trust, the beneficiary of which is the spouse of Alan M. Smith and Messrs. James D. Martin, Anthony P. Wynn and David E. Blank, significant employees of the Company, own shares of Energy and will receive approximately 247,632, 119,000, 20,000, 20,000 and 20,000 shares of Common Stock, respectively, in the distribution. The Blonde Bear Trust has an independent trustee and Mr. Smith does not have the authority to revoke the trust or direct the trustee in the voting or disposition of the trust proceeds. Accordingly, Mr. Smith disclaims any beneficial ownership interest in the shares of Common Stock the trust will receive from Energy.

                              BENEFICIAL OWNERSHIP

          The following table sets forth certain information regarding the beneficial ownership of outstanding shares of Common Stock as of April 1, 1997, by (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock, (ii) the Company's directors, Chief Executive Officer and executive officers whose total compensation exceeded $100,000 for the last fiscal year, and (iii) all directors and executive officers of the Company as a group.


Name and Address of                                       Percentage of
Beneficial Owner                                        Number of Shares   Class/(6)/
----------------                                        ----------------   ----------
   Energy Corporation
   999 West Hastings St., Suite 1750
   Vancouver, B.C., V6C 2W2                               5,412,191/(1)/       30.04%

   Gordon J. Sales, Chief Executive Officer
   999 West Hastings St., Suite 1750
   Vancouver, B.C., V6C 2W2                               1,383,334/(1)(2)/     7.68

   Terry W. Neild, Executive Vice President
   7201 E. Camelback Rd., Suite 250
   Scottsdale, AZ 85251                                   1,383,334/(2)/        7.68

   Alan M. Smith, Chief Financial Officer
   999 West Hastings St., Suite 1750
   Vancouver, B.C., V6C 2W2                                 688,000/(3)/        3.82

   Cheri L. Perry
   3236 Jellison Street
   Wheat Ridge, CO 80033                                  1,269,340/(4)/        7.04

   Theodore A. Waibel, Director
   890 S. Coors Drive
   Lakewood, CO 80228                                           -0-/(5)/         -0-

   Charles E. Bauer, Director
   31321 Island Drive
   Evergreen, CO 80439                                          -0-/(5)/         -0-

   All officers and directors as a group (5 persons)      3,454,668            19.17


     _______________

     /(1)/ Mr. Sales is President and a Director of Energy but does not beneficially own any shares of common stock of Energy. As the sole director of Energy, Mr. Sales has voting control of the Common Stock held by Energy. However, Mr. Sales does not own any shares of Energy's common stock and disclaims any beneficial ownership of the Common Stock held by Energy. Consequently, its ownership is not attributed to or included in his ownership. No current shareholder of Energy that will receive shares of Common Stock pursuant to the Plan of Liquidating Dissolution owns in excess of 10% of the common stock of Energy and no such current shareholder is an affiliate of the Company, except as described under "Certain Transactions." Energy filed a Certificate of Dissolution with the Delaware Secretary of State on November 13, 1996, and currently acts as a holding company, whose only assets consist of the Common Stock being held for distribution to Energy's shareholders.
     /(2)/ Includes 650,000 shares of Common Stock subject to presently exercisable stock options held by Messrs. Sales and Neild. The options are exercisable at $0.50 per share and expire July 7, 2005 with respect to 500,000 shares and November 9, 2005 with respect to 150,000 shares. The holders transferred 50,000 out of an original 200,000 stock options issued to them on November 9, 1995 to Alan M. Smith at no cost.
     /(3)/ Includes 500,000 shares of Common Stock subject to presently exercisable stock options held by Mr. Smith. The options are exercisable at $0.50 per share and expire on June 12, 2006 with respect to 150,000 shares; $0.50 per share and expire on

     November 9, 2005 with respect to 150,000 shares (transferred to him, at no cost by certain other shareholders) and at $4.00 per share and expire on October 21, 2006 with respect to 200,000 shares.
     /(4)/ Includes 850,000 shares of Common Stock subject to presently exercisable stock options held by such individual. The options are exercisable at $0.50 per share and expire on July 7, 2005 with respect to 500,000 shares and on November 9, 2005 with respect to 150,000 shares; and at $4.00 per share and expire on October 21, 2006 with respect to 200,000 shares.
     /(5)/ The ownership indicated does not include options granted effective November 22, 1996 to acquire up to one hundred thousand (100,000) shares of the Common Stock at $4.00 per share. The options vest at the rate of twenty-five thousand (25,000) shares per year for each year served as a director. As the options are not presently exercisable, the option holder is not considered to be the beneficial owner of the shares of Common Stock underlying the Options. The Options have a term expiring on November 22, 2006.

     /(6)/ Based upon 18,019,508 shares issued and outstanding on April 1, 1997.

                             SELLING SHAREHOLDERS

          This Prospectus covers 6,336,987 shares of Common Stock and
     1,837,450 Warrants being offered by the Selling Shareholders. The table below sets forth (i) the identity of the Selling Shareholders and the Selling Shareholders of Energy, (ii) the nature of any position or other material relationship, if any, which the Selling Shareholders and the Selling Shareholders of Energy have had with the Company, its predecessors or affiliates during the past three years, (iii) the amount of shares of Common Stock owned by the Selling Shareholders and the Selling
     Shareholders of Energy prior to the offering, (iv) the amount of shares of Common Stock offered by the Selling Shareholders and the Selling Shareholders of Energy hereby, and (v) the amount and (if one percent or more) the percentage of shares of the outstanding Common Stock that will be owned by the Selling Shareholders and the Selling Shareholders of Energy after the offering is complete and assuming that all shares of Common Stock offered hereby are sold.

                                    Amount of           Amount of            Amount of                                   Amount of
                                  Common Stock        Common Stock        Warrants Owned            Amount           Shares/Warrants
                                 Owned Prior to     Owned Prior to          Prior to            of Shares/(4)//        To Be Owned
Name of Selling                  Offering-Series     Offering-Series     Offering-Series            Warrants            After the
Shareholder                           B/(2)/             C/(3)/             B/Series C              Offered           Offering/(5)/
------------------           ------------------- -------------------  -------------------    -------------------    ----------------
Selling Shareholders of                                                                              1,804,064/-0-    -0-/3,608,127
 Energy/(1)/

AG Super Fund                               -0-                 -0-             7,619/-0-            7,619/7,619             -0-/-0-
 International Partners
 L.P.

Banque Scandinave en Suisse                 -0-             193,950         30,476/38,462         262,888/68,938             -0-/-0-

Cameron Capital Ltd.                        -0-                 -0-            76,191/-0-          76,191/76,191             -0-/-0-

Capital Ventures                        177,150             155,160         53,333/61,538        447,181/114,871             -0-/-0-
 International

Darissco Diversified                        -0-                 -0-            11,429/-0-          11,429/11,429             -0-/-0-
 Investments Inc.

Faisal Finance                              -0-                 -0-            49,524/-0-          49,524/49,524             -0-/-0-
 (Switzerland)

GAM Arbitrage Investments,                  -0-                 -0-             7,619/-0-            7,619/7,619             -0-/-0-
 Inc.

Global Bermuda, L.P.                     24,801             174,555         15,238/69,231         283,825/84,469             -0-/-0-

Gracechurch & Co.                           -0-                 -0-            38,095/-0-          38,095/38,095             -0-/-0-

KA Investments LDC                       31,887                 -0-            11,429/-0-          43,316/11,429             -0-/-0-

Lake Management LDC                         -0-             193,950         38,095/38,462         270,507/76,557             -0-/-0-

Lakeshore International                     -0-             135,765            -0-/53,846         189,611/53,846             -0-/-0-
 Ltd.

Leonardo, L.P.                              -0-                 -0-            53,333/-0-          53,333/53,333             -0-/-0-

Olympus Securities Ltd.                 354,300                 -0-            76,191/-0-         430,491/76,191             -0-/-0-

Queensway Financial                         -0-             193,950         22,857/38,462         255,269/61,319             -0-/-0-
 Holdings

Rana Investment Company                     -0-                 -0-            34,286/-0-          34,286/34,286             -0-/-0-

Raphael, L.P.                               -0-                 -0-             7,619/-0-            7,619/7,619             -0-/-0-

RIC Investment Fund Ltd.                    -0-                 -0-            34,286/-0-          34,286/34,286             -0-/-0-

Richcourt $ Strategies,                     -0-                 -0-            26,667/-0-          26,667/26,667             -0-/-0-
 Inc.

Santander Merchant Bank,                    -0-             387,900           -0-/153,846        541,746/153,846             -0-/-0-
 Ltd.

Swartz Investments,                         -0-                 -0-       330,159/214,615        544,774/544,774             -0-/-0-
 LLC/(6)/

The Gifford Fund Ltd.                       -0-             193,950         38,095/38,462         270,507/76,557             -0-/-0-

The Matthew Fund N.V.                    70,860             193,950         15,238/38,462         318,510/53,700             -0-/-0-

The Otato Limited                           -0-              96,975              38,095/0         135,070/38,095             -0-/-0-
 Partnership

The Tail Wind Fund, Ltd.                    -0-             116,370               -0-/-0-            116,370/-0-             -0-/-0-

Windward Island Limited                     -0-                 -0-              38,095/0          38,095/38,095             -0-/-0-

Wood Gundy London Ltd.                      -0-                 -0-              38,095/0          38,095/38,095             -0-/-0-
                                        -------           ---------     -----------------    -------------------   -----------------
     Total                              658,998           2,036,475     1,092,064/745,386    6,336,987/1,837,450       -0-/3,608,127
 _______________

/(1)/ Energy Corporation is a holding company whose only assets are the shares of the Company's Common Stock being held for distribution to its shareholders. See "PLAN OF DISTRIBUTION" and "BUSINESS-Recent Acquisitions and Transactions." Appendix A to this Prospectus contains a listing of the Selling Shareholders of Energy and the number of shares of Common Stock each shareholder will receive pursuant to the Plan of Liquidating Dissolution and the amount of such shares offered by this Prospectus.

/(2)/ Assumes all holders of Series B Preferred Stock convert their shares to Common Stock one year and one day after July 10, 1996, the last closing date, in accordance with the conversion formula at a conversion price of $3.9375 per share. See "DESCRIPTION OF SECURITIES-Preferred Stock").

/(3)/ Assumes all holders of Series C Preferred Stock convert their shares to Common Stock one year and one day after December 16, 1996, the last closing date, in accordance with the conversion formula at a conversion price of $3.25 per share. See "DESCRIPTION OF SECURITIES-Preferred Stock").

/(4)/ Includes the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock and underlying the Warrants offered hereby.

/(5)/ Assumes that all of the shares of Common Stock and Warrants being offered hereby are sold by such Selling Shareholders unless otherwise indicated. There is no assurance that the Selling Shareholders will sell any or all of the Common Stock or Warrants offered pursuant to this Prospectus.

/(6)/ Swartz Investments, LLC was engaged as selling agent in connection with the sale of the Series B Preferred Stock and Series C Preferred Stock and was paid compensation equivalent to 11% of the aggregate funds raised in such placements. In addition, it received warrants to purchase shares of Common Stock equal to 10% of the aggregate securities sold, assuming that the holders of the Series B Preferred Stock and Series C Preferred Stock and related warrants, converted their Series B Preferred Stock and Series C Preferred Stock or exercised their warrants at the fixed Conversion Price. See "DESCRIPTION OF SECURITIES."

                           DESCRIPTION OF SECURITIES

       The authorized capital stock of the Company consists of 100 million shares of the Company's common stock, no par value per share (the "Common Stock"), and 10,000,000 shares of the Company's preferred stock, no par value per share. Of the Preferred Stock, 210,000 shares of Series A Non-Dividend Bearing, Convertible, Redeemable Preferred Stock ("Series A Preferred Stock"), 1,000 shares of the Series B Preferred Stock and 600 shares of the Series C Preferred Stock have been reserved for issuance. No shares of the Series A Preferred Stock are currently outstanding. In addition, the Company has Warrants outstanding to purchase 1,837,450 shares of Common Stock.

     COMMON STOCK


       As of April 1, 1997, there were 18,019,508 shares of Common Stock issued and outstanding. Holders of the Common Stock are entitled to one vote per share of record on each matter submitted to a vote of shareholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to Preferred Stock shareholders. Holders of Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments.
     The Common Stock has noncumulative voting rights in the election of directors.

     PREFERRED STOCK

       SERIES B PREFERRED STOCK

       General


       As of April 1, 1997, there were 186 shares of Series B Preferred
     Stock (the "Series B Preferred Stock") outstanding. Each share of Series B Preferred Stock is currently convertible at the option of the holder into Common Stock.

       In general, each share of Series B Preferred Stock is convertible into shares of Common Stock pursuant to the following formula: (1,000) x (N/365) + 10,000/Conversion Price (with N being the number of days that have expired between the date of conversion and July 10, 1996, and the "Conversion Price" being the lessor of: $3.9375 or 85% of average closing bid price (the "Closing Bid Price") of the Common Stock for the 5 trading days immediately preceding the date of conversion). Each holder is also entitled to convert shares of the Series B Preferred Stock pursuant to the above formula with the Conversion Price equal to the closing bid price on the over-the-counter market on the date of conversion. Under the latter method, the Company may elect to redeem the shares of Series B Preferred Stock offered for conversion where the Conversion Price is less than $3.9375 per share of Common Stock on the conversion date pursuant to the following formula (the "Redemption Formula"):

                                       Closing  Bid Price on Date of Conversion
       1,000 x  (N/365)  +  10,000 x   ----------------------------------------
                                                  Conversion Price

     The Company also has the right to redeem the Series B Preferred Stock on or after July 11, 1997, provided that the Company purchases Series B Preferred Stock with an aggregate value $1,500,000 (using the Original Issuance Price, as defined below), for a price equal to 130% of the Stated Value (Original Issuance Price plus any accrued and unpaid Premium as defined below) of the shares of the Series B Preferred Stock being redeemed for the first 18 months, which percentage is decreased by 5% for every 6 month period that expires thereafter.

       The holders of the Series B Preferred Stock are not entitled to receive dividends thereon and shall have no voting power whatsoever, except as otherwise provided by the Colorado Business Corporation Act (which generally provides voting rights for any action that directly adversely affects the rights of the holders of the Series B Preferred Stock). In the event of any liquidation, dissolution or winding up of the Company with respect to distributions of assets upon liquidation, dissolution or winding up of the Company's affairs (collectively "Distributions"), the holders of Series B Preferred Stock shall be entitled to receive, after any Distribution to senior securities, if any, and prior to any Distribution to any junior securities (including holders of Common Stock) the sum of $10,000 per share (the "Original Issuance Price") and an amount equal to ten percent (10%) of the Original Issuance Price (the "Premium") per annum for the period that has passed since July 10, 1996. In addition, at the option of each holder of Series B Preferred Stock, a sale, conveyance or disposition of substantially all of the assets of the Company or the effectuation by the Company of a transaction, or series of transactions, in which more than 50% of the voting power of the Company is disposed of, shall be deemed to be a liquidation, dissolution or winding up as set forth above.

       So long as shares of Series B Preferred Stock are outstanding, the Company may not, without the written approval of the holders of at least 75% of the then outstanding shares of Series B Preferred Stock (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any senior securities, if any, that would adversely effect the holders of the Series B Preferred Stock, and (ii) create any class or series of capital stock having a preference over or on parity with the Series B Preferred Stock with respect to Distributions.

       Regulation S Subscription Agreement

       The Regulation S Subscription Agreement (the "Subscription Agreement") under which shares of the Series B Preferred Stock were sold, granted the holders of the Series B Preferred Stock certain additional rights, which include, among others, the following:

       Subscriber's Rights in the Event Shares Issued with a Restrictive Legend. Generally, in the event the Company issues shares of Common Stock with a restrictive legend upon conversion by the holder of Series B Preferred Stock, then the holder of Common Stock, at its option, may require the Company immediately to either (i) redeem the Series B Preferred Stock submitted for conversion at the redemption price determined under the Redemption Formula or (ii) demand (without any other holder's participation) that the Company file a registration statement under the Securities Act covering the registration of the Common Stock which has been issued with such restrictive legend and the Common Stock issuable upon conversion of such holders's remaining Preferred Stock then outstanding pursuant to the terms of the Registration Agreement (as defined below).

       Payments for Failure to Register. The Company shall pay to a holder who has demanded registration, as set forth above, an amount equal to five percent (5%) per month of the Original Issue Price of such holders's shares of Series B Preferred Stock that were outstanding immediately prior to the delivery of the notice of conversion, compounded monthly and accruing daily, payable in cash by the fifth (5th) day of the month following such demand and the fifth (5th) day of each month thereafter (i) if a demand registration is not effective, or (ii) if the Company has not re-issued and delivered to the holder of Series B Preferred Stock shares of Common Stock without a restrictive legend, whichever is earlier.

       Capital Raising Limitations. The Company also agreed to provide the Series B shareholders with a right of first refusal in proportion to the percentage of Series B Preferred Stock purchased in the Series B Offering for any offering conducted within 240 days of July 10, 1996, (the limitations referred to in this paragraph are collectively referred to as the "Capital Raising Limitation"). In general, the Capital Raising Limitation does not apply to any transaction involving the Company's commercial banking arrangements or issuances of securities in connection with a merger, consolidation or purchase or sale of assets, or exercise of options by employees, consultants or directors or any transaction with a strategic corporate partner.

       SERIES C PREFERRED STOCK.

       General

       As of April 1, 1997, there were 525 shares of Series C Preferred Stock (the "Series C Preferred Stock") outstanding. Each share of Series C Preferred Stock is convertible at the option of the holder into Common Stock as described below during the following periods: (i) up to 20% of the Series C Preferred Stock initially issued to the holder at any time on and after April 16, 1997; and (ii) an additional 20% per month on the 16th day of each month thereafter; provided, however, that the holder of the Series C Preferred Stock may not convert more than 25% of the aggregate Series C Preferred Stock initially issued to such holder in any given one month period beginning on April 16, 1997 and ending on August 16, 1997.

       In general, each share of Series C Preferred Stock is convertible into shares of Common Stock pursuant to the following formula (the "Conversion Formula"): (800) x (N/365) + 10,000/Conversion Price (with N being the number of days that have expired between the date of conversion and December 16, 1996, and the "Conversion Price" being the lessor of: $3.25 (the "Fixed Conversion Price") or 85% of average closing bid price (the "Closing Bid Price") of the Common Stock for the 5 trading days immediately preceding the date of conversion (the "Variable Conversion Price")). If at the time of conversion the Variable Conversion Price is less than the Fixed Conversion Price, the Company may elect, in its sole discretion, to redeem each share of Series C Preferred Stock offered for conversion in an amount equal to the Stated Value ($10,000 plus any Accrued Premium, as defined below) x 117.60%.

       The Company also has the right to redeem the Series C Preferred Stock on or after December 16, 1997, provided the Company purchases at least $1,500,000 of Series C Preferred Stock (based on the Original Issuance Price defined below) for a price equal to 130% of the Original Issuance Price for the first 18 months. For each six months thereafter, the redemption percentage decreases by 5% until the expiration of three years.

       Each share of Series C Preferred Stock outstanding on December 16, 1999, automatically shall either be converted in accordance with the Conversion Formula or, if the Company provides the holders of the Series C Preferred Stock with a notice of redemption by December 11, 1999, at the Original Issuance Price plus an accrued premium of 8% per year (the "Accrued Premium").

       The holders of the Series C Preferred Stock are not entitled to receive dividends and shall have no voting power, except as otherwise provided by the Colorado Business Corporation Act. In the event of any liquidation, dissolution or winding up of the Company (a "Liquidation Event"), the holders of Series C Preferred Stock shall be entitled to receive, after any distribution to the holders of the Series B Preferred Stock and other senior securities, if any, and prior to any Distribution to any junior securities (including holders of Common Stock) the sum of $10,000 per share (the "Original Issuance Price") and the Accrued Premium. At the option of each holder of Series C Preferred Stock, a sale, conveyance or disposition of substantially all of the assets of the Company or the effectuation by the Company of a transaction, or series of transactions, in which more than 50% of the voting power of the Company is disposed of, will generally be deemed to Liquidation Event.

       So long as shares of Series C Preferred Stock are outstanding, the Company may not, without the written approval of the holders of at least 75% of the then outstanding shares of Series C Preferred Stock (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock or any senior securities, if any, that would adversely effect the holders of the Series C Preferred Stock, and (ii) create any class or series of capital stock having a preference over or on parity with the Series C Preferred Stock with respect to Distributions; (iii) cause the holders of the Series C Preferred Stock to be taxed under Section 305 of the Internal Revenue Code; or (iv) issue any additional shares of Series C Preferred Stock.

       Regulation D Subscription Agreement

       The Regulation D Subscription Agreement (the "Subscription Agreement") under which shares of the Series C Preferred Stock were sold, granted the holders of the Series C Preferred Stock certain additional rights, which include, among others, the following:

       Payments for Failure to Register. The Company shall pay to a holder who has demanded registration an amount in Common Stock equal to two percent (2%) per month of the amount of Series C Preferred Stock sold to the holder in the offering, compounded monthly and accruing daily until the registration statement is declare effective. In addition, if the Company is unable to issue Common Stock upon conversion of the Series C Preferred Stock or upon exercise of the Series C Warrants, and is unable to cure the default within 75 days, the Company shall pay a Conversion Default Payment equal to: (N/365) x (.24) x the sum of the Original Issuance Price of all shares of Series C Preferred Stock held by each holder (where N equals the number of days from the date of default to the date that the Company cures the default).

       Capital Raising Limitations. The Company shall not issue any debt or equity securities for cash in capital raising transactions ("Future Offerings") for a period beginning on December 16, 1996 and ending one hundred twenty (120) days thereafter without obtaining the prior written approval of the holders holding a majority of the purchase price of Series C Preferred Stock then outstanding. The Company also agreed to provide the Series C shareholders with a right of first refusal in proportion to the percentage of Series C Preferred Stock purchased in the Series C Offering for any offering conducted within 240 days of December 16, 1996, (the limitations referred to in this paragraph are collectively referred to as the "Capital Raising Limitation"). In general, the Capital Raising Limitation does not apply to any transaction involving the Company's commercial banking arrangements or issuances of securities in connection with a merger, consolidation or purchase or sale of assets, or exercise of options by employees, consultants or directors or any transaction with a strategic corporate partner.

       Miscellaneous Provisions

       Assuming all shares of Preferred Stock currently issued and outstanding are converted during the term of this Offering, the Company will be authorized to issued up to an additional 10,000,000 shares of Preferred Stock. The Board of Directors has authority to issue the Preferred Stock in one or more series and to fix the number of shares constituting any such series, and the voting powers, designations, preferences, and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemptions, redemption prices, conversions and voting rights, and liquidation preferences, without any further vote or action by the holders of the Common Stock.

       Although the Board of Directors currently has no intention of doing so, its authority to issue preferred stock, without further vote or action by the holders of the Common Stock, could be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy or consent solicitation, or otherwise, by making such attempts more difficult to achieve and more costly. The Board of Directors may also issue preferred stock with voting rights that could adversely affect the voting power of the then existing holders of Common Stock. There are currently no agreements or understandings for the issuance of additional preferred stock, and the Board of Directors has no present intention of issuing any additional shares of preferred stock.


       Reference is made to the Company's Articles of Incorporation, as amended (which is filed as an exhibit to the Registration Statement) for a complete description of the terms and conditions of the Preferred Stock and the description of the Preferred Stock contained herein is qualified in its entirety by reference thereto.

     WARRANTS


       GENERAL. As of April 1, 1997, 24 persons held Warrants to purchase an aggregate of 1,092,064 shares of Common Stock at an exercise price of $3.9375 per share (the "Class B Warrants"), and 10 persons held Warrants to purchase an aggregate of 745,386 shares of Common Stock at an exercise price of $3.25 per share (the "Class C Warrants" and together with the Class B Warrants, the "Warrants"), subject to adjustments in certain events. The Warrants may be exercised at any time commencing on October 14, 1996 and ending at 5:00 p.m. Eastern time, on July 1, 2001 for the Class B Warrants and June 1, 1997 and ending at 5:00 p.m. Eastern time on November 30, 2001 for the Class C Warrants. If all Warrants are exercised, the Company will receive proceeds of approximately $6,722,506 million.

       The Warrants may also be exercised pursuant to a cashless exercise procedure. The cashless exercise procedure is not available if shares of Common Stock to be issued upon such exercise would be (i) immediately transferable, free of restrictive legend under Rule 144 of the Securities Act; (ii) then registered pursuant to an effective registration statement under Registration Rights Agreement (hereinafter defined); or (iii) otherwise registered under Securities Act. The Company has registered all shares of Common Stock issuable upon exercise of the Warrants for sale under the Registration Statement of which this Prospectus is a part. Therefore, the cashless exercise procedure will be unavailable after the time the Registration Statement is declared effective.

       The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation or the Company's distribution to the holders of Common Stock cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or preceding year) of the Company.

       The Company will not issue fractional shares or scrip representing fractional shares of Common Stock upon exercise of the Warrant. If, on exercise of the Warrant, the holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

       Reference is made to the Warrant Agreements (which are filed as exhibits to the Registration Statement) for a complete description of the terms and conditions of the Warrants and the description of the Warrants contained herein is qualified in its entirety by reference thereto.


     REGISTRATION RIGHTS AGREEMENT

       The Registration Rights Agreements for the Series B Preferred Stock and the Series C Preferred Stock (the "Registration Agreement") grants certain registration, demand and piggyback registration rights to the holders of the Preferred Stock and applies to shares of the Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants. The Common Stock subject to the Registration Agreement is referred to herein as "Registered Securities."

       The Registration Agreement requires the Company to file a registration statement (the "Initial Registration Statement") by October 8, 1996 (the "Series B Due Date") and January 16, 1997 which must become effective by April 16, 1997 (the "Series C Due Date" and together with the Series B Due Date, the "Due Date"). Any holder of Registerable Securities may elect not to have their shares included in the registration statement. Such holder (together with holders owing at least 25% of the Registerable Securities) may, after expiration of the Due Date, require the Company to effect a Demand Registration (as defined below) or at any time following the Due Date to have their shares included in a registration statement subsequently filed by the Company (a "Piggyback Registration").

       If the registration statement is not filed by the Due Date, at least 25% of the Shareholders owning Registerable Securities may demand that the Company file a registration statement under the Securities Act (a "Demand Registration"). To date, neither the holders of the Series B Preferred Stock or Series C Preferred Stock have requested a Demand Registration.

       In the event any Registrable Securities are included in a registration statement of the Company, to the extent permitted by law, the Company and the holders of the Preferred Stock and Warrants have agreed to indemnify and hold harmless each other against any losses, claims, damages, expenses, or liabilities (joint or several) (hereinafter referred to singularly as "Loss" and collectively as "Losses") to which they may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations.

       If the Initial Registration Statement required is not filed on or prior to the Due Date or, with respect to holders of the Series B Preferred Stock, if a Demand Registration is not effective within ninety (90) days of demand or if the Company fails to respond to any request for information from the Securities and Exchange Commission related to such registration statement within fifteen (15) days of such request, then the Company shall pay to all holders of outstanding Preferred Stock an aggregate amount equal to two percent (2%) per month of the aggregate amount of Preferred Stock sold in the Regulation S Offering or Resolution D Offering, compounded monthly, and accruing daily, payable in Common Stock.

       With respect to Holders of the Series B Preferred Stock, if the Company is not eligible to effect a registration statement under Form S-1 or SB-2 or S-3 or other appropriate registration statement at the time of a Demand Registration under the terms of the Registration Agreement, solely through the act or failure to act by the Company, the Company shall pay the holders of outstanding Preferred Stock an amount equal to the "Conversion Default Payment" for each day beyond sixty (60) days on the receipt of the request for a Demand Registration until such registration statement is effective. In addition, if, on the date that the Preferred Stock becomes eligible for conversion into Common Stock or the Warrants are exercisable, the Common Stock is not listed on the OTC Bulletin Board or other national stock exchange or automated quotation system, then the Company shall pay to all holders of outstanding Preferred Stock an aggregate penalty equal to the amount of the Conversion Default Payment.

       The Conversion Default Payment is equal to the amount of (N/365) x (.24) x the sum of the Original Issuance Price of all shares of Series B Preferred Stock held by each holder (where N equals the number of days from the date of default to the date that the Company cures the default).

     TRANSFER AGENT AND REGISTRANT

       The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Inc., 870 Seventeenth Street, Suite 2350, Denver, Colorado 80202.

                        SHARES ELIGIBLE FOR FUTURE SALE


       Upon completion of the Offering, the Company will have outstanding 22,552,431 shares of Common Stock (giving effect to the exercise of 1,837,450 Warrants, but assuming no exercise of outstanding stock options). Of these shares, all of the 6,336,987 shares sold in the Offering will be freely transferable by persons other than "affiliates" of the Company, without restriction or further restriction under the Securities Act.

       An aggregate of 1,654,668 shares of Common Stock are "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.

       In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least two years, including an "affiliate" of the Company (as that term is defined under the Securities Act), is entitled to sell, within any three-month period, the number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person

     (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates, including members of the Board of Directors and senior management, continue to be subject to such limitations.

               The Company has filed a registration statement on Form S-8 to register 3,581,180 shares of Common Stock. The Company has reserved 7,000,000 shares of Common Stock under its 1995 Compensatory Stock Option Plan. As of January 31, 1997, options to purchase 4,396,000 shares of Common Stock were outstanding.

               Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of the Common Stock.

                                 LEGAL MATTERS

               Certain legal matters with respect to the Common Stock will be passed upon for the Company by Kutak Rock, Denver, Colorado.

               The statements in the Prospectus under the captions "RISK FACTORS-Uncertainty Regarding Protection of Proprietary Rights," "-Rights to PI Technology," "-License Rights to PI Technology" and "BUSINESS-Intellectual Property" have been reviewed by Michael A. Glenn, Esq., with respect to the PI Technology, and Meschkow & Gresham, P.L.C., with respect to the Antenna Technology, each of whom serves as patent counsel for the Company, and are included herein in reliance upon that review.

                                    EXPERTS

               The financial statements and schedules of Intercell Corporation as of September 30, 1996 and 1995 and for the year ended September 30, 1996 and the eleven-month period ended September 30, 1995 and the financial statements for A.C. Magnetics, Inc. doing business as M.C. Davis Co. Inc., as of December 31, 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and the nine-month period ended September 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               The consolidated financial statements of the Company as of October 31, 1994 included in this Prospectus and Registration Statement have been audited by Mark Shelley, CPA, to the extent and for the periods indicated in their report, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon payment of prescribed fees. Such reports, proxy statements and other information may also be inspected at the offices of The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006, which supervises the NASDAQ system in which the Common Stock is traded. In addition, the Commission maintains a worldwide web site that contains reports, proxy and information statements and other information regarding the Company, which the Company is required to file electronically with the Commission, at the following internet address: http://www.sec.gov.

                             ADDITIONAL INFORMATION

               The Company has filed with the Commission a Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock and Warrants offered hereby (the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock and Warrants offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof, which may be obtained from the Commission in the manner set forth above. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission.

                                    GLOSSARY

               The following are definitions of certain technical terms used in this Prospectus.

               "AM" amplitude modulation, which means the encoding of an electromagnetic wave by variation of its amplitude in accordance with its input signal.

               "Antenna Systems" means the Company's products developed using the Antenna Technology.

               "Antenna Technology" means the technology included within the scope of patent applications assigned to the Company from Arizona State University.

               "Analog Transmission" means the transmission of information in continuous form which is transmitted by electrical signals. This is the traditional method of modulating radio signals so that they can carry information. AM (amplitude modulation) and FM (frequency modulation) are the two most common methods of analog modulation.

               "Anode" means a positively charged electrode.

               "Ball Grid Array" or "BGA" means an advanced IC package in which the silicon die is attached to a high density substrate which is in turn placed on an array of small solder balls forming the base of the package. The Ball Grid Array is soldered directly to an electronic circuit, without using pins or wire leads coming out of the perimeter of the package.

               "Band Width" means a relative range of frequencies that can carry a signal without distortion on a transmission medium.

               "Cathode" means a negatively charged electrode.

               "Die" see "IC" and "IC Package."

               "Dielectric" means a nonconductive material, such as a plastic film or coating used to provide an insulating layer on a printed circuit or other substrate.

               "Digital Transmission" means the conversion of voice communications to computer binary language of zeros and ones. Digital transmission offers a cleaner signal and solves many of the problems that plague analog such as fading and static.

               "Electrode" means a conductor through which an electric current passes.

               "Electron Gun" is an electron-emitting cathode and its surrounding assembly for directing, controlling and forcing a stream of electrons to a target. It is sold separately for use as an electron source in medical linear accelerators for generation of high energy x-rays.

               "Electron Power Tubes" or "Electron Tubes" are enclosed tubes, in which electrons act as the principal conductors of current between at least two electrodes. Electron tubes fall into two categories, oscillators and amplifiers. Oscillators are typically magnetrons and power grid tubes (triodes and tetrodes) and amplifiers are klystrons and traveling wave tubes.

               "External Antenna" means the Company's Antenna System that will be used as an aftermarket "retrofit" on existing cellular phones.

               "Flexible Circuit" is a circuit manufactured from a Flexible Laminate. Flexible circuits can be single-sided, double-sided or multi-layer.

               "FM" means frequency modulation, which operates through the encoding of a electromagnetic wave by variation of its frequency in accordance with its input signal.

               "Frequency" means a measure of the energy, as one or more waves per second, in an electrical or lightwave information signal. A signal's frequency is stated in either cycles-per-second or Hertz.

               "GHz" means gigahertz (one billion cycles per second).

               "Hertz" or "Hz" means a measurement of electromagnetic energy, equivalent to one "wave" or one cycle per second.

               "High Density Substrate" are electronic circuits manufactured from thin film flexible laminates with very thin circuit traces down to 1 millimeter (.001").

               "High Power and High Frequency Triode Tubes and Tetrode Tubes" is an electron tube with three electrodes: an anode, a cathode and a controlling grid. Tetrode Tubes are similar to triode tubes except that it has four electrodes: an anode, cathode, a control grid and an additional grid. Tetrodes and triodes are used in RF induction heaters in the steel industry, AM-FM radio communications, plastic sealing units, wood gluing units, silicone crystal growing, induction heat treating of gears and other metals requiring hardening, environmental vibration tables and numerous other applications.

               "IC" and "IC Package" means an integrated circuit, which is a type of semiconductor in which a number of transistors and other elements are combined to form a more complicated circuit. These elements are fabricated in a small chip of silicon, known as a "silicon die," which is attached to a substrate and then encased in plastic, ceramic or other advanced forms of packaging to prevent damage and facilitate handling. This package is known as an IC package.

               "Interconnect" and "Interconnect Products" means a circuit used to provide electrical connection between components and electronic systems and also as a substrate to support electronic devices. Interconnect products are those products or methods of connection used to connect electrical components (e.g., a computer chip) to other substrates (e.g., a printed circuit board) which are required to operate electronic equipment.

               "Internal Antenna" means the Company's Antenna System that is internally incorporated into cellular phones and has no external antenna.

               "KHz" means kilohertz (one thousand cycles per second).

               "Klystron Tube" is an electron tube in which bunching of electrons is produced by electric fields, which are then used for the amplification of microwave energy. Klystron tubes (both external cavity and internal cavity) are commonly used in UHF television transmission, medical and nonmedical accelerators, and navigational equipment.

               "Linear Accelerator" is a device in which charged particles are accelerated in a straight line by successive impulses from a series of electric fields. One of the principal uses of linear accelerators is in the medical field for the generation of high energy x-rays for therapeutic treatment of tumors.

               "Magnetron Tube" is a vacuum tube in which the flow of electrons is controlled by an exterior applied magnetic field to generate power at microwave frequencies (400 MHz to 18 GHz). The principal use of magnetrons is in industrial microwave cooking and heating units. Some of the applications are: drying foods such as pasta; pre-cooking bacon, potato chips and snacks; thawing of meats and butter; processing chicken: dewater oil and heat, and reprocess asphalt. Pulsed X-Band Magnetrons are used in radar and accelerator applications.

               "MHz" means megahertz (one million cycles per second).

               "Micro-Strip Antenna" means an antenna that does not use wires like a conventional antenna, but rather transmits data through a transmission line configuration which consists of a substrate.

               "Multi-Chip Module" or "MCM" is a high performance IC package containing more than one silicon die on a single high density substrate.

               "Near Field Radiation" means radiation within a few feet of the Antenna.

               "OEMs" means original equipment manufacturers.

               "Panel" as used in the electronic industry means the substrate used to mount, package or attach electronic devices.

               "Particle Interconnect Products" means products produced using the PI Technology.

               "PI Technology" means the particle interconnect technology described and covered by certain patents and patent applications, know-how and trademarks assigned to the Company by Particle Interconnect, Inc.

               "Printed Circuit" is a generic term referring to a circuit fabricated by transferring a circuit pattern to a copper or other laminate through imaging, etching and plating processes.

               "Proprietary Electroplating Process" means the Company's proprietary trade secret electroplating process used to manufacture the Particle Interconnect Products.

               "RF" means radio frequency.

               "Silicon Die" see "IC" above.

               "Substrate" means a material that provides a supporting surface.

               "Vacuum Tube" means an electron tube having an internal vacuum sufficiently high to permit electrons to move with low interaction with any remaining gas molecules.

               "UHF" means ultra high frequency.

               "VHF" means very high frequency.

               "Wireless" means a radio-based system allowing transmission of telephone and/or data signals through the air without a physical connection, such as a metal wire or fiber optic cable.


               "Z-axis" means an electronic interconnect method that uses vertical butt contacts to connect two electronic components without the use of any horizontal wiping or sliding action.

                                   APPENDIX A


                                                                             Number of Shares                         Shares to be
             Name of                                                          owned Prior to   Amount of Shares     Owned After this
       Selling Shareholder                                                     Offering/(1)/    to be Offered/(2)/    Offering/(3)/
       -------------------                                                   ----------------  ------------------   ----------------
504804 B C Ltd/(4)/                                                                   270,634              82,544            188,090

The Big D's Antiques                                                                      167                  56                111

Joyce Babel                                                                               334                 111                223

Jean M Baier                                                                              334                 111                223

Roger Barnett                                                                           4,833               1,611              3,222

John F Bauer & Shirley M Bauer JTWROS                                                     167                  56                111

Darren Begley                                                                          86,798              26,666             60,132
c/o Modern Industries Inc

Leonardo S Bilancia & Phillys R Bilancia JTWROS                                           834                 278                556

David Blank/*/                                                                         94,999               6,666             88,333
c/o Modern Industries

Gerard D Blank                                                                            167                  56                111

Diane A Blanks & Tim Blanks JTWROS                                                        167                  56                111

Orlando A Bove & Dorothy Bove JTWROS                                                      667                 222                445

Olivia J. Bradley                                                                         417                 139                278

Albert H Bradshaw & Carolyn Bradshaw JTWROS                                                34                  11                 23

Robert Branch                                                                              42                  14                 28

David Brandman                                                                            542                 181                361

Robert L Brath                                                                            680                 227                453

John Bridgeman                                                                          3,334               1,111              2,223
C/O Modern Industries

Linda Bridges                                                                             292                  97                195

Harry Z Bristman                                                                       33,333              11,111             22,222

William F Broderick & Violet A Broderick JTWROS                                           834                 278                556

Shirley K Brown Admin Est Richard Dick Reilly                                           6,250               2,083              4,167
C/O Joe Hoff

Richard Bullock Ttee The Blonde Bear Trust/(4)/                                       119,047              39,682             79,365

Douglas Burnett                                                                         6,667               2,222              4,445

Guy W Bush & Genevieve Mae Bush JTWROS                                                      9                   3                  6

Guy W Bush c/f Gregory Walter Bush Utma Il                                                  9                   3                  6


                                                                      Number of Shares                          Shares to be
                 Name of                                               owned Prior to    Amount of Shares     Owned After this
             Selling Shareholder                                       Offering /(1)/   to be Offered /(2)/   Offering /(3)/
             -------------------                                       --------------   -------------------   ----------------
Guy W Bush c/f Kevin Troy Bush Utma Il                                          9                   3                  6

Guy W Bush c/f Suzanne Mae Bush Utma Il                                         9                   3                  6

Joseph Butz                                                                    42                  14                 28

California Tube Laboratory Inc Stock Bonus Employee                       593,843             156,703            437,140
Stock Ownership Plan & Trust
c/o James Martin/Tony Wynn TTEES

California Tube Laboratory Inc Money Purchase Pension                     375,328             125,097            250,231
Employee Stock Ownership Plan & Trust
C/O James Martin/Tony Wynn TTEES

California Tube Laboratory, Inc. ESOP Trust                                75,000              25,000             50,000

Adriana M. Cantelli                                                            30                  10                 20

Raymond A. Cantelli                                                            30                  10                 20

Ronald Q. Cantelli                                                             30                  10                 20

Steve M. Carpenter                                                             30                  10                 20

Cede & Co/(5)/                                                          7,466,019             432,810          7,033,209

Charmirathor Inc                                                           31,446               5,555             25,891
c/o Mira M Theisen

Ben Chee                                                                    1,667                 556              1,111

James S. Clifton                                                              188                  63                125

Lee C Cook & Dorrit B Book JTWROS                                             668                 223                445

Corporate Advisors Inc                                                    100,003                   1            100,002

Charles T. Cummings                                                            59                  20                 39

Keith P Cyr & Terri A Cyr JTWROS                                              400                 133                267

Julian Daggett & D Sharon Grant JTWROS                                      1,334                 445                889

Benjamin G Dettling                                                        15,001               5,000             10,001

John Dickman                                                               99,998              33,329             66,669

D & M Reilly                                                                3,334               1,111              2,223
c/o Modern Industries

Barbara J Drew Ttee Barbara J Drew Rev Liv Tr Ua Dtd                      300,870              61,457            239,323
Jan 30 1987

John W. Dye & Florence A. Dye Jt Ten                                           30                  10                 20

David Edmiston                                                                334                 111                223


                                                                              Number of Shares                         Shares to be
                     Name of                                                    owned Prior to    Amount of Shares      Owned After
               Selling Shareholder                                             Offering/(1)/      to be Offered/(2)/   Offering/(3)/
               -------------------                                            ----------------    ------------------   -------------
Tom Ehrichs                                                                               125                  42                 83

The Royal Bank Of Scotland (NASSAU) Limited Ttee Emmen Trust                           71,093              23,695             47,398
c/o Modern Industries

Richard J Euler                                                                           667                 222                445

Shirley Ann Farrell & Michael Farrell JTWROS                                              167                  56                111

First United Trust                                                                     16,666               5,555             11,111

Constance Fischer                                                                      16,666               5,555             11,111

William Jeffrey Fitzhugh                                                                  134                  45                 89

Paul A Fiumara & Mary L Fiumara                                                           334                 111                223

Frank Flournoy                                                                          4,757               1,586              3,171

Jack C Fong                                                                               334                 111                223

Charles D Foster & M Dennis Stratton JTWROS                                               300                 100                200

Leon F French                                                                           7,834               2,611              5,223

Emma Frizzell                                                                             167                  56                111

Muriel Fulton                                                                          58,000              13,332             44,668

The Gap Trust                                                                         191,661              63,881            127,780

Kenneth J. Garber                                                                          42                  14                 28

Paul Gill                                                                                  42                  14                 28

Charlotte Given                                                                        13,334               4,444              8,890
c/o Terry Neild

Judith A Gomolski & Adrian Gomolski JTWROS                                                 67                  22                 45

David Graff                                                                            89,998              29,996             60,002

Nathan Greene                                                                             454                 151                303

Marion Greenler                                                                            59                  20                 39

Randy Hall                                                                                334                 111                223

Lori J R Harris & Alice Jean Barnette JTWROS                                              334                 111                223

Philip Hermsen & Joann Hermsen JTWROS                                                     167                  56                111

Hilad Holdings Limited                                                                 33,334              11,110             22,224

Harold Hofmann                                                                            334                 111                223


                                                                      Number of Shares                          Shares to be
                 Name of                                               owned Prior to    Amount of Shares     Owned After this
             Selling Shareholder                                       Offering /(1)/   to be Offered /(2)/   Offering /(3)/
             -------------------                                      ----------------  -------------------   ----------------
Richard Paul Hourdequin & Angela M Hourdequin                                67                  22                 45
JTWROS

Cynthia W Jansen                                                            334                 111                223

David A Jansen                                                              334                 111                223

Janina A Johns                                                              668                 223                445

Leon W Jones & Michelle S Jones JTWROS                                    1,167                 389                778

Mary Ann Keeley & Robert M Keeley JTWROS                                    334                 111                223

Ethel A Kelley & James J Kelley JTWROS                                      667                 222                445

Ethel Ann Kelley                                                            667                 222                445

Mahjabin Q Kidwai                                                            63                  21                 42

Barbara C Klaver                                                          1,334                 445                889

Nicolaas M Klaver                                                         1,334                 445                889

Earl Komarin & Chester Komarin JTWROS                                       334                 111                223

Anthony Kovanic Sr & Anna C Kovanic Ttees Anthony P                       2,500                 833              1,667
Kovanic Sr Tr Ua Dtd Oct 14 1993

Kray & Co                                                                    25                   8                 17

Shellie Kremer                                                              200                  67                133

Edgar L Lancaster & Minnie L Lancaster JTWROS                               167                  56                111

Richard A Lane                                                            3,334               1,111              2,223

Richard J. Linnevers                                                         84                  28                 56

James 1d Litwinovich & Sally A Litwinovich                                2,334                 778              1,556

George Lycas                                                                 84                  28                 56

Robert E. MacNab                                                             59                  20                 39

Madison Foundation                                                        8,334               2,778              5,556

James Martin/*/                                                          94,999               6,666             88,333
c/o Modern Industries

Nelson M Martin & Dustin T Martin JTWROS                                    501                 167                334

Albert Maurer                                                               334                 111                223

Patricia D Maynord                                                           80                  27                 53

James F McCabe Jr                                                         1,667                 556              1,111

Dave McConkey                                                                42                  14                 28


                                                                                                                   Shares to be
                                                                                Number of Shares                     Owned After
                                Name                                             owned Prior to          Amount of      this
                         Selling Shareholder                                     Offering/(1)/          Shares/(2)/  Offering/(3)/
                         -------------------                                     ------------           -----------  -------------
Elizabeth McCrea                                                                          334                 111                223

Robert Peter Meeske                                                                        17                   6                 11
c/o Jack Meier

Thomas F Metzger & Eileen J Metzger JTWROS                                              1,667                 556              1,111

Paul Metzinger/**/                                                                     83,199              27,730             55,469

Mary Ann Miller & Thomas S Miller JTWROS                                                  300                 100                200

Randall J Milligan                                                                         25                   8                 17

J Patrick Moss                                                                         16,667               5,555             11,112

Steve Mulder                                                                               84                  28                 56

Les Nance                                                                                 167                  56                111

Charles P Neild                                                                       213,329              71,103            142,226

Gordon J Nevers                                                                        13,334               4,444              8,890
c/o Modern Industries

Charles Newell                                                                         19,027               6,342             12,685

Nancy Nottingham                                                                       16,666               5,555             11,111

Betty Fae Nusinow & Bernard Nusinow JTWROS                                                167                  56                111

Carol K Owens & Thomas F Owens JTWROS                                                     167                  56                111

William H Payne                                                                           167                  56                111

Michael Pedone                                                                             67                  22                 45

Marshall Pekarsky                                                                         334                 111                223

PhilaDep & Co/(6)/                                                                  2,704,554              10,949          2,693,605

Pittco                                                                                    557                  14                543
c/o Rafco Financial Corp./(7)/

Albert Pogorelec                                                                        5,000               1,667              3,333

Randall Pullen                                                                        273,517              91,172            182,345

The Royal Bank Of Scotland (NASSAU) Limited Ttee Radium Trust                          66,665              22,219             44,446
c/o Modern Industries

Gordon L Raphael & Mindy L Raphael JTWROS                                                 334                 111                223

Bruce Reed                                                                                188                  63                125

D Reilly & M Reilly JTWROS                                                             16,666               5,555             11,111


                                                                              Number of Shares                       Shares to be
                   Name of                                                     owned Prior to    Amount of Shares   Owned After This
           Selling Shareholder                                                 Offering/(1)/     to be Offered/(2)/   Offering/(3)/
           -------------------                                                 -------------     ------------------ ----------------

Joseph Reilly & Celine C Reilly Ttees Revocable Family Tr Ua Dtd May 15,                6,250               2,083              4,167
1990

Reilly Minerals Ltd                                                                    31,249              10,415             20,834
c/o Joe Hoff

Rexco                                                                                     334                 111                223

Marj Rielly & Dean Rielly JTWROS                                                          334                 111                223

Radley Robinson                                                                            67                  22                 45

Rocha Holdings Ltd                                                                     79,999              26,664             53,335

Bert Roosen                                                                             4,252               1,417              2,835

Lou L. Ross/*/                                                                        273,517              91,172            182,345

Royal Bank Of Scotland (NASSAU) Ttee Windemere Trust                                   10,886               3,628              7,258

c/o Modern Industries

Groves & Sanders                                                                        2,501                 834              1,667

Arlene Schott                                                                           6,868               2,289              4,579

Glenda Schroeder                                                                           42                  14                 28

Royal Bank Of Scotland (NASSAU) Ttee Radium Trust                                      13,334               4,444              8,890
c/o Modern Industries

Royal Bank Of Scotland (NASSAU) Ttee Emmen Trust                                       14,219               4,739              9,480
c/o Modern Industries

The Royal Bank Of Scotland (NASSAU) Limited Ttee Windermere Trust                      54,426              18,140             36,286
c/o Modern Industries

Paul D Scott & Weldonna Drew-Scott JTWROS                                               2,334                 778              1,556

Christine A Sedlak & Kenneth T Hassel JTWROS                                              166                  55                111

Pushpa Sharan                                                                           1,000                 333                667

Gregory M. Sprigg & Nancee K. Sprigg Jt Ten                                                42                  14                 28

St James Group Ltd                                                                     29,999               9,999             20,000

Glen Standefer                                                                             42                  14                 28

Alex L Stein                                                                            3,334               1,111              2,223

Donald William Stumpf                                                                     667                 222                445

Tracey L Sturm & Dan Dale Sturm JTWROS                                                  2,267                 756              1,511

Charles George Suchy                                                                    1,666                 555              1,111


                                                                      Number of Shares                          Shares to be
                 Name of                                               owned Prior to    Amount of Shares     Owned After this
             Selling Shareholder                                       Offering /(1)/   to be Offered /(2)/   Offering /(3)/
             -------------------                                       --------------   -------------------   ----------------
Joseph Sudol & Ann Sudol JTWROS                                                  334                 111                223

Sunlight Systems Ltd                                                         283,330              94,434            188,896

M K Theodoratus & Robert J Theodoratus JTWROS                                    334                 111                223

Marshall Thompson                                                                602                 201                401

Edward Threet                                                                  3,334               1,111              2,223

Joe Tinianow                                                                     167                  56                111

Joe Tinianow & Betty Tinianow Jt Ten                                              67                  22                 45

Albert Toboll                                                                    334                 111                223

Thinh Trinh                                                                    2,801                 934              1,867

Richard D Tuttle & Carol Lynn Tuttle Community Property                          334                 111                223

James M Tyler                                                                  6,667               2,222              4,445

James Tyler                                                                   60,000              19,998             40,002

Nuchanath Vandenbosch & Alfred Vandenbosch JTWROS                                500                 167                333

Kaylene F Veron                                                                   42                  14                 28

Charles F Vogdes                                                               1,667                 556              1,111

Kurt Waber                                                                   109,998              19,997             90,001

James P Walterhoefer                                                             334                 111                223

Carol Weber                                                                      667                 222                445

Jerome Wenger                                                                 33,333              11,110             22,223

Donald Westphal                                                                   67                  22                 45

Robert Alan Wheeler                                                              249                  83                166

James P Wherley & Vivian F Wherley JTWROS                                        334                 111                223

G & B Wilde                                                                    4,001               1,334              2,667

Bruce W Willett c/f Andrew N Willett Ugma Ar                                     167                  56                111

Chris Wilson & Tiffany Wilson JTWROS                                             334                 111                223

Christopher D Wilson & Tiffany J Wilson JTWROS                                   668                 223                445

Frances Wilson                                                                   167                  56                111

John E Wright Retirement Plan                                                  3,334               1,111              2,223

Mary Wulff                                                                     6,250               2,083              4,167
c/o Joe Hoff


                                                                              Number of Shares                         Shares to be
                   Name                                                          owned Prior to   Amount of Shares  Owned After this
           Selling Shareholder                                                   Offering/(1)/   to be Offered/(2)/    Offering/(3)/
           -------------------                                                 ----------------  ------------------ ---------------
Anthony Wynn/*/                                                                        94,999               6,666             88,333
c/o Modern Industries

Yorkton Securities Inc                                                                  3,359               1,120              2,239

Leona C Zinky Ttee Leona C Zinky Living Trust Ua Dtd May 4, 1988                        1,167                 389                778

Blane L Zirilli                                                                        10,009               3,336              6,673

          Totals                                                                   14,929,688           1,803,943/(8)/    13,125,745


/*/Currently serves as an employee or consultant to the Company or its subsidiaries.

/**/Currently serves as the Company's general counsel.

/(1)/ The shares reflected in this Column also include shares of the Company that are presently owned by the Selling Shareholders of Energy (prior to distribution), as required by the rules and regulations of the Securities and Exchange Commission. The total number of shares to be distributed to the Selling Shareholders of Energy and which may be resold by them remains 5,412,191. As previously disclosed, these shares will be distributed to the Selling Shareholders of Energy in six equal installments over a three year period.

/(2)/ Indicates shares registered in this Offering for resale by the Selling Shareholders of Energy, which will be distributed to such Selling Shareholder of Energy in two equal installments.

/(3)/ Indicates shares which will be distributed to the Selling Shareholder of Energy in four equal installments on January 31 and April 30 for each of the years 1998 and 1999, which are not registered in this Offering but which may be sold by the Selling Shareholder of Energy after distribution pursuant to Rule 144 of the Securities Act of 1933.

/(4)/ The beneficial owners of these entities are affiliated with certain of the Company's executive officers. See "CERTAIN TRANSACTIONS."

/(5)/ Cede & Co. is a registered Depository Company holding shares for broker-dealers and others, which in turn hold them for their customers. The amount shown here includes shares of the Company held by Cede & Co. The actual number of shares of Energy Corporation held by Cede & Co., upon which the Company's shares will be distributed for resale by the beneficial owners is 1,298,600 shares.

/(6)/ PhilaDep & Co. is a registered Depository Company holding shares for broker-dealers and others, which in turn hold them for their customers. The amount shown includes shares of the Company held by PhilaDep & Co. The actual number of shares of Energy Corporation held by PhilaDep & Co., upon which the Company's shares will be distributed for resale by the beneficial owners, is 32,852 shares.

/(7)/ Pittco is a registered Depository Company holding shares for broker-dealers and others, which in turn hold them for their customers. The amount shown includes shares of the Company held by Pittco. The actual number of shares of Energy Corporation held by Pittco, upon which the Company's shares will be distributed for resale by the beneficial owners, is 42 shares.

/(8)/ Difference between 1,804,064 and 1,803,943 is due to rounding.

                         INDEX TO FINANCIAL STATEMENTS
                AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 1996,
               THE ELEVEN MONTH PERIOD ENDED SEPTEMBER 30, 1995,
                      AND THE YEAR ENDED OCTOBER 31, 1994

                             INTERCELL CORPORATION

                                                  Page
                                                  ----

   Independent Auditors' Reports...............  F-3 F-4

   Consolidated Balance Sheets - September 30,
    1996 and September 30, 1995................  F-5

   Consolidated Statements of Operations -
    Year ended September 30, 1996, Eleven-month
    period ended September 30, 1995 and the
    Year ended October 31, 1994................  F-6

   Consolidated Statements of Stockholders'
    Equity (Deficit) - Year ended September 30,
    1996, Eleven-month period ended September
    30, 1995 and the Year ended
    October 31, 1994...........................  F-7

   Consolidated Statements of Cash Flows -
    Year ended September 30, 1996, Eleven-month
    period ended September 30, 1995 and the
    Year ended October 31, 1994................  F-8

   Notes to Consolidated Financial Statements..  F-9

   Schedule II - Valuation and Qualifying
    Accounts*..................................  F-28

   Condensed Consolidated Balance Sheets -
    December 31 and September 30, 1996
    (unaudited)................................  F-29

   Condensed Consolidated Statement of
    Operations - Three-month period ended
    December 31, 1996 and 1995 (unaudited).....  F-30

   Condensed Consolidated Statement of Cash
    Flows - Three-month period ended
    December 31, 1996 and 1995 (unaudited).....  F-31

   Notes to Condensed Consolidated Financial
    Statements (unaudited).....................  F-32


*The remaining schedules for which provision is made in Regulation S-X are not required under the instructions contained therein, are inapplicable, or the information required is included in the financial statements or footnotes.

                             AC MAGNETICS, INC. DBA
                              M.C. DAVIS CO., INC.

Independent Auditors' Report....................  F-33

Consolidated Balance Sheets - December 31,
 1995 and September 30, 1996....................  F-34

Consolidated Statements of Operations - For
 the years ended December 31, 1994 and
 December 31, 1995 and the Nine months ended
 September 30, 1996.............................  F-35

Consolidated Statements of Stockholders' Equity -
 For the years ended December 31, 1994 and
 December 31, 1995 and the Nine months ended
 September 30, 1996.............................  F-36

Consolidated Statements of Cash Flows - For
 the years ended December 31, 1994 and
 December 31, 1995 and the Nine months ended
 September 30, 1996.............................  F-37

Notes to Consolidated Financial Statements......  F-38

                       PRO FORMA STATEMENT OF OPERATIONS
                  INTERCELL CORPORATION AND AC MAGNETICS INC.

Unaudited Pro Forma Combined Statement of
 Operations for Intercell Corporation and
 AC Magnetics, Inc. for the Year ended
 September 30, 1996.............................  F-44

Note to Unaudited Pro Forma Combined Statement
 of Operations..................................  F-45

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Intercell Corporation:


We have audited the accompanying consolidated balance sheets of Intercell Corporation and subsidiaries (the Company), formerly Modern Industries, Inc. and subsidiaries, as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended September 30, 1996, and for the eleven-month period ended September 30, 1995. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intercell Corporation and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the year ended September 30, 1996, and for the eleven-month period ended September 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG Peat Marwick LLP


San Jose, California
December 6, 1996

                               MARK SHELLEY, CPA
                             110 S. Mesa Drive #31
                              Mesa, Arizona 85210
                                 (602) 833-4054

                          INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors
Intercell Corporation:

               I have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows for the year ended October 31, 1994 of Intercell Corporation and subsidiary, formerly Modern Industries, Inc. and subsidiaries, (the Company). These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

               I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

               In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the year ended October 31, 1994 of Intercell Corporation and subsidiary in conformity with generally accepted accounting principles.

               This updated report above and corresponding financial statements do not include the balance sheet of the Company as of October 31, 1994. This balance sheet is not required to be included in the current 1996 filings. This balance sheet was included in previous filings of the Company. At those times an unqualified opinion was given for the October 31, 1994 balance sheet.

/s/  Mark Shelley, CPA


March 14, 1995
Updated December 31, 1996

                     INTERCELL CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets


                                                                            September 30,
                                                                   ---------------------------
Assets                                                                  1996          1995
------                                                             --------------  -----------

   Current assets:
     Cash and cash equivalents                                       $ 4,224,000       57,000
     Short-term investments                                            3,063,000            -
     Accounts receivable, less allowance for returns
      and doubtful accounts of $255,000 and $81,000
      in 1996 and 1995, respectively                                     746,000      637,000
     Inventories                                                       1,066,000      773,000
     Prepaid expenses and other current assets                           102,000       79,000
     Investment land held for sale                                     1,424,000            -
     Equipment held for sale                                                   -      250,000
                                                                     -----------   ----------

          Total current assets                                        10,625,000    1,796,000

   Property, plant, and equipment, net                                 1,418,000      885,000
   Goodwill and other intangible assets, net                           1,583,000      388,000
   Other assets                                                          200,000            -
                                                                     -----------   ----------
                                                                     $13,826,000    3,069,000
                                                                     ===========   ==========

Liabilities and Stockholders' Equity
------------------------------------

   Current liabilities:
     Loan payable to bank                                            $         -      190,000
     Note payable                                                        266,000       71,000
     Notes payable to related parties                                    932,000      495,000
     Current portion of long-term debt                                   120,000        2,000
     Accounts payable and accrued liabilities                            742,000      829,000
     Accounts payable to related parties                                       -      212,000
                                                                     -----------   ----------

          Total current liabilities                                    2,060,000    1,799,000

   Long-term debt, less current portion                                   86,000       48,000

   Commitments

   Stockholders' equity:
     Convertible preferred stock; 10,000,000 shares authorized:
       Series A; 210,000 shares issued and outstanding
       as of September 30, 1995                                                -      250,000
     Series B; 787 shares issued and outstanding
       as of September 30, 1996 (liquidation preference
       of $10,225 per share)                                           5,533,000            -
   Warrants to acquire common stock                                    1,870,000            -
   Common stock; no par value; 100,000,000 shares authorized;
     15,734,229 and 10,409,244 shares outstanding, respectively       12,187,000    3,109,000
   Deferred compensation                                                (331,000)           -
   Accumulated deficit                                                (7,579,000)  (2,137,000)
                                                                     -----------   ----------

          Total stockholders' equity                                  11,680,000    1,222,000
                                                                     -----------   ----------

                                                                     $13,826,000    3,069,000
                                                                     ===========   ==========

See accompanying notes to consolidated financial statements.

                     INTERCELL CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Operations


                                                                  Eleven-month
                                                   Year ended     period ended    Year ended
                                                 September 30,   September 30,   October 31,
                                                      1996            1995           1994
                                                 --------------  --------------  ------------

   Net sales                                       $ 3,405,000       3,768,000     2,066,000
   Cost of goods sold                                2,830,000       2,884,000     1,208,000
                                                   -----------      ----------     ---------

     Gross profit                                      575,000         884,000       858,000

   Selling, general, and
     administrative expenses                         5,683,000       1,317,000     1,182,000
   Research and development                             88,000               -             -
                                                   -----------      ----------     ---------

       Operating loss                               (5,196,000)       (433,000)     (324,000)

   Other income (expense):
     Interest income                                    36,000               -             -
     Interest expense                                  (90,000)        (88,000)       (3,000)
     Loss on investments                                     -        (795,000)            -
     Other                                             (33,000)         (3,000)      (16,000)
                                                   -----------      ----------     ---------

                                                       (87,000)       (886,000)      (19,000)
                                                   -----------      ----------     ---------
        Loss before income taxes                    (5,283,000)     (1,319,000)     (343,000)

   Income taxes                                              -           2,000        19,000
                                                   -----------      ----------     ---------

        Net loss                                   $(5,283,000)     (1,321,000)     (362,000)

   Deemed Preferred Stock Dividend
      relating to in-the-money
      conversion terms                               1,624,648              --            --
                                                   -----------      ----------     ---------

   Net loss applicable to common stockholders       (6,907,648)     (1,321,000)     (362,000)
                                                   ===========      ==========     =========

   Net loss per common share                             $(.54)           (.18)         (.08)
                                                   ===========      ==========     =========

   Weighted average number of shares of
     common stock outstanding                       13,072,683       7,391,275     4,828,007
                                                   ===========      ==========     =========

See accompanying notes to consolidated financial statements.

                     INTERCELL CORPORATION AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity (Deficit)

            Year ended September 30, 1996, eleven-month period ended
              September 30, 1995, and year ended October 31, 1994

                                                        Warrants
                                    Convertible            to
                                 preferred stock         acquire        Common stock      Additional
                             -----------------------     common  -----------------------    paid-in      Deferred      Accumulated
                             Shares        Amount         stock    Shares      Amount       capital    compensation      deficit
                             --------   ------------   --------- ----------  -----------  ----------   ------------   ------------

Balances as of October 31,
 1993                               -   $         -           -   2,352,081  $     7,000     242,000              -      (454,000)
Conversion of debt to
 equity                             -             -           -     676,777        2,000     473,000              -             -
Shares issued in exchange
 for prepaid promotion              -             -           -      35,637            -      50,000              -             -
Shares issued in exchange
 for consulting services            -             -           -      14,255            -      20,000              -             -
Acquisition of California
 Tube Laboratory, Inc.              -             -           -     762,031        2,000   1,067,000              -             -
Employment contract buy out         -             -           -     222,572        1,000     311,000              -             -
Shares issued in exchange
 for microwave technology           -             -           -     178,188          500     250,000              -             -
Shares issued in exchange
 for services                       -             -           -     178,188          500      69,000              -             -
Purchase of treasury stock          -             -           -           -            -    (206,000)             -             -
Net loss                            -             -           -           -            -           -              -      (362,000)
                             --------   -----------   ---------  ----------  -----------  ----------   ------------   -----------

Balances as of October 31,
 1994                               -             -           -   4,419,729       13,000   2,276,000              -      (816,000)

Shares issued in lieu of
 interest payment to
 related party                      -             -           -      17,819            -      13,000              -             -
Shares issued in exchange
 for investment in
 American Microcell                 -             -           -     712,751        2,000     498,000              -             -
Shares issued in private
 placement                          -             -           -      85,530            -      60,000              -             -
Contribution to ESOP                -             -           -     176,362        1,000     246,000              -             -
Conversion of additional
 paid-in capital to common
 stock                              -             -           -           -    3,093,000  (3,093,000)             -             -
Acquisition of Intercell      210,000       250,000           -   4,997,053            -           -              -             -
Net loss                            -             -           -           -            -           -              -    (1,321,000)
                             --------   -----------   ---------  ----------  -----------  ----------   ------------   -----------

Balances as of September
 30, 1995                     210,000       250,000           -  10,409,244    3,109,000           -              -    (2,137,000)

Repurchase of shares of
 Series A preferred stock    (210,000)     (250,000)          -           -            -           -              -             -
Shares of Series B
 preferred stock and
 warrants issued in private
   placement, net of issuance
   costs of $1,100,000          1,000     7,030,000   1,870,000           -            -           -              -             -
Shares issued in exchange
 for land                           -             -           -     400,000    1,000,000           -              -             -
Contribution to ESOP                -             -           -     126,761      158,000           -              -             -
Shares issued to effect
 business combination with
  Particle Interconnect,
   Inc. treated as an
   immaterial pooling               -             -           -   1,400,000        8,000           -              -      (159,000)
Deferred compensation
 related to stock option
 grants                             -             -           -           -    4,017,000           -     (4,017,000)            -
Amortization of deferred
 compensation                       -             -           -           -            -           -      3,686,000             -
Exercise of stock options           -             -           -   2,295,180    1,342,000           -              -             -
Conversion of Series B
 preferred stock to common
 stock                           (213)   (1,497,000)          -     588,880    1,497,000           -              -             -
Shares issued in exchange
 for services                       -             -           -     236,386       56,000           -              -             -
Shares to be issued for
 acquisition of M.C. Davis          -             -           -     277,778    1,000,000           -              -             -
Net loss                            -             -           -           -            -           -              -    (5,283,000)
                             --------   -----------   ---------  ----------  -----------  ----------   ------------   -----------

Balances as of September
 30, 1996                         787   $ 5,533,000   1,870,000  15,734,229  $12,187,000           -       (331,000)   (7,579,000)
                             ========   ===========   =========  ==========  ===========  ==========   ============   ===========


                                 Total
                             stockholders'
                                equity
                               (deficit)
                             -------------
Balances as of October 31,
 1993                          (205,000)
Conversion of debt to
 equity                         475,000
Shares issued in exchange
 for prepaid promotion           50,000
Shares issued in exchange
 for consulting services         20,000
Acquisition of California
 Tube Laboratory, Inc.        1,069,000
Employment contract buy out     312,000
Shares issued in exchange
 for microwave technology       250,000
Shares issued in exchange
 for services                    69,500
Purchase of treasury stock     (206,000)
Net loss                       (362,000)
                              ---------

Balances as of October 31,
 1994                         1,473,000

Shares issued in lieu of
 interest payment to
 related party                   13,000
Shares issued in exchange
 for investment in
 American Microcell             500,000
Shares issued in private
 placement                       60,000
Contribution to ESOP            247,000
Conversion of additional
 paid-in capital to common
 stock                                -
Acquisition of Intercell        250,000
Net loss                     (1,321,000)
                             ----------

Balances as of September
 30, 1995                     1,222,000

Repurchase of shares of
 Series A preferred stock      (250,000)
Shares of Series B
 preferred stock and
 warrants issued in private
 placement, net of issuance
 costs of $1,100,000          8,900,000
Shares issued in exchange
 for land                     1,000,000
Contribution to ESOP            158,000
Shares issued to effect
 business combination with
 Particle Interconnect,
 Inc. treated as an
 immaterial pooling            (151,000)
Deferred compensation
 related to stock option
 grants                               -
Amortization of deferred
 compensation                 3,686,000
Exercise of stock options     1,342,000
Conversion of Series B
 preferred stock to common
 stock                                -
Shares issued in exchange
 for services                    56,000
Shares to be issued for
 acquisition of M.C. Davis    1,000,000
Net loss                     (5,283,000)
                             ----------

Balances as of September
 30, 1996                    11,680,000
                             ==========

See accompanying notes to consolidated financial statements.

                     INTERCELL CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows


                                                                                 Eleven-month
                                                                  Year ended     period ended    Year ended
                                                                September 30,   September 30,   October 31,
                                                                     1996            1995           1994
                                                                --------------  --------------  ------------

   Cash flows from operating activities:
     Net loss                                                    $ (5,283,000)     (1,321,000)     (362,000)
     Adjustments to reconcile net loss to net cash (used in)
       provided by operating activities:
       Depreciation and amortization                                   59,000          97,000       136,000
       Loss on investments                                                  -         795,000       102,000
       Loss on sale of property                                        36,000               -             -
       Common stock issued for interest, services                      56,000          13,000             -
       Accrual of ESOP contributions                                        -         158,000       247,000
       Amortization of deferred compensation                        3,686,000               -             -
       Changes in operating assets and liabilities:
         Accounts receivable                                           47,000        (167,000)      119,000
         Inventories                                                  (28,000)       (275,000)     (208,000)
         Prepaid expenses and other current assets                     21,000          32,000             -
         Accounts payable and accrued liabilities                     (79,000)        344,000       326,000
         Accounts payable to related parties                         (212,000)        123,000             -
                                                                 ------------      ----------      --------
           Net cash (used in) provided by operating
             activities                                            (1,697,000)       (201,000)      360,000
                                                                 ------------      ----------      --------

   Cash flows from investing activities:
     Acquisition of property, plant, and equipment                   (273,000)        (31,000)      (19,000)
     Acquisition of land                                              (57,000)              -             -
     Other assets                                                    (142,000)          9,000        (8,000)
     Cash acquired in connection with acquisitions                    167,000               -       262,000
     Purchase of short-term investments                            (3,063,000)              -             -
     Proceeds from sale of property                                   174,000               -             -
                                                                 ------------      ----------      --------
       Net cash (used in) provided by investing activities        (3,194,000 )        (22,000)      235,000
                                                                 ------------      ----------      --------

   Cash flows from financing activities:
     Proceeds from (payments on) loan payable to bank                (190,000)        190,000             -
     Payments on notes payable to related parties                    (495,000)       (460,000)            -
     Proceeds from notes payable                                            -         110,000             -
     Payments on note payable                                         (71,000)        (40,000)            -
     Proceeds from issuance of Series B preferred
       stock and warrants                                           8,900,000               -             -
     Stockholders' repayment                                                -               -      (175,000)
     Proceeds from sale of common stock                             1,342,000          60,000             -
     Repayments of long-term debt                                    (428,000)              -             -
                                                                 ------------      ----------      --------

       Net cash provided by (used in) financing activities          9,058,000        (140,000)     (175,000)
                                                                 ------------      ----------      --------

   Net increase (decrease) in cash and cash equivalents             4,167,000        (363,000)      420,000

   Cash and cash equivalents beginning of year/period                  57,000         420,000             -
                                                                 ------------      ----------      --------

   Cash and cash equivalents end of year/period                  $  4,224,000          57,000       420,000
                                                                 ============      ==========      ========

     See accompanying notes to consolidated financial statements.

                September 30, 1996 and 1995 and October 31, 1994


(1)  DESCRIPTION OF BUSINESS

     General

     Intercell Corporation (the Company or Intercell), is a Colorado corporation that invests in companies in the technology industries.

     Acquisition of Energy Corporation (formerly known as Modern Industries,
     Inc.)


     In July 1995, Intercell entered into an Agreement and Plan of Reorganization with Modern Industries, Inc., a Delaware corporation, which subsequently changed its name to Energy Corporation ("Energy"). The Company issued 5,412,191 shares of common stock to Energy in exchange for all of the assets and liabilities of Energy and its wholly owned subsidiary, California Tube Laboratory, Inc. (CTL).

     The 5,412,191 shares issued to Energy represented approximately 52% of the Company's outstanding common stock upon completion of the transaction. As such, the transaction was treated for financial reporting purposes as a purchase of Intercell by Energy. The assets of Intercell have been recorded at their estimated fair value at the date of acquisition and Intercell's results of operations have been included in the consolidated statements of operations subsequent to the date of the acquisition. Energy's historical share amounts have been adjusted on a retroactive basis in a manner similar to a reverse stock split.

     The following table presents unaudited pro forma results of operations as if the acquisition of Intercell had occurred on November 1, 1993. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of fiscal 1994 or of results which may occur in the future.


                                     1995        1994
                                  ----------  ----------

     Net sales                    $3,768,000  $2,173,000
     Operating loss                  512,000     266,000
     Net loss                      1,397,000     308,000
     Net loss per common share          0.23        0.09



     Distribution of Common Stock

     On July 8, 1996, Energy, which does not currently conduct any operations and whose only assets consist of the Company's Common Stock, and the Company entered into a certain Plan of Liquidating Dissolution (the "Plan"). The Plan was approved by a majority of the shareholders of Energy on October 21, 1996. The 5,412,191 shares of Common Stock owned by Energy will be distributed to the beneficial owners of the shares of common stock of Energy as of July 8, 1996, on a pro-rata basis over a period of three years.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



     Acquisition of California Tube Laboratory, Inc.

     In May 1994, Energy acquired all of the issued and outstanding shares of CTL for 762,031 shares of its common stock (valued at $1,069,000) and notes payable to two major stockholders of CTL for $956,000. Energy also bought out an employment contract with a former owner of CTL for 222,572 shares of Energy common stock (valued at $311,000).

     CTL is an electronic parts manufacturer located in Northern California. CTL manufactures, rebuilds, and repairs magnetrons, klystrons, high power triodes and tetrodes, electron guns, and linear accelerators for customers located primarily in the United States.

     Acquisition of Particle Interconnect, Inc.

     In September 1996, Intercell formed a wholly owned subsidiary, Particle Interconnect Corp. (PI Corp.), a Colorado corporation, which merged with Particle Interconnect, Inc. (Particle), a California corporation. Particle, located in Colorado Springs, Colorado, is engaged in the development and manufacturing of particle-coated substrates for integrated circuits using patented particle interconnect technology (the "PI Technology") and a proprietary trade secret electroplating process (the "Proprietary Electroplating Process"). At the time of the acquisition, Particle owned rights to the PI Technology and the Proprietary Electroplating Process and was developing an initial production line for the manufacture of particle coated substrates at its manufacturing facility. The Company exchanged 1,400,000 shares of Intercell common stock for all of the outstanding stock of Particle. The transaction was accounted for by the pooling-of-interest method of accounting. The results of operations of Particle are not material to the Company's consolidated financial position, results of operations, and cash flows. Accordingly, the consolidated financial statements for periods prior to the date of acquisition have not been restated, except for loss per common share information. The weighted average number of shares of common stock outstanding and loss per common share has been restated for all periods presented to reflect the 1,400,000 shares of common stock issued in the transaction.

     The book value of Particle at the date of acquisition was as follows:


Assets acquired                 $ 273,000
Liabilities assumed              (424,000)

       Stockholders' deficit    $(151,000)


                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     At the date of acquisition, stockholders' deficit was comprised of $8,000 common stock and ($159,000) accumulated deficit.

     Acquisition of A.C. Magnetics, Inc.

     On September 30, 1996, Intercell formed a wholly owned subsidiary, Cellular Magnetics Inc., an Arizona corporation, which acquired all the assets and liabilities of A.C. Magnetics, Inc. dba M.C. Davis, Co. Inc. (M.C. Davis) in exchange for 277,778 shares of Intercell common stock (valued at $1,000,000) and an $800,000 note. M.C. Davis is a manufacturer and distributor of electrical devices and equipment with manufacturing facilities near Phoenix, Arizona, and in the province of Sonora, Mexico. The transaction was accounted for by the purchase method of accounting.
     The results of operations for M.C. Davis have not been included in the Company's consolidated results of operations as the transaction occurred on the last day of Intercell's fiscal year. The total purchase price of $1,800,000 has been allocated to the net assets acquired based on their relative fair values as follows:

       Current assets                    $  544,000
       Property, plant, and equipment       383,000
       Goodwill and other intangibles     1,223,000
       Current liabilities                 (293,000)
       Other liabilities assumed            (57,000)
                                         ----------

          Total purchase price           $1,800,000
                                         ==========

     The following table presents unaudited pro forma results of operations as if the acquisition had occurred on November 1, 1994. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of 1995, or indicative of results which may occur in the future.

                                       1996        1995
                                    ----------  ---------

       Net sales                    $5,164,000  5,471,000
       Operating loss                5,323,000    531,000
       Net loss                      5,427,000  1,451,000
       Net loss per common share           .53        .20

                    INTERCELL CORPORATION AND SUBSIDIAIRES

                  Notes to Consolidated Financial Statements


     Change in Fiscal Year

     During the eleven-month period ended September 30, 1995, Intercell changed its fiscal year-end to September 30. Previously, Intercell had an October 31 year-end. The accompanying consolidated financial statements include the results of operations and cash flows of Intercell for the year ended September 30, 1996, the eleven-month period ended September 30, 1995, and the year ended October 31, 1994.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents and Short-Term Investments

     Cash equivalents are highly liquid investments with a maturity of less than three months at the date of purchase. Short-term investments consist of certificates of deposit and short-term debt securities with maturities greater than three months and less than one year. As of September 30, 1996, the Company's investments consisted of U.S. government treasury bills of $3,925,000 and certificates of deposit of $126,000. As of September 30, 1996, investment securities of $988,000 and $3,063,000 are classified as cash equivalents and short-term investment, respectively.

     Investments in debt securities are classified as "available for sale." Such investments are recorded at fair value, as determined from quoted market prices, and the cost of securities sold is determined based on the specific identification method. Unrealized gains and losses, if any, are reported as a component of stockholders' equity. Unrealized gains and losses were not significant for any period presented.

     Revenue Recognition

     Revenues are recognized when earned, generally upon product shipment. Provision is made for estimated customer returns and warranty costs at the time of sale.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Inventories

     Inventories generally are stated at the lower of cost (first in, first out) or market. Costs incurred in the manufacture of new tubes is recorded on a standard cost basis, which approximates the first-in, first-out method, with the costs of raw materials, labor, and overheads adjusted periodically when actual costs change. Each tube repair is unique and is costed out on a specific item basis with costs accumulated as incurred. Tubes rebuilt for the U.S. government follow governmental cost allocation guidelines.

     Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation expense is provided by use of the accelerated and straight-line methods over the estimated useful lives of the assets, generally 5 to 12 years for furniture, equipment, and vehicles and 31 years for buildings.

     Goodwill and Other Intangibles

     Goodwill and other intangibles, which include costs in excess of fair value of net assets of businesses acquired, proprietary technology, and trade names are being amortized over 3 to 15 years using the straight-line method. The Company periodically evaluates the carrying amount of its intangibles to determine whether any impairment of the assets has occurred based on estimated undiscounted future cash flows. This evaluation necessarily involves significant management judgment and actual results could differ from the estimates and forecasts used. There were no adjustments to the carrying value of intangible assets resulting from these evaluations in 1996, 1995, and 1994. Accumulated amortization amounted to $61,000 and $28,000 as of September 30, 1996 and 1995, respectively.

     Income Taxes

     Income taxes are accounted for by the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



     Net Loss Per Common Share

     Net loss per common share is computed by dividing the sum of net loss and deemed preferred stock dividend by the weighted average number of common shares and dilutive common equivalent shares outstanding during each period presented. Net loss per common share in the accompanying 1996 consolidated statement of operations has been increased by nine cents per share from amounts previously reported to reflect a deemed dividend on Series B Preferred Stock in accordance with recently published views of the Staff of the Securities and Exchange Commission (Note 7). Common equivalent shares consist of stock options that are computed using the treasury stock method.

     Recent Accounting Pronouncements

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting, for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 will be effective for fiscal years beginning after December 15, 1995, and requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will adopt SFAS No. 121 in fiscal 1997 and does not expect its provisions to have a material effect on the Company's consolidated results of operations.

     FASB also has issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995, and will require that the Company either recognize in its consolidated financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, or make pro forma disclosures of such costs in a footnote to the consolidated financial statements.

     The Company expects to continue to use the intrinsic value-based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS No. 123, to account for all of its employee stock-based compensation plans. Therefore, in its consolidated financial statements for fiscal 1997, the Company will make the required pro forma disclosures in a footnote to the consolidated financial statements. SFAS No. 123 is not expected to have a material effect on the Company's consolidated results of operations or financial position.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(3)    BALANCE SHEET COMPONENTS

       Inventories

       A summary of inventories follows:

                                                            September 30,
                                                     -------------------------
                                                        1996         1995
                                                     ----------  -------------

        Raw materials                                $  422,000        296,000
        Work in process                                 453,000        477,000
        Finished goods                                  191,000              -
                                                     ----------        -------

                                                     $1,066,000        773,000
                                                     ==========        =======

        Property, Plant, and Equipment

        A summary of property, plant, and equipment follows:

                                                            September 30,
                                                     -------------------------
                                                        1996            1995
                                                     ----------        -------

        Furniture and fixtures                       $  339,000         76,000
        Equipment and machinery                         845,000        690,000
        Land and buildings                              282,000        230,000
        Leasehold improvements                           71,000              -
        Vehicles                                         23,000              -
                                                     ----------        -------

                                                      1,560,000        996,000

        Less accumulated depreciation                   142,000        111,000
                                                     ----------        -------

                                                     $1,418,000        885,000
                                                     ==========        =======


                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


       Accounts Payable and Accrued Liabilities

       A summary of accounts payable and accrued liabilities follows:

                                                       September 30,
                                                  -------------------------
                                                      1996           1995
                                                  ----------        -------
        Accounts payable                          $  376,000        208,000
        Warranty reserves                            130,000        130,000
        Accrued employee compensation                191,000        153,000
        Accrued ESOP contribution                          -        158,000
        Other liabilities                             45,000        180,000
                                                  ----------        -------

                                                  $  742,000        829,000
                                                  ==========        =======

(4)  SUPPLEMENTAL CASH FLOW INFORMATION

     For the year ended September 30, 1996, and the eleven-month period ended September 30, 1995, cash paid by the Company for interest was $87,000 and $15,000, respectively. Cash paid by the Company for interest in 1994 was not significant.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     A summary of noncash investing and financing activities follows:

                                                                          Eleven-month
                                                            Year ended    period ended   Year ended
                                                           September 30,  September 30,  October 31,
                                                               1996           1995          1994
                                                           -------------  -------------  -----------

   Shares issued in acquisition of Intercell                           -       $250,000            -
   Shares issued in exchange for investment in
     American Microcell                                                -        500,000            -
   Shares issued in exchange for microwave technology                  -        250,000            -
   Contribution to ESOP                                          158,000        247,000            -
   Shares issued in lieu of interest payment to
     related party                                                     -         13,000            -
   Shares issued in acquisition of CTL                                 -              -    2,025,000
   Conversion of debt to equity                                        -              -      475,000
   Shares issued in exchange for prepaid promotion                     -              -      140,000
   Employment contract buy out                                         -              -      311,000
   Shares issued in exchange for microwave technology                  -              -      250,000
   Shares issued in exchange for services                         56,000              -            -
   Shares issued in exchange for land                          1,000,000              -            -
   Debt assumed in land acquisition                              367,000              -            -
   Shares to be issued for acquisition of M.C. Davis           1,000,000              -            -
   Debt incurred in acquisition of M.C. Davis                    800,000              -            -
   Shares issued in acquisition of Particle
     common stock and net liabilities assumed,
     accounted for as an immaterial pooling                      151,000
   Deferred compensation related to stock option grants        4,017,000              -            -
   Repurchase of shares of Series A preferred stock              250,000              -            -
   Conversion of Series B preferred stock to
     common stock                                              1,497,000              -            -

(5)  EQUIPMENT HELD FOR SALE

     On December 29, 1994, Intercell executed an Asset Purchase Agreement with Asia Skylink Corp. to acquire microwave transmission and associated support equipment in exchange for 210,000 shares of Series A redeemable convertible preferred stock. In August 1996, the shares were returned to the Company, and the equipment was returned to Asia Skylink, Corp. No gain or loss was recognized by the Company in connection with the reversal of this transaction.

(6)  BORROWINGS

     Loan Payable to Bank

     In June 1995, the Company obtained a revolving loan for up to $500,000 based on a percentage of eligible assets. This loan expires on December 31, 1996, bears interest at the bank's base rate

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     (8.25% as of September 30, 1996) plus 1/2% for administration fees and an additional 6%, and is secured by all assets of the Company.


     Note Payable

     The note payable of $266,000 is unsecured, with principal and interest of 12% per annum due on June 24, 1997. The note payable and accrued interest were paid in full in October 1996.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Long-Term Debt

     Long-term debt is summarized as follows:

                                                                                     September 30,
                                                                                    ----------------
                                                                                      1996     1995
                                                                                    --------  ------

   Note payable to bank; interest at prime plus 2%; due
     April 4, 1997; collateralized by various assets; repaid
     in October 1996                                                                $100,000       -

   Note payable; noninterest bearing; due June 1998;
     collateralized by building                                                       47,000       -

   Note payable to bank; interest at 9.75%;
     due in 36 monthly payments of $481;
     collateralized by a vehicle; repaid in October 1996                              15,000       -

   Note payable to bank; interest at 9.75%; due May 2008;
     secured by real property; repaid in April 1996                                        -  50,000

   Other                                                                              44,000       -
                                                                                    --------  ------

                                                                                     206,000  50,000
   Less current portion                                                              120,000   2,000
                                                                                    --------  ------

     Long-term debt, net                                                            $ 86,000  48,000
                                                                                    ========  ======

   Future maturities of long-term debt as of September 30, 1996, are as follows:

                 Year ending
                September 30,
                -------------

                   1997          $120,000
                   1998            86,000
                                 --------
                    Total        $206,000
                                 ========

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(7)  STOCKHOLDERS' EQUITY

     Preferred Stock

     As of September 30, 1996 and 1995, the Company is authorized to issue 10,000,000 shares of preferred stock.

     In December 1994, the Company issued 210,000 shares of Series A redeemable convertible preferred stock (Series A preferred) in exchange for microwave transmission equipment. During 1996, the Series A preferred shares were surrendered to and canceled by the Company in exchange for the return of the microwave transmission equipment (see Note 5).

     In July 1996, the Company issued 1,000 shares of Series B redeemable convertible preferred stock (Series B preferred) and detachable warrants for proceeds of $8,900,000 (net of issuance costs of $1,100,000). Each share of Series B preferred stock is convertible into common stock at the exchange rate in effect at the time of the conversion, as described in the preferred stock agreements, and is subject to appropriate adjustment for common stock splits, stock dividends, and other similar transactions. Conversion of the Series B preferred is automatic upon the expiration of three years from the original date of issuance. At the date of issuance, the exchange rate was equal to 85% of the then prevailing market rate, resulting in a deemed dividend of $1,764,704. The Company recognized $1,624,648 of the dividend in its fiscal 1996 net loss per common share calculation. The amount recognized was calculated on a pro rata basis over the period beginning with the issuance of the security to the first date conversion could occur.

     The Series B preferred contain a liquidation preference equal to the original issue price plus 10% of the original issue price per annum to the date of liquidation. Series B preferred shares are not entitled to voting rights.

     Each share of Series B preferred is accompanied by a detachable warrant to purchase a number of shares of common stock of the Company equal to 30% of the original aggregate purchase price of the shares of Series B preferred divided by a fixed conversion rate of $3.9375 per share, exercisable 105 days after original issuance. As of September 30, 1996, warrants to acquire 1,092,063 shares of common stock were outstanding. The warrants will expire if not exercised by July 1, 2001.

     Stock Options

     In July 1995, Intercell established a Compensatory Stock Option Plan (the
     Plan) and reserved 5,000,000 shares of common stock for issuance under the Plan. In June 1996, an additional 2,000,000 shares were reserved for issuance under the Plan. Incentive stock options can be granted under the Plan, at prices not less than 110% of the fair market value of the stock at the date of grant, and nonqualified options can be granted at not less than 50% of the stock's fair

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     market value at the date of grant or the date the exercise price of any such option is modified. All stock options expire 10 years from the date of grant.

     A summary of stock option activity under the Plan follows:

                                                            Options outstanding
                                              Shares     -------------------------
                                             available                   Price
                                             for grant     Shares      per share
                                            -----------  -----------  ------------

       Balances as of July 1995              5,000,000            -   $          -

       Options granted                      (1,600,000)   1,600,000           0.50
                                            ----------   ----------   ------------

       Balances as of September 30, 1995     3,400,000    1,600,000           0.50

       Additional shares authorized          2,000,000            -              -
       Options granted                      (4,841,000)   4,841,000    0.50 - 4.00
       Options canceled                        150,000     (150,000)          0.50
       Options exercised                             -   (2,295,000)   0.50 - 2.00
                                            ----------   ----------   ------------

       Balances as of September 30, 1996       709,000    3,996,000    0.50 - 4.00
                                            ==========   ==========

     As of September 30, 1996, options to purchase approximately 3,366,000 shares of common stock were exercisable.

     The Company recorded deferred compensation of $4,017,000 for the difference between the exercise price and the fair value of the common stock related to stock options granted in 1996. Certain of the options vested immediately and, therefore, the related compensation expense of $3,686,000 was recorded at the grant date. The remaining deferred compensation will be amortized over the vesting period of the options, generally four years.

(8)  EMPLOYEE STOCK OWNERSHIP PLAN

     CTL has established an Employee Stock Ownership Plan (the Employee Plan) and a related trust for substantially all of its eligible employees. To participate in the Employee Plan, employees

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


      must have worked at least 1,000 hours during the year and must be employed at the end of the plan year. Participants do not vest until their third year of employment and then vest 20% per year through year seven. Employer contributions are voluntary and generally are based on a percentage of eligible payroll, limited to 15%. In 1995, the Company elected to contribute 126,761 shares of the Company's common stock valued at $158,000 to the Employee Plan. The Employee Plan was terminated in 1996, and, as such, the Company has not made any additional contributions.

(9)   PURCHASE OF AMERICAN MICROCELL

      During fiscal 1995, the Company acquired approximately 15% of the outstanding stock of American Microcell in exchange for 712,751 shares of common stock at a deemed value of approximately $0.70 per share. American Microcell was engaged in the research and development of improved technologies for cellular phones. However, American Microcell proved unsuccessful in its efforts to finance continuing development of technologies acquired, and the rights to these technologies reverted to the original developers. Accordingly, the Company's investment in American Microcell has been written off as a charge to income in the accompanying 1995 consolidated statement of operations.

(10)  ADVANCES TO INTERPRETEL, INC.

      In anticipation of a merger, the Company advanced $100,000 to Interpretel, Inc. in January 1995. The proposed merger was not completed and Interpretel, Inc. repaid $45,000 of the advance and will issue 100,000 shares of Wavetech, Inc. common stock to the Company in fiscal 1997.

 (11) RELATED PARTY TRANSACTIONS

      Notes Payable

      As of September 30, 1995, the Company had an outstanding promissory note due to a former owner of CTL in the amount of $495,000, bearing interest at 8%. The note was repaid during fiscal 1996.

      As of September 30, 1996, the Company had an outstanding promissory note due to a former owner and current president of M.C. Davis in the amount of $80,000, bearing interest at 8%, due December 15, 1996. The note was repaid in October 1996.

      As of September 30, 1996, the Company had an outstanding promissory note due to a former owner of Particle in the amount of $52,000, bearing interest at 8%, due on demand.

      The Company has noninterest bearing notes payable totaling $800,000 due to the former owners of M.C. Davis in consideration for the purchase of M.C. Davis consummated on September 30, 1996 (see Note 1). The notes were paid in full in October 1996.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Purchase of Land

     During April 1996, the Company entered into an agreement with a related party whereby in exchange for 400,000 shares of the Company's common stock (valued at $1,000,000) and assumption of mortgages of $367,000, the Company acquired development land located in Arizona. In connection with the exchange, the Company incurred acquisition costs of $57,000. The land, including acquisition costs, is recorded on the accompanying 1996 consolidated balance sheet as investment land held for sale.

     Purchase and Sale of Microwave Technology

     In June 1994, the Company purchased one half of the rights to a technology that utilizes microwaves to enhance the production of oil wells for 178,188 shares of its common stock. The Company already owned the one half interest in the technology. In January 1995, the Company sold these rights to Reland International, Inc. (Reland) for certain royalty payouts and a note receivable with a face amount of $1,250,000, bearing interest at 6%, with accrued interest payable annually on or before January 15 of each year, and principal payable on or before January 16, 2000. Due to concerns about collectibility, this note and related accrued interest was written off as a charge to income in the accompanying 1995 consolidated statement of operations.

     Operating Leases

     CTL leases its principal facility on a month-to-month basis from a significant stockholder. Monthly rental payments for the facility lease are $10,000, and the lease expires in August 1999. The Company paid rent related to this lease of $118,000, $106,000, and $29,000, during 1996,
     1995, and 1994, respectively.

     The Company leases a facility in Vancouver, Canada, from a executive and director of the Company with monthly rental payments of $3,000. The lease expires in August 2001.

     Grant of Stock Options to Related Party

     On September 3, 1996, the Company granted options to purchase 400,000 shares of Common Stock, with an exercise price of $4.00 per share, to a related party in return for which the related party agreed to promote the sale of the Company's products and services in Canada. The options vest immediately and expire 10 years from the date of grant.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(12) COMMITMENTS

     Operating Leases

     The Company leases office space, manufacturing facilities, and certain equipment under various operating lease agreements. Future minimum lease payments under noncancelable leases as of September 30, 1996, are as follows:

         Year ending
        September 30,
        -------------
             1997               $  513,000
             1998                  475,000
             1999                  262,000
             2000                  254,000
             Thereafter          2,048,000
                                ----------

      Total                     $3,552,000
                                ==========

     Rent expense under operating leases was approximately $277,000, $145,000, and $116,000 during 1996, 1995, and 1994, respectively.

     Litigation

     The Company is subject to various legal proceedings and claims. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the Company's consolidated financial position or results of operations.

(13) INCOME TAXES

     Income tax expense in 1996 was not significant. In 1995 and 1994, income tax expense was $2,000 and $19,000, respectively.

     Income tax expense differed from amounts computed by applying the federal statutory income tax rate of 34% to pretax loss as a result of the following:

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


                                                                          Eleven-month
                                             Year ended                   period ended                  Year ended
                                           September 30,                 September 30,                  October 31,
                                                1996                          1995                         1994
                                           -------------                 --------------                 -----------

       Computed "expected" tax benefit        $(1,616,000)                    (448,000)                   (117,000)
       State income taxes                        (442,000)                       2,000                      19,000
       Change in valuation allowance            1,912,000                      249,000                     117,000
       Net operating loss carryforwards
        for state purposes not available
        for future utilization                    146,000                      142,000                           -
       Other                                            -                       57,000                           -
                                              -----------                   ----------                    ---------

                                              $         -                        2,000                      19,000
                                              ===========                   ==========                    ========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                                                                  1996            1995
                                                                               ----------      ---------
          Deferred tax assets:
           Stock options                                                       $  688,000              -
           Net operating loss carryovers                                        1,610,000        398,000
           Allowance for returns and doubtful accounts                             47,000         35,000
                                                                               ----------       --------

          Less valuation allowance                                              2,345,000        433,000
                                                                                2,345,000        433,000
                                                                               ----------        -------

           Net deferred tax assets                                             $        -              -
                                                                               ==========        ========

     The change in the valuation allowance was an increase of $1,912,000 and $164,000 in fiscal 1996 and 1995, respectively. The valuation allowance applies primarily to those temporary differences that are expected to be deductible at a point in the future when taxable income is uncertain.

     Since the Company is entitled to a deduction for federal and state tax purposes resulting from the exercise of nonqualified stock options and employees' early dispositions of stock acquired through incentive stock options, a portion of the deferred tax asset, when recognized by a reduction of the valuation allowance, will be credited to additional paid-in capital. As of September 30, 1996, approximately $1,262,000 of the deferred asset will be credited to additional paid-in capital when recognized.

     As of September 30, 1996, the Company had a net operating loss carryover for federal and California income tax purpose of approximately $7,376,000 and 3,463,000, respectively. The federal net operating losses expire from 2007 to 2011. The California net operating losses expire

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Note to Consolidated Financial Statements


     from 2000 to 2001. The difference between the federal and California loss carryforwards results primarily from a 50% limitation on California net operating losses.

     The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change, as defined by Internal Revenue Code, Section 382. Federal loss carryforwards of approximately $439,000 are subject to an annual limitation of approximately $176,000.
     Any unused annual limitation can be carried forward and added to the succeeding years annual limitation, subject to the expiration dates discussed above.

(14) SIGNIFICANT CUSTOMER AND INDUSTRY SEGMENT INFORMATION

     Two customers individually accounted for 10% or more of the Company's net sales in 1996, 1995, and 1994. Sales and the related receivable percentages to these customers as of September 30, 1996 and 1995, and October 31, 1994 are summarized as follows:

                           Percentage of          Percentage of
                            net sales          accounts receivables
                       -------------------     --------------------
                       1996   1995   1994      1996    1995   1994
                       -----  -----  -----     ----    ----   ----

         Customer A      14%    15%    22%       6%      9%    15%
         Customer B      12%    12%    35%      11%     12%    17%

     As of and through September 30, 1996, substantially all of the Company's net sales and gross profits from operations have been generated by CTL.

     As of September 30, 1996 and 1995, identifiable assets of CTL and M.C. Davis, a business purchased by Intercell in September 1996, were as follows:

                               1996       1995
                            ----------  ---------

              CTL           $3,371,000  3,950,000
              M.C. Davis     2,150,000          -

(15) SUBSEQUENT EVENT (UNAUDITED)

     In December 1996, the Company issued 525 shares of no par value Series C preferred stock (Series C preferred) and detachable warrants in a private placement for $4,672,500 (net of issuance costs of $577,500).

     Each share of Series C preferred is convertible into common stock at the exchange rate in effect at the time of the conversion, as described in the preferred stock agreements, and is subject to appropriate adjustment for common stock splits, stock dividends, and other similar transactions.

                    INTERCELL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     Conversion of the Series C preferred is automatic upon the expiration of three years from the original date of issuance. The Series C preferred is convertible into common stock at the exchange rate in effect at the date of conversion, as described in the preferred stock agreements. At the date of issuance, the exchange rate was equal to 85% of the then prevailing market rate, resulting in a deemed dividend of $932,000 to be recognized by the Company in fiscal 1997. The Series C preferred are junior to the Company's Series B preferred shares and contain a liquidation preference equal to the original issue price plus 8% of the original issue price per annum to the date of liquidation. Series C preferred shares are not entitled to voting rights.

     Shares of Series C preferred purchased in excess of certain quantities as described in the preferred stock agreements, or purchased in addition to previous purchases of Series B preferred shares are accompanied by detachable warrants to purchase a number of shares of common stock of the Company equal to between 25% and 50% of the original aggregate purchase price of the Series C preferred shares divided by a fixed conversion rate of $3.25 per share, exercisable 105 days after original issuance.

                             INTERCELL CORPORATION

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 Balance
                                                    at     Charged to
                                                Beginning  Costs and                Balance at
Classification                                   of Year    Expenses   Deductions   End of Year
---------------------------------------------   ---------- ----------  -----------  -----------
Allowance for returns and doubtful accounts



Year ended October 31, 1994                    $       --        $ 15  $       --          $ 15

Eleven months ended September 30, 1995                $15        $ 81        $(15)         $ 81

Year ended September 30, 1996                         $81        $174        $ --          $255

                     INTERCELL CORPORATION AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheet
                                  (Unaudited)

                                                                          December 31, 1996   September 30, 1996
                                                                          ------------------  -------------------
                                    ASSETS


Current assets
   Cash and cash equivalents                                                   $  8,116,000         $  4,224,000
   Short term investments                                                           975,000            3,063,000
   Accounts receivable, net                                                         810,000              746,000
   Inventories                                                                    1,156,000            1,066,000
   Prepaid expenses and other current assets                                        141,000              102,000
   Investment land held for sale                                                  1,424,000            1,424,000

         Total current assets                                                    12,622,000           10,625,000

Property, plant and equipment, net                                                1,638,000            1,418,000
Goodwill and other intangible assets, net                                         1,510,000            1,583,000
Other assets                                                                        213,000              200,000
                                                                               ------------         ------------
         Total assets                                                          $ 15,983,000         $ 13,826,000
                                                                               ============         ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Notes payable                                                                 $        -         $    266,000
   Notes payable to related parties                                                       -              932,000
   Current portion of long-term debt                                                 15,000              120,000
   Accounts payable and accrued liabilities                                         858,000              742,000
                                                                               ------------         ------------
         Total current liabilities                                                  873,000            2,060,000

Long term debt, less current portion                                                 29,000               86,000
                                                                               ------------         ------------
         Total liabilities                                                          902,000            2,146,000

Commitments

Stockholders' equity:
 Convertible preferred stock: 10,000,000 shares authorized
  Series B; 228 and 787 issued and outstanding as of
   December 31, 1996 and September 30, 1996 respectively                          1,603,000            5,533,000
  Series C; 525 and 0 issued and outstanding as of
   December 31, 1996 and September 30, 1996 respectively                          3,492,000                    -
 Warrants to acquire common stock                                                 3,051,000            1,870,000
 Common stock; no par value; 100,000,000 shares authorized
   17,663,459 and 15,734,229 shares outstanding as of
   December 31, 1996 and September 30, 1996 respectively                         16,160,000           12,187,000
Deferred compensation                                                              (254,000)            (331,000)
Accumulated deficit                                                              (8,971,000)          (7,579,000)
                                                                               ------------         ------------
         Total stockholders' equity                                              15,081,000           11,680,000
                                                                               ------------         ------------
                                                                               $ 15,983,000         $ 13,826,000
                                                                               ============         ============

See accompanying notes to condensed consolidated financial statements.

                     INTERCELL CORPORATION AND SUBSIDIARIES
                 Condensed Consolidated Statement of Operations
                                  (Unaudited)

                                                             Three Months Ended
                                                                December 31
                                                            1996           1995
                                                      ------------    -----------
Net sales                                             $  1,599,000    $   853,000
Cost of goods sold                                       1,143,000        571,000
                                                      ------------    -----------
         Gross profits                                     456,000        282,000

Selling, general and administrative expenses             1,534,000        541,000
Research and development                                   374,000         12,000
                                                      ------------    -----------
         Operating loss                                 (1,452,000)      (271,000)

Other income (expense)                                      60,000        (20,000)

         Loss before income taxes                       (1,392,000)      (291,000)

Income taxes                                                     -              -
                                                      ------------    -----------
         Net loss                                     $ (1,392,000)   $  (291,000)

Deemed Preferred Stock Dividend relating to
  in-the-money conversion terms                            221,000              -
                                                      ------------    -----------
Accretion on Preferred Stock                               139,000              -

Net loss applicable to common stockholders            $ (1,752,000)   $  (291,000)
                                                      ============    ===========
Net loss per common share                             $       (.11)   $     (0.03)
                                                      ============    ===========
Weighted average number of shares of
common stock outstanding                                16,527,588     10,457,547
                                                      ============    ===========


     See accompanying notes to condensed consolidated financial statements.

                     INTERCELL CORPORATION AND SUBSIDIARIES
                 Condensed Consolidated Statement of Cash Flows
                                  (Unaudited)

                                                                              Three Months Ended
                                                                                  December 31
                                                                              1996           1995
                                                                        -------------    -----------
Cash flows from operating activities
   Net loss                                                              $ (1,392,000)   $  (291,000)
   Adjustments to reconcile net loss to cash (used in)
     provided by operating activities:
      Depreciation and amortization                                           143,000         11,000
      Amortization of deferred compensation                                    77,000        210,000
      Common stock issued for interest                                         43,000              -
   Changes in operating assets and liabilities
      Accounts receivable                                                     (64,000)       127,000
      Inventory                                                               (90,000)        (6,000)
      Prepaid expenses                                                        (39,000)         3,000
      Current liabilities                                                     116,000          6,000
                                                                        -------------    -----------
   Net cash provided by (used in) operating activities                     (1,206,000)        60,000

Cash flows from investing activities
   Proceeds from sales and maturities of short-term investments             2,088,000              -
   Acquisition of property, plant and equipment                              (290,000)       (15,000)
   Acquisition of other assets                                                (13,000)             -
                                                                        -------------    -----------
   Net cash provided by (used in) investing activities                      1,785,000        (15,000)
                                                                        -------------    -----------
 Cash flows from financing activities
   Proceeds from issuance of common stock                                           -         39,000
   Proceeds from issuance of Series C preferred stock
     and warrants                                                           4,673,000              -
   Repayments of notes payable                                             (1,198,000)       (86,000)
   Repayments of long term debt                                              (162,000)        (1,000)
                                                                        -------------    -----------
   Net cash provided by (used in) financing activities                      3,313,000        (48,000)
                                                                        -------------    -----------
Net increase (decrease) in cash and cash equivalents                        3,892,000         (3,000)

Cash and cash equivalents at beginning of period                            4,224,000         57,000
                                                                        -------------    -----------
Cash and cash equivalents at end of period                               $  8,116,000     $   54,000

Cash paid during the period for interest                                 $          -     $   25,000
                                                                        =============    ===========
Non-cash investing and financing activities
   Series B preferred stock converted to common                          $  3,930,000     $        -
                                                                        =============    ===========

     See accompanying notes to condensed consolidated financial statements.

                     INTERCELL CORPORATION AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements


 1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Intercell Corporation and its wholly owned subsidiaries (the "Company"). All intercompany transactions have been eliminated.

     The condensed consolidated financial statements are unaudited (except for the balance sheet information as of September 30, 1996, which is derived from the Company's audited financial statements) and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The condensed consolidated financial statements should be read in conjunction with the September 30, 1996 audited financial statements of Intercell Corporation and the notes thereto. The results of operations for the three months ended December 31, 1996 are not necessarily indicative of the results for the entire year ended September 30, 1997, or any future period.

 2.  NET LOSS PER SHARE

     Net loss applicable to common stockholders is computed by dividing the sum of net loss, deemed preferred stock dividends and accretion on preferred stock by the weighted average number of common shares and dilutive common equivalent shares outstanding during each period presented. Common stock equivalent shares consist of stock options that are computed using the treasury stock method.

 3.  INVENTORIES

               Inventories consist of:    December 31, 1996  September 30, 1996

                   Raw materials           $  483,000          $  422,000
                   Work in process            482,000             453,000
                   Finished goods             191,000             191,000

                                           $1,156,000          $1,066,000

 4.  SERIES C PREFERRED SHARES

     In December 1996, the Company issued 525 shares of no par value Series C preferred stock (Series C preferred) and detachable warrants in a private placement for $4,672,500 (net of issuance costs of $577,500).

     Each share of Series C preferred is convertible into common stock at the exchange rate in effect at the time of the conversion, as described in the preferred stock agreements, and is subject to appropriate adjustment for common stock splits, stock dividends, and other similar transactions. Conversion of the Series C preferred is automatic upon the expiration of three years from the original date of issuance. At the date of issuance, the exchange rate was less than the prevailing market rate, resulting in a deemed dividend of $932,000, of which $81,000 has been recognized on a pro rata basis in the first quarter of the 1997 fiscal year. The Series C preferred are junior to the Company's Series B preferred shares and contain a liquidation preference equal to the original issue price plus 8% of the original issue price per annum to the date of liquidation, Series C preferred shares are not entitled to voting rights.

     Shares of Series C preferred purchased in excess of certain quantities as described in the preferred stock agreements, or purchased in addition to previous purchases of Series B preferred shares are accompanied by detachable warrants to purchase a number of shares of common stock of the Company equal to between 20% and 50% of the original aggregate purchase price of the Series C preferred shares divided by a fixed conversion rate of $3.25 per share, exercisable 105 days after original issuance.

                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors and Stockholders
     AC Magnetics, Inc.:


               We have audited the accompanying consolidated balance sheets of AC Magnetics, Inc. and subsidiary as of December 31, 1995 and September 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995 and the nine-month period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AC Magnetics, Inc. and subsidiary as of December 31, 1995 and September 30, 1996 and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 and the nine-month period ended September 30, 1996 in conformity with generally accepted accounting principles.



                                      /S/ KPMG PEAT MARWICK LLP


     Phoenix, Arizona
     November 21, 1996

                               AC MAGNETICS, INC.
                            dba M.C. DAVIS CO., INC.

                          Consolidated Balance Sheets

                    December 31, 1995 and September 30, 1996


                         Assets                                December 31, 1995  September 30, 1996
                         ------                                -----------------  ------------------
Current Assets:
   Cash and cash equivalents                                        $ 66,309            $111,821
   Accounts receivable, net of allowance of $0 at
     December 31, 1995 and $2,938 at September 30, 1996              125,799             155,922
   Inventories                                                       224,062             265,390
   Prepaid expenses                                                    7,127              10,591
                                                                 -----------         -----------
         Total current assets                                        423,297             543,724

Property, plant and equipment, net                                   311,792             297,821

                                                                    $735,089            $841,545
          Liabilities and Stockholders' Equity
          ------------------------------------
Current liabilities:
   Current portion of long-term debt                                $ 67,133            $105,000
   Note payable to related party                                      80,000              80,000
   Accounts payable                                                   34,195              98,268
   Accrued wages                                                      20,336               9,432
   Other accrued liabilities                                           7,032                 335
                                                                 -----------         -----------
         Total current liabilities                                   208,696             293,035

Long-term debt, less current portion                                  47,000              56,964
         Total liabilities                                           255,696             349,999

Subsequent event (note 9)

Stockholders' equity:
   Common stock, no par value per share.  Authorized
     1,000,000 shares; one vote per share; 1,000 shares
     issued and outstanding                                          200,000             200,000
   Retained earnings                                                 279,393             291,546
                                                                 -----------         -----------
Total stockholders' equity                                           479,393             491,546
                                                                 -----------         -----------
                                                                    $735,089            $841,545
                                                                 ===========         ===========

     See accompanying notes to consolidated financial statements.

                               AC MAGNETICS, INC.
                            dba M.C. DAVIS CO., INC.

                     Consolidated Statements of Operations

                   Years ended December 31, 1994 and 1995 and nine-month period ended September 30, 1996

                                          December 31,   December 31,   September 30,
                                              1994           1995            1996
                                          ------------   ------------   -------------
Revenue                                     $1,513,844     $1,702,951      $1,338,401
Cost of goods sold                           1,293,014      1,248,653         924,969
                                          ------------   ------------   -------------
         Gross margin                          220,830        454,298         413,432

Operating expenses:
   Selling, general and administrative         226,146        244,848         286,659
                                          ------------   ------------   -------------
Total operating expenses                       226,146        244,848         286,659

 Operating income (loss)                        (5,316)       209,450         126,773

Other income (expense):
   Interest income                                  --            609           1,176
   Interest expense                            (28,717)       (23,767)         (9,880)
   Other, net                                  (11,233)        (8,896)           (363)
                                          ------------   ------------   -------------
         Total other expense                   (39,950)       (32,054)         (9,067)

         Net income (loss)                  $  (45,266)    $  177,396      $  117,706
                                          ============   ============   =============

     See accompanying notes to consolidated financial statements.

                               AC MAGNETICS, INC.
                            dba M.C. DAVIS CO., INC.

                Consolidated Statements of Stockholders' Equity

                   Years ended December 31, 1994 and 1995 and nine-month period ended September 30, 1996

                                           Common Stock
                                           ------------                     Total
                                                             Retained    Stockholders'
                                        Shares      Amount   Earnings       Equity
                                        ------      ------   --------    -------------
Balance at January 1, 1994                1,000  $200,000  $ 147,263       $ 347,263
Net Loss                                     --        --    (45,266)        (45,266)

Balance at December 31, 1994              1,000   200,000    101,997         301,997
Net Income                                   --        --    177,396         177,396

Balance at December 31, 1995              1,000   200,000    279,393         479,393
Net Income                                   --        --    117,706         117,706

Dividends paid ($106 per share)              --        --   (105,553)       (105,553)

Balance at September 30, 1996             1,000  $200,000  $ 291,546       $ 491,546

See accompanying notes to consolidated financial statements.

                               AC MAGNETICS, INC.
                            dba M.C. DAVIS CO., INC.

                     Consolidated Statements of Cash Flows

                   Years ended December 31, 1994 and 1995 and nine-month period ended September 30, 1996

                                                     December 31,   December 31,   September 30,
                                                         1994           1994            1994
                                                     ------------   ------------   -------------
Cash flows from operating activities:
  Net income (loss)                                      $(45,266)       177,396         117,706
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation                                            48,647         51,221          41,588
   (Gain) loss on sale of property, plant and
    equipment                                               7,454         (1,945)        (11,660)
  Changes in operating assets and liabilities:
   Decrease (increase) in accounts receivable              58,045         13,202         (30,123)
   Decrease (increase) in inventories                        (304)        23,461         (41,328)
   Decrease (increase) in prepaid expenses
    and other assets                                      (39,029)        66,624          (3,464)
   Increase (decrease) in accounts payable                (25,849)       (68,610)         64,073
   Increase (decrease) in accrued liabilities              (3,378)         2,938         (17,601)
                                                        ---------      ---------       ---------
      Net cash provided by operating activities               320        264,287         119,191
                                                        ---------      ---------       ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment               (78,182)       (30,860)       (36,529 )
  Proceeds from sale of property, plant and
   equipment                                                7,000          4,000          20,572
                                                        ---------      ---------       ---------
      Net cash used in investing activities               (71,182)       (26,860)        (15,957)
                                                        ---------      ---------       ---------
Cash flows from financing activities:
  Repayment of long-term debt                              (1,417)      (161,167)        (67,133)
  Repayment of related party notes payable                     --        (10,000)             --
  Borrowing from financial institutions                    67,000             --         114,964
  Payment of dividends                                         --             --        (105,553)
                                                        ---------      ---------       ---------
     Net cash provided by (used in) financing
        activities                                         65,583       (171,167)        (57,722)
                                                        ---------      ---------       ---------
     Net increase (decrease) in cash and cash
          equivalents                                      (5,279)        66,260          45,512

  Cash and cash equivalents, beginning of period            5,328             49          66,309
                                                        ---------      ---------       ---------
  Cash and cash equivalents, end of period               $     49      $  66,309       $ 111,821
                                                        =========      =========       =========
Supplemental disclosure of cash flow information:
 Cash paid for:  Interest                                $ 21,172      $  27,958       $  13,234
                                                        =========      =========       =========

See accompanying notes to consolidated financial statements.

                               AC MAGNETICS, INC.
                            dba M.C. DAVIS CO., INC.

                   Notes to Consolidated Financial Statements

1.   ORGANIZATION

     AC Magnetics, Inc. dba M.C. Davis Company (the Company) manufactures and markets miniature and sub-miniature custom passive electronics for use by original equipment manufacturers.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation

     The consolidated financial statements include the accounts of AC Magnetics, Inc., dba M.C. Davis Company and its wholly owned subsidiary, M.C. Davis International S.P. de C.B. All significant intercompany balances and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents

     All highly liquid securities with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

     Concentrations of Credit Risk

     The Company sells products to customers, primarily electronic equipment manufacturers, and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost and are depreciated using an accelerated method over the estimated useful lives of the assets. Buildings are depreciated over thirty-one years; equipment, fixtures and vehicles are depreciated over five to seven years.

                              AC MAGNETICS, INC.
                           dba M.C. DAVIS CO., INC.

                  Notes to Consolidated Financial Statements

     Revenue Recognition

     The Company recognizes revenue from sales when a product is shipped.

     Income Taxes

     The stockholders have elected that the Company be taxed as a Subchapter "S" Corporation (S Corporation) for federal and State of Arizona income tax purposes. All tax attributes of the Company are passed through to the stockholders and related income taxes are to be paid by the stockholders. Therefore, no provision or liability for federal or State of Arizona corporate income taxes is reflected in the accompanying financial statements.

     Foreign Currency Translation

     The functional currency for the Company's foreign operations is their local currency. Assets and liabilities of foreign operations are denominated in U.S. dollars, and revenue and expenses are translated into U.S. dollars using average exchange rates for the year. Transaction gains and losses are included in operations and were not significant for the years ended December 31, 1994 and 1995 and for the nine-month period ended September 30, 1996.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              AC MAGNETICS, INC.
                           dba M.C. DAVIS CO., INC.

                  Notes to Consolidated Financial Statements

3. INVENTORIES

   Inventories are summarized as follows:
                                                December 31,   September 30,
                                                   1995            1996
                                                ------------   -------------
       Raw materials                            $ 169,363       $ 186,273
       Work in process                             36,257          38,000
       Finished goods                              43,442          71,117
       Less:  reserve for obsolescence            (25,000)        (30,000)
                                                 --------        --------
                                                $ 224,062       $ 265,390
                                                 ========        ========

4.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                December 31   September 30
                                                    1995          1996
                                                -----------    -----------
       Land                                     $   5,000       $   5,000
       Buildings                                  222,000         222,000
       Machinery and equipment                    374,899         370,984
       Office furniture and fixtures               14,512          19,132
       Vehicles                                    17,550          22,718
                                                ---------      ----------
           Total                                  633,961         639,834

       Less accumulated depreciation             (322,169)       (342,013)
                                                ---------       ---------
                                                $ 311,792       $ 297,821
                                                =========       =========

                               AC MAGNETICS, INC.
                            dba M.C. DAVIS CO., INC.

             Notes to Consolidated Financial Statements, Continued

5.    LONG-TERM DEBT

      Long-term debt is summarized as follows:

                                                   December 31,  September 30,
                                                       1995          1996
                                                   ------------  -------------

      Note payable, bank, interest at prime
        plus 2%; due April 4, 1997;
        collateralized by various assets;
        repaid October 1996                       $        --       $100,000
      Note payable, bank, interest at 9.75%;
        due in 36 monthly payments of $481;
        collateralized by a vehicle; repaid
        October 1996                                       --         14,964
      Note payable, bank, interest at prime
        plus 2%; due August 14, 1996;
        24 monthly payments of $9,615;
        collateralized by real property deed
        of trust                                       40,769             --
      Note payable, no interest; due
        June 1998; collateralized by building          67,000         47,000
      Other                                             6,364
                                                     --------       --------
                                                      114,133        161,964
                                                     ========       ========
      Less current portion                             67,133        105,000

      Long-term debt, net of current portion         $ 47,000       $ 56,964
                                                     ========       ========

          The future maturities of long-term debt after September 30, 1996 are as follows:

          Years Ending September 30:

          1997                          $105,000
          1998                            56,964
                                        --------
          Total                         $161,964

6.   RELATED PARTY TRANSACTIONS

     On November 1, 1993, the Chairman of the Board of Directors of the Company loaned $90,000 to the Company. The loan bears interest at 10% with interest and principal payable upon demand. The loan is unsecured. At December 31, 1994 and 1995 and September 30, 1996, the loan principal balances were $90,000, $80,000 and $80,000, respectively. Interest is paid upon demand and unpaid accrued interest is included in other accrued liabilities. The loan and interest was paid in October 1996.

7.   MAJOR CUSTOMERS

     One customer accounted for 33%, 25% and 23% of revenue for the fiscal periods ended December 31, 1994, December 31, 1995 and September 30, 1996, respectively. Another customer accounted for 18%, 11% and 18% of revenue for the fiscal periods ended December 31, 1994, December 31, 1995 and September 30, 1996, respectively. A third and fourth customer accounted for 14% and 13%, respectively, of revenue for the fiscal year ended December 31, 1995.

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

     Limitations

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Since the fair value is estimated as of September 30, 1996, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

     Accounts Receivable, Accounts Payable and Accrued Liabilities

     The carrying amount is assumed to be the fair value because of the short-term maturity of these instruments.

     Long-Term Debt

     The carrying value of the Company's long-term debt approximates the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

9.   SUBSEQUENT EVENT

     Effective September 30, 1996, the Company was purchased by Intercell Corporation in a stock for stock transaction. Each share of common stock of the Company was exchanged for 277.78 shares of Intercell common stock. In addition, the stockholders of the Company received $800,000 in cash from
     Intercell.     e

                  INTERCELL CORPORATION AND AC MAGNETICS, INC.

              Unaudited Pro Forma Combined Statement of Operations


          The following unaudited pro forma combined statement of operations gives effect to the acquisition by Intercell Corporation ("Intercell" or the "Company") of AC Magnetics, Inc. dba M.C. Davis Co., Inc. ("M.C. Davis") in a transaction accounted for by the purchase method. The unaudited pro forma combined statement of operations includes the consolidated statement of operations of Intercell for the year ended September 30, 1996, and M.C. Davis for the twelve months ended September 30, 1996. The twelve months ended September 30, 1996 for M.C. Davis includes the period from January 1, 1996 through September 30, 1996, appearing elsewhere in this Form 8-K, and the three-month period from October 1, 1995 through December 31, 1995. Pro forma adjustments have been made to give effect to the September 30, 1996 acquisition of M.C. Davis as if the acquisition had occurred on October 1, 1995.

          The following unaudited pro forma combined statement of operations is not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and M.C. Davis been combined during the period presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited pro forma combined statement of operations should be read in conjunction with the consolidated financial statements of the Company and subsidiaries and the consolidated financial statements of M.C. Davis and subsidiary appearing elsewhere in this Prospectus.

                                  Intercell           M.C. Davis
                                Year ended           Period ended         Period ended        Pro forma           Pro forma
                             September 30, 1996    September 30, 1996   December 31, 1995   adjustments/(1)/      combined
                             ------------------    ------------------   -----------------   ----------------   -------------
Net Revenue                         $ 3,405,000        $1,338,000            $421,000                 --        $  5,164,000
Cost of sales                         2,830,000           925,000             286,000                 --           4,041,000
                                    -----------        ----------            --------          ---------        ------------
     Gross profit                       575,000           413,000             135,000                 --           1,123,000

Selling, general and
  administrative expenses             5,241,000           287,000              81,000            307,000           5,916,000
                                    -----------        ----------            --------          ---------       -------------
Operating profit (loss)              (4,666,000)          126,000              54,000           (307,000)         (4,793,000)

Interest expense, net                    87,000             9,000               8,000                 --             104,000
                                    ===========        ==========            ========          =========       =============
     Net income (loss)              $(4,753,000)       $  117,000            $ 46,000          $(307,000)      $  (4,897,000)

     Net loss per share                                                                                                (0.41)
                                                                                                               =============
Shares used computing
  per share information                                                                                           12,057,565
                                                                                                               =============

     See Note to Unaudited Pro Forma Combined Statement of Operations.

                  INTERCELL CORPORATION AND AC MAGNETICS, INC.

          Note to Unaudited Pro Forma Combined Statement of Operations


(1)  Pro Forma Adjustments:

          The total purchase price of $1,800,000 has been allocated on a preliminary basis to the net assets acquired based on their relative estimated fair values as follows:

       Current assets                             $  544,000
       Property, plant and equipment                 383,000
       Goodwill and other intangibles              1,223,000
       Current liabilities assumed                  (293,000)
       Other liabilities assumed                     (57,000)
                                                  ----------
          Total purchase price                    $1,800,000
                                                  ==========
       Purchase price to be paid in cash          $  800,000
       Fair market value of stock to be issued     1,000,000
                                                  ----------
                                                  $1,800,000
                                                  ==========
          The pro forma adjustments applied to the historical statement of operations to arrive at the pro forma combined statement of operations reflects amortization expense of $262,000 related to goodwill and other intangibles resulting from the acquisition of M.C. Davis over its estimated useful life. The pro forma adjustments also reflect depreciation expenses of $45,000 related to fixed assets acquired in the M.C. Davis acquisition over their estimated useful lives.

          NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                               TABLE OF CONTENTS

                                   Page
                                   ----

PROSPECTUS SUMMARY...............     i
RISK FACTORS.....................     1
PLAN OF DISTRIBUTION.............    13
USE OF PROCEEDS..................    13
PRICE RANGE OF COMMON STOCK......    14
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS.....................    16
BUSINESS.........................    28
MANAGEMENT.......................    61
EXECUTIVE COMPENSATION...........    67
CERTAIN TRANSACTIONS.............    72
BENEFICIAL OWNERSHIP.............    74
SELLING SHAREHOLDERS.............    76
DESCRIPTION OF SECURITIES........    79
SHARES ELIGIBLE FOR FUTURE SALE..    86
LEGAL MATTERS....................    87
EXPERTS                              87
AVAILABLE INFORMATION............    88
ADDITIONAL INFORMATION...........    88
GLOSSARY.........................    89
 INDEX TO FINANCIAL STATEMENTS...   F-1



                             INTERCELL CORPORATION



                                 Common Stock

                         Common Stock Purchase Warrants


                               ----------------
                                  PROSPECTUS
                               ----------------






                                April __, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the Common Stock hereunder.

                                Payable by the
                                  Registrant
                                --------------
SEC registration fee..........     $  7,698.00
Accounting fees and expenses..       55,000.00
Legal fees and expenses.......       64,000.00
Printing costs................       25,000.00
Blue Sky fees and expenses....       10,000.00
Miscellaneous.................        2,000.00
                                   -----------
     Total....................     $163,698.00

           The foregoing items, except for the SEC registration fee are estimated.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

           The Company made the following unregistered sales of its securities from January 31, 1994 through January 31, 1997./(1)/

                       TITLE OF
DATE OF SALE          SECURITIES         AMOUNT         CONSIDERATION                              PURCHASER
---------------  ---------------------  ---------  ----------------------------  -------------------------------------------------

1)   12/30/94    Preferred Series A       210,000  Equipment valued at           Asia Skylink Corp.
                 and Warrants             210,000  $2,100,000.00

2)    7/7/95     Common                 5,412,191  Assets & Liabilities of       Energy Corporation
                                                   Energy Corporation
                                                   Recorded at $3,093,000

3)    7/7/95     Options to Purchase    1,600,000  Agreement to serve as         Terry W. Neild
                 Common Shares                     directors, officers and       Gordon J. Sales
                                                   counsel to Registrant         Mark S. Pierce
                                                                                 Corporate Advisors, Inc.


4)  11/9/95      Options to Purchase      700,000  Agreement to serve as         Gordon J. Sales
                 Common Stock, at                  Officers, Directors &         Mark S. Pierce
                 an exercise price of              Counsel to the Company        Terry W. Neild
                 $.50 per share                                                  Corporate Advisors, Inc.




5)  11/9/95      Options to Purchase      265,000  Agreement to Continue         10 Employees of California Tube
                 Common Stock, at                  Employment at CTL and to      Laboratories, Inc.;
                 an exercise price of              provide consulting services   S. Wilde and Alan M. Smith
                 $.50 per share                    to the Company


6)  12/22/95     Options to Purchase      716,180  Agreement to Provide          1. Communique Media Services, Ltd.
                 Common Stock, at                  Consulting Services to the    2. Financial Power Network, Inc.
                 an exercise price of              Company                       3. James O. Gray
                 $.50 per share                                                  4. Admiral House




7)  2/1/96       Options to Purchase      800,000  Agreement to provide          James O. Gray
                 Common Stock, at                  consulting services to the    L.L. Ross
                 an exercise price of              Company and for past          Wendy S. Gobbett
                 $.75 per share for                services of consultants
                 650,000 shares and
                 $1.25 per share for
                 150,000 shares



8)  3/3/96       Common Stock              96,606  Legal Services - valued at    Corporate Consultancy Services, Ltd.
                                                   $39,751

9)  3/28/96      Common Stock             126,761  Contribution to ESOP          California Tube Laboratory, Inc.
                                                   valued at $1.25 per share     Stock Bonus Employee Stock
                                                   for $158,451.15               Ownership Plan & Trust

 10)  3/29/96    Options to Purchase      550,000  Agreement to provide          Quidquia Management
                 Common Stock, at                  consulting services to the    Rocha Holdings, Ltd.
                 an exercise price of              Company
                 $.50 per share for
                 300,000 shares and
                 $.75 per share for
                 250,000 shares


11)  5/9/96      Common Stock             400,000  Conveyance of Land,           Sonora Station, Ltd.
                                                   Recorded at $1,000,000        Muriel J. Fulton
                                                                                 Barbara J. Drew
                                                                                 Darren Begley


12)  6/3/96      Options to Purchase      380,000  As consideration for past     David Blank
                 Common Stock, at                  services as employees of      James Martin
                 an exercise price of              CTL                           Lance Mullins
                 $.50 per share                                                  Tony Wynn




13)  6/12/96     Options to Purchase      400,000  As consideration for          Jeffrey Halbirt
                 Common Stock, at                  consulting services and as    Alan M. Smith
                 an exercise price of              an incentive to remain an
                 $.50 per share                    officer of the Company


14)  5/17/96     Common Stock              14,780  Legal Services - valued at    Charmirathor, Inc.
                                                   $16,554

15)  7/10/96     Series B Preferred         1,000  $  10,000,000                 Accredited Investors who are Non-U.S. Persons (23)
                 Stock and attached
                 Warrants to acquire      761,905
                 shares of Common
                 Stock

16)  7/10/96     Warrants to acquire      330,159  Services as Placement         Swartz Investments, LLC.
                 Common Stock, at a                Agent
                 price of $3.9375 per
                 share

17)  9/3/96      Common Stock           1,400,000  Exchange of shares of         Five (5) shareholders of Particle
                                                   Particle Interconnect, Inc.   Interconnect, Inc.
                                                   in a Triangular Merger,
                                                   which was accounted for
                                                   as an immaterial pooling
                                                   of interests.

18)  9/3/96      Options to Purchase      800,000  Agreement to serve as         Alan M. Smith
                 Common Stock, at                  Officers, Counsel or          Corporate Advisors, Inc.
                 an exercise price of              Consultant to Company         521508 B.C. Ltd.
                 $4.00 per share

19)  9/3/96      Options to Purchase      230,000  Agreement to serve as         Certain employees of PI Corp.
                 Common Stock, at                  officers or employees of
                 an exercise price of              the Company.
                 $4.00 per share

20)  10/8/96     Common Stock             277,778  Exchange of shares of         Three (3) shareholders of
                                                   A.C. Magnetics, Inc. in       A.C. Magnetics, Inc.
                                                   Triangular Merger, with a
                                                   total share value of
                                                   $1,000,000.


21) 12/16/96     Series C Preferred           525  $   5,250,000                 Accredited Investors (11)
                 Stock and attached       530,771
                 Warrants to acquire
                 Common Stock


22) 12/16/96     Warrants to acquire      214,615  Services as Placement         Swartz Investments, LLC and
                 Common Stock                      Agent                         Assignees
-----------------

/(1)/ During the period commencing September, 1996 through January 31, 1997, certain holders of the Series B Preferred Stock, pursuant to the Certificate of Designation, converted a total of 810 shares of Series B Preferred Stock into 2,636,530 shares of Common Stock which were issued without registration pursuant to the exemption provided by Regulation S.

       UNDERWRITERS

       Other than Swartz Investments, LLC ("Swartz"), no underwriter or selling or placement agent was involved in any of the transactions described above. Swartz was engaged as selling agent in connection with the sale of the Series B Preferred Stock and Series C Preferred Stock and was paid compensation equivalent to 11% of the aggregate funds raised in such placements. In addition, it received warrants to purchase shares of Common Stock equal to 10% of the aggregate securities sold, assuming that the holders of the Series B Preferred Stock and Series C Preferred Stock and related warrants, converted their Series B and Series C Preferred Stock or exercised their warrants at the Fixed Conversion Price. See "DESCRIPTION OF SECURITIES" in the Prospectus.

       EXEMPTION FROM REGISTRATION CLAIMED

       All of the sales by the Company of its unregistered securities (except for those described in Item 15, which were made pursuant to Regulation S and those described in Item 21, which were made pursuant to Rule 506 of Regulation D adopted under the Securities Act of 1933, as amended) were made by Registrant in reliance upon Section 4(2) of the Securities Act of 1933, as amended. All of the individuals who purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, employees, relatives or members of the immediate family of management. All purchasers were provided access to all material information which they requested and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

       The sale of One Thousand (1,000) convertible Class B Preferred Stock was made pursuant to and in compliance with Regulation S. The offering was restricted to and entirely purchased by Twenty-Three (23) institutional accredited investors. Extensive documentation was prepared and utilized to insure compliance with the terms, conditions and provisions of Regulation
     S. All purchasers and the Registrant were represented by their own independent counsel, tax advisors, accounting firms and other advisors. The Company undertook and implemented control procedures to assure compliance with the terms and conditions of Regulation S.

       The sale of Five Hundred and Twenty-Five (525) Convertible Class C Preferred Stock was made pursuant to and in compliance with Rule 506 of Regulation D. The offering was restricted to and entirely purchased by eleven institutional accredited investors. Extensive documentation was prepared and utilized to insure compliance with the terms, conditions and provisions of Regulation D. All purchasers, including the Company were represented by their own independent counsel, tax advisors, accounting firms and other advisors. The Company and its transfer agent undertook and implemented control procedures to assure compliance with the terms and conditions of Regulation D.

     ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a) EXHIBITS. The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.


     EXHIBIT NO.                        DESCRIPTION
     -----------                        -----------

     2.1/(1)/ Agreement and Plan of Reorganization, dated July 7, 1995, between the Company and Modern Industries, Inc.

     2.2/(4)/ Plan and Agreement of Merger dated September 3, 1996, by and between Particle Interconnect, Inc., Particle Interconnect Corporation and the Company.

     2.3/(5)/ Agreement and Plan of Merger dated October 14, 1996, by and between AC Magnetics, Inc., doing business as M.C. Davis Company, Cellular Magnetics, Inc. and the Company.

     3.1/(1)/ Articles of Incorporation of the Company, and all amendments thereto, as amended.

     3.2/(1)/     Bylaws of the Company.

     4.1/(1)/     Form of Common Stock Certificate.

     4.2 Certificate of Designation for Series B Preferred Stock is included in the Company's Articles of Incorporation filed as
                  Exhibit 3.1 and incorporated herein by reference.

     4.3/(2)/     Specimen of Warrant attached to Series B Preferred Stock.

     4.4 Certificate of Designation for Series C Preferred Stock is included in the Company's Articles of Incorporation filed as
                  Exhibit 3.1 and is incorporated herein by reference.

     4.5/(1)/     Form of Warrant attached to Series C Preferred Stock.

     4.6/(1)/ Specimen of Registration Rights Agreement for Series B Preferred Stock.

     4.7/(1)/ Specimen of Registration Rights Agreement for Series C Preferred Stock.

     4.8/(1)/ Plan of Liquidating Dissolution of Energy Corporation dated July 8, 1996.

     5.1/(6)/ Opinion of Kutak Rock as to the legality of the Common Stock being registered.

     10.1/(3)/   1995 Compensatory Stock Option Plan.

     10.2/(1)/   Assignment Agreement dated September 3, 1996, assigning certain
                 Patents and Patent Applications and trade secrets relating to the PI Technology to the Company, as assignee, and Particle
                 Interconnect, Inc. as assignor.

     10.3/(1)/   Assignment Agreement dated June 5, 1996, assigning the Patent
                 Application for the Antenna Technology to the Company, as assignee, and El-Badawy Amien El-Sharawy, as assignor.

     10.4/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                 September 1, 1996, between Gordon J. Sales and the Company.

     10.5/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                 September 1, 1996, between Alan M. Smith and the Company.

     10.6/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                 September 1, 1996 between Terry W. Neild and the Company.

     10.7/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                 October 22, 1996 between Steven D. Clark and PI Corp.

     10.8/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                 September 1, 1996 between Lawrence DiFrancesco and PI Corp.

     10.9/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                 October 8, 1996 between Jerry W. Tooley and Cellular Magnetics.

     10.10/(1)/  Employment and Non-Disclosure Non-Competition Agreement, dated
                 October 8, 1996 between David Putnam and Cellular Magnetics.

     11/**/      Statement regarding Computation of Per Share Earnings.

     21/(1)/     Subsidiaries of the Company.

     23.1/*/     Consent of KPMG Peat Marwick LLP.

     23.2/*/    Consent of Mark Shelley, CPA.

     23.3/*/    Consent of Michael A. Glenn, Esq.

     23.4/*/    Consent of Meschkow & Gresham, P.L.C.

     23.5 Consent of Kutak Rock is included in Exhibit 5.1 and incorporated herein be reference.

     27/**/     Financial Data Schedule.
     _________________

     /*/  Filed herewith.

     /**/  Previously filed.

     /(1)/ Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1996.
     /(2)/ Incorporated by reference to the Company's Current Report on Form 8-K dated July 10, 1996.
     /(3)/ Incorporated by reference to the Company's Current Registration
           Statement on Form S-8, Registration No. 333-604, effective January 24, 1996.
     /(4)/ Incorporated by reference to the Company Current Report on Form 8-K dated September 3, 1996.
     /(5)/ Incorporated by reference to the Company Current Report on Form 8-K dated October 14, 1996.

     /(6)/ To be filed by amendment.

               (b) FINANCIAL STATEMENT SCHEDULES. See "Index to Financial Statements" on page F-1.

                                SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 2, 1997.

                                         INTERCELL CORPORATION


     Dated:  April 2, 1997               By /s/ Alan M. Smith
                                         -------------------------------------
                                            Alan M. Smith, Secretary,
                                            Treasurer, Chief Financial Officer
                                            and Director

            Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                TITLE                             DATE
            ---------                -----                             ----

     By:/s/ **               President, Chief Executive Officer
     ----------------------  and Director                         April 2, 1997
            Gordon J. Sales  (Principal Executive Officer)


     By:/s/ Alan M. Smith    Secretary, Treasurer, Chief
     ----------------------  Financial Officer and Director       April 2, 1997
            Alan M. Smith    (Principal Financial and
                              Accounting Officer)

     By:/s/ **               Executive Vice President and         April 2, 1997
     ----------------------  Director
            Terry W. Neild


     By:/s/ **               Director                             April 2, 1997
     ----------------------
           Charles E. Bauer

     By:/s/ **               Director                             April 2, 1997
     ----------------------
         Theodore A. Waibel


     ** By:/s/  Alan M. Smith
          Alan M. Smith, as attorney-in-fact
          pursuant to a power-of-attorney
          previously filed with this
          Registration Statement

                               INDEX TO EXHIBITS


     EXHIBIT NO. DESCRIPTION
     ----------- -----------

     2.1/(1)/ Agreement and Plan of Reorganization, dated July 7, 1995, between the Company and Modern Industries, Inc.

     2.2/(4)/ Plan and Agreement of Merger dated September 3, 1996, by and between Particle Interconnect, Inc., Particle Interconnect Corporation and the Company.

     2.3/(5)/ Agreement and Plan of Merger dated October 14, 1996, by and between AC Magnetics, Inc., doing business as M.C. Davis Company, Cellular Magnetics, Inc. and the Company.

     3.1/(1)/ Articles of Incorporation of the Company, and all amendments thereto, as amended.

     3.2/(1)/    Bylaws of the Company.

     4.1/(1)/    Form of Common Stock Certificate.

     4.2 Certificate of Designation for Series B Preferred Stock is included in the Company's Articles of Incorporation filed as
                 Exhibit 3.1 and incorporated herein by reference.

     4.3/(2)/    Specimen of Warrant attached to Series B Preferred Stock.

     4.4 Certificate of Designation for Series C Preferred Stock is included in the Company's Articles of Incorporation filed as
                 Exhibit 3.1 and is incorporated herein by reference.

     4.5/(1)/    Form of Warrant attached to Series C Preferred Stock.

     4.6/(1)/ Specimen of Registration Rights Agreement for Series B Preferred Stock.

     4.7/(1)/ Specimen of Registration Rights Agreement for Series C Preferred Stock.

     4.8/(1)/ Plan of Liquidating Dissolution of Energy Corporation dated July 8, 1996.


     5.1/(6)/ Opinion of Kutak Rock as to the legality of the Common Stock being registered.

     10.1/(3)/   1995 Compensatory Stock Option Plan.

     EXHIBIT NO.  DESCRIPTION
     -----------  -----------


     10.2/(1)/    Assignment Agreement dated September 3, 1996, assigning
                  certain Patents and Patent Applications and trade secrets relating to the PI Technology to the Company, as assignee, and Particle Interconnect, Inc. as assignor.

     10.3/(1)/    Assignment Agreement dated June 5, 1996, assigning the Patent
                  Application for the Antenna Technology to the Company, as assignee, and El-Badawy Amien El-Sharawy, as assignor.

     10.4/(1)/    Employment and Non-Disclosure Non-Competition Agreement, dated
                  September 1, 1996, between Gordon J. Sales and the Company.

     10.5/(1)/    Employment and Non-Disclosure Non-Competition Agreement, dated
                  September 1, 1996, between Alan M. Smith and the Company.

     10.6/(1)/    Employment and Non-Disclosure Non-Competition Agreement, dated
                  September 1, 1996 between Terry W. Neild and the Company.

     10.7/(1)/    Employment and Non-Disclosure Non-Competition Agreement, dated
                  October 22, 1996 between Steven D. Clark and PI Corp.

     10.8/(1)/    Employment and Non-Disclosure Non-Competition Agreement, dated
                  September 1, 1996 between Lawrence DiFrancesco and PI Corp.

     10.9/(1)/    Employment and Non-Disclosure Non-Competition Agreement, dated
                  October 8, 1996 between Jerry W. Tooley and Cellular
                  Magnetics.

     10.10/(1)/   Employment and Non-Disclosure Non-Competition Agreement, dated
                  October 8, 1996 between David Putnam and Cellular Magnetics.


     11/**/       Statement regarding Computation of Per Share Earnings.

     21/(1)/      Subsidiaries of the Company.

     23.1/*/      Consent of KPMG Peat Marwick LLP.

     23.2/*/      Consent of Mark Shelley, CPA.

     23.3/*/      Consent of Michael A. Glenn, Esq.

     23.4/*/      Consent of Meschkow & Gresham, P.L.C.

     23.5 Consent of Kutak Rock is included in Exhibit 5.1 and incorporated herein be reference.

     EXHIBIT NO.  DESCRIPTION
     -----------  -----------

     27/**/       Financial Data Schedule.

     _________________

     /*/Filed herewith

     /**/Previously filed

     /(1)/ Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1996.
     /(2)/ Incorporated by reference to the Company's Current Report on Form 8-K dated July 10, 1996.
     /(3)/ Incorporated by reference to the Company's Current Registration Statement on Form S-8, Registration No. 333-604, effective January 24, 1996.
     /(4)/ Incorporated by reference to the Company Current Report on Form 8-K dated September 3, 1996.
     /(5)/ Incorporated by reference to the Company Current Report on Form 8-K dated October 14, 1996.

     /(6)/ To be filed by amendment.